UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

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EMAGEON INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1200 Corporate Drive
Suite 200
Birmingham, Alabama 35242

November 14, 2008

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Emageon Inc. to be held on December 17, 2008 at 9:00 a.m., local time, at 1200 Corporate Drive, Suite 200, Birmingham, Alabama. At the special meeting, you will be asked to consider and vote on, among other things, a proposal to adopt the Agreement and Plan of Merger, dated October 13, 2008, by and among Emageon, Health Systems Solutions, Inc. and HSS Acquisition Corp., as it may be amended from time to time.

Under the merger agreement, HSS Acquisition Corp. will merge with and into Emageon with Emageon continuing as the surviving corporation and as a wholly owned subsidiary of Health Systems Solutions. If the merger is completed, holders of Emageon common stock will be entitled to receive $2.85 in cash, without interest and less any applicable withholding tax, for each share of Emageon common stock that they own as of the effective time of the merger.

After careful consideration, our Board of Directors approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Emageon and its stockholders. Our Board of Directors unanimously recommends that you vote “FOR” the adoption of the merger agreement at the special meeting.

The enclosed proxy statement provides detailed information about the merger agreement and the merger. We encourage you to read the proxy statement carefully.

The merger agreement must be adopted by the affirmative vote of holders of a majority of the outstanding shares of our common stock, so your vote is very important, regardless of the number of shares that you own. On behalf of the Board of Directors, I urge you to vote your shares by completing, signing, dating and returning the enclosed proxy card as soon as possible, even if you currently plan to attend the special meeting.

Thank you for your support. We look forward to seeing you at the special meeting.

Sincerely,

Charles A. Jett, Jr.
Chief Executive Officer

This proxy statement is dated November 14, 2008, and is first being mailed to
Emageon stockholders on or about November 17, 2008.

1200 Corporate Drive
Suite 200
Birmingham, Alabama 35242

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 17, 2008

To the Stockholders of Emageon Inc.:

Notice is hereby given that a special meeting of the stockholders of Emageon Inc., a Delaware corporation, will be held on December 17, 2008, at 9:00 a.m., local time, at 1200 Corporate Drive, Suite 200, Birmingham, Alabama, for the following purposes:

1. to consider and vote upon the adoption of the Agreement and Plan of Merger, dated October 13, 2008, by and among Emageon Inc., Health Systems Solutions, Inc. and HSS Acquisition Corp., as it may be amended from time to time, as more fully described in the enclosed proxy statement;

2. to consider and vote on any proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of the foregoing proposal; and

3. to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors of Emageon has fixed the close of business on November 12, 2008 as the record date for the special meeting. Only holders of record of Emageon common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. At the close of business on the record date, 21,449,459 shares of Emageon common stock were outstanding and entitled to vote.

Holders of Emageon common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if they meet certain conditions. See “The Merger — Appraisal Rights” on page 49. A copy of Section 262 of the Delaware General Corporation Law is attached to the proxy statement as Annex E.

Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of Emageon’s common stock is required to adopt the merger agreement, and the affirmative vote of at least a majority of the votes cast by holders of Emageon’s common stock is required to approve any proposal to adjourn the special meeting.

All stockholders are invited to attend the special meeting in person. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy to ensure that your shares will be represented at the special meeting if you are unable to attend. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. Holders of common stock may revoke their proxies in the manner described in the accompanying proxy statement at any time before they have been voted at the special meeting.

Our Board of Directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement at the special meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Emageon Inc.

John W. Wilhoite
Corporate Secretary

Birmingham, Alabama
November 14, 2008

Annexes

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

SUMMARY TERM SHEET

This summary, together with the section of this proxy statement entitled “Questions and Answers About the Special Meeting and the Merger,” highlights selected information from this proxy statement and may not contain all of the information that is important to you as an Emageon stockholder. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents we refer to in this proxy statement. The merger agreement is attached as Annex A to this proxy statement. Before voting on the proposal to adopt the merger agreement, we encourage you to read the merger agreement as it is the legal document that governs the merger.

Except as otherwise specifically noted in this proxy statement, “we,” “our,” “us” and similar words in this proxy statement refer to Emageon Inc. In addition, we sometimes refer to Emageon Inc. as “Emageon” or the “company,” to Health Systems Solutions, Inc. as “HSS” or “Health Systems Solutions,” to HSS Acquisition Corp. as “Merger Sub,” and to the Agreement and Plan of Merger, dated as of October 13, 2008, among Emageon, HSS and Merger Sub, as it may be amended from time to time, as the “merger agreement.”

The Companies (page 21)

Emageon Inc.
1200 Corporate Drive, Suite 200
Birmingham, Alabama 35242
Phone: (205) 980-9222

We provide an enterprise-level information technology solution for the clinical analysis and management of digital medical images within multi-hospital networks, community hospitals and diagnostic imaging centers. Our solution consists of advanced visualization and image management software for multiple medical specialties, third-party components and comprehensive support services. Our web-enabled advanced visualization software, which is hosted by the customer, provides physicians across the enterprise, in multiple medical specialties and at any network access point, with dynamic tools to manipulate and analyze images in both a two dimensional and three dimensional perspective. With these tools, physicians have the ability to better understand internal anatomic structure and pathology, which can improve clinical diagnoses, disease screening and therapy planning. Our open standard solution is designed to help customers improve staff productivity, enhance revenue opportunities, automate complex medical imaging workflow, lower total cost of ownership and provide better service to physicians and patients. Emageon is publicly traded on The NASDAQ Global Market under the symbol “EMAG.”

Health Systems Solutions, Inc.
42 West 39th Street, 6th Floor
New York, NY 10018
Phone: (212) 798-9400

HSS is a technology and services company dedicated to bringing innovation to the health care industry. HSS’s objective is to leverage its understanding of current and next-generation technologies to offer value-added products and services which will generate improved clinical, operational and financial outcomes for its clients. HSS’s portfolio of products and services extends across many segments of health care including home health care, medical staffing, acute and post-acute facilities and telehealth/telemedicine. HSS’s business is grouped into three segments: technology solutions, software and consulting. HSS is publicly traded on the OTC Bulletin Board under the symbol “HSSO.”

HSS Acquisition Corp.
42 West 39th Street, 6th Floor
New York, NY 10018
Phone: (212) 798-9400

Merger Sub, a wholly owned subsidiary of HSS, was organized solely for the purpose of entering into the merger agreement with us and completing the merger and has not conducted any business operations.

The Merger (page 54)

The merger agreement provides that Merger Sub will merge with and into Emageon, with Emageon continuing as the surviving corporation and as a wholly owned subsidiary of HSS. At the effective time of the merger, each share of our common stock that is outstanding immediately prior to the effective time of the merger, other than shares owned by us, HSS, Merger Sub, any of our subsidiaries or by stockholders properly exercising appraisal rights under Delaware law, will be automatically converted into the right to receive $2.85 in cash, without interest and less any applicable withholding taxes.

Merger Consideration (page 54)

Common Stock

If the merger is completed, you will receive $2.85 in cash, without interest and less any applicable withholding taxes, in exchange for each share of Emageon common stock that you own.

After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as an Emageon stockholder and will have no rights as an HSS stockholder. Emageon stockholders will receive the merger consideration after exchanging their Emageon stock certificates (or book-entry shares) in accordance with the instructions contained in a letter of transmittal to be mailed to our stockholders promptly (but in no event more than three business days) after the effective time of the merger.

Treatment of Stock Options and Stock-Based Awards

Stock Options

At the effective time of the merger, each outstanding option to acquire our common stock will become fully vested and will be cancelled, and the holder will be entitled to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of the maximum number of shares of common stock subject to such option with respect to which such option has not previously been exercised, multiplied by the excess of $2.85 over the exercise price per share of such option.

Restricted Stock

At the effective time of the merger, each outstanding share of common stock held subject to a restricted stock agreement will become fully vested and free of all restrictions and will be cancelled and converted into the right to receive an amount in cash, without interest and less any applicable withholding tax, equal to the per share merger consideration of $2.85.

Restricted Stock Units

At the effective time of the merger, each outstanding restricted stock unit award will be cancelled, and the holder will be entitled to receive an amount in cash, without interest and less any applicable withholding tax, equal to the maximum number of shares of common stock subject to such restricted stock unit award, multiplied by the per share merger consideration of $2.85, and will also receive any dividend equivalents accrued, but not yet distributed, with respect to such restricted stock unit award (other than any such dividend equivalents that are held in the form of restricted stock units as of the effective time of the merger).

Financing (page 61)

The total amount of funds necessary to complete the merger and the related transactions is expected to be obtained through the sale by HSS of convertible debentures and warrants to Stanford International Bank, Limited, which we refer to as SIBL, pursuant to the terms of a Convertible Secured Debenture Purchase Agreement, dated as of October 12, 2008, which we refer to as the debenture purchase agreement. HSS has advised us that SIBL beneficially owns approximately 86% of HSS’s outstanding common stock. SIBL’s purchase of the debenture pursuant to which the merger consideration will be financed is subject to satisfaction of the closing conditions in the merger agreement and certain other customary closing conditions. HSS’s obligation to complete the merger is not contingent on its ability to obtain financing.

Market Price and Dividend Data (page 16)

Our common stock is listed on The NASDAQ Global Market under the symbol “EMAG.” On October 13, 2008, the last full trading day prior to the public announcement of the merger, the closing price for our common stock was $2.08 per share. On November 13, 2008, the last trading day prior to the date of this proxy statement, the closing price for our common stock was $2.36 per share.

Reasons for the Merger and Recommendation of Emageon’s Board of Directors (page 36)

In the course of reaching its decision to approve the merger agreement and to recommend that Emageon stockholders vote to adopt the merger agreement, our Strategic Alternatives Committee and Board of Directors consulted with our senior management and the independent financial advisors and legal counsel to the Strategic Alternatives Committee and Emageon, reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•	the results of the investigation of strategic alternatives conducted by the Strategic Alternatives Committee of our Board of Directors and its financial advisors, Jefferies & Company, Inc., who we refer to as Jefferies, and SunTrust Robinson Humphrey, Inc., who we refer to as SunTrust Robinson Humphrey, before entering into the merger agreement;

•	the attractiveness of the merger compared to other strategic alternatives reasonably available to us;

•	the fact that the per share merger consideration represented the highest price received in the final bidding process and an approximate 27% premium over the closing price of Emageon common stock on the last trading date prior to the announcement of the merger, an approximate 26% premium over the average closing price over the three months preceding the execution of the merger agreement and an approximate 16.2% premium over the average closing price since January 1, 2008;

•	the fact that the merger consideration will be paid in cash, which provides certainty and immediate value to our stockholders;

•	the financial presentation and opinion of SunTrust Robinson Humphrey that the proposed per share merger consideration of $2.85 is fair, from a financial point of view, to the stockholders of Emageon;

•	the increasing level of uncertainty associated with our business as a result of conditions in our primary market, slower overall demand for medical imaging software, hardware and support services, and disruption of our base of existing and potential customers as a result of our investigation of strategic alternatives;

•	the potential for continued negative effects on our business resulting from deterioration in general economic conditions and the tightening of credit markets;

•	the significant costs associated with continuing as an independent public company in light of the relative size and scale of our operations for the foreseeable future;

•	the terms of HSS’s financing from SIBL, its majority shareholder, the fact that the merger is not subject to a financing condition and the resulting increased certainty that the proposed acquisition will be completed;

•	the terms of the merger agreement, which, among other things, permit our Strategic Alternatives Committee and Board of Directors to exercise their fiduciary duties to our stockholders under Delaware corporate law to consider unsolicited acquisition proposals and to change the Board’s recommendation with respect to the merger, as well as the limited number and nature of closing conditions and the limited risk of non-satisfaction of the closing conditions; and

•	the deposit by HSS of $5.0 million in escrow, which is available to us as a non-exclusive remedy under certain circumstances if HSS’s financing is not timely available or HSS is determined by a final non-appealable court order to have intentionally breached the merger agreement.

Our Board of Directors put significant weight on the analysis and unanimous recommendation of the Strategic Alternatives Committee as well as the financial presentations of SunTrust Robinson Humphrey and Jefferies prepared for the Strategic Alternatives Committee and delivered to our Board of Directors at such committee’s request and the fact that such committee received an opinion delivered by SunTrust Robinson Humphrey as to the fairness, from a financial point of view, of the merger consideration to the holders of Emageon common stock.

Our Board of Directors unanimously approved and adopted the merger agreement, approved the merger and the other transactions contemplated by the merger agreement, determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Emageon and its stockholders, and recommends that our stockholders vote “FOR” adoption of the merger agreement, and “FOR” the proposal to adjourn the special meeting if necessary or appropriate to solicit additional proxies.

Opinion of Emageon’s Financial Advisor (page 38)

SunTrust Robinson Humphrey, Inc., which is referred to as SunTrust Robinson Humphrey throughout this proxy statement, delivered its oral opinion to the Strategic Alternatives Committee of the Board of Directors of Emageon, subsequently confirmed in writing, to the effect that as of October 13, 2008, and based upon and subject to certain matters stated therein, the merger consideration to be received by the holders of Emageon common stock pursuant to the merger agreement is fair, from a financial point of view, to the holders of Emageon’s common stock.

The full text of SunTrust Robinson Humphrey’s written opinion, dated October 13, 2008, to the Strategic Alternatives Committee, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The description of the SunTrust Robinson Humphrey opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Holders of Emageon common stock are encouraged to read the opinion in its entirety.

SunTrust Robinson Humphrey’s opinion was rendered at the request and for the benefit of the Strategic Alternatives Committee in its evaluation of the transaction. The opinion does not address the merits of the transaction as compared to alternative transactions or strategies that may be available to Emageon nor does it address Emageon’s underlying decision to engage in the transaction or any other aspect or implication of the transaction or any other agreement, arrangement or understanding entered into by Emageon or any other person in connection with the transaction. The opinion also does not constitute a recommendation as to how any stockholder should vote or act with respect to any matter relating to the merger.

Interests of Emageon’s Executive Officers and Directors in the Merger (page 44)

When considering the recommendation of our Board of Directors, you should be aware that members of our Board of Directors and our executive officers have interests in the merger other than their interests as Emageon stockholders generally, including those interests described below. These interests may be different from, or in conflict with, your interests as an Emageon stockholder. The members of our Strategic Alternatives Committee and our Board of Directors were aware of these additional interests, and considered them, when they approved the merger agreement.

•	All outstanding stock options and restricted stock units held by our executive officers and directors will, as applicable and in the same manner as our other stockholders, become fully vested and free of restrictions, and will be converted into the right to receive cash consideration.

•	Charles A. Jett, Jr., our current President and Chief Executive Officer, is a party to an employment agreement and a severance agreement with us. Under the severance agreement, Mr. Jett’s employment with us will terminate upon the effectiveness of the merger, and he will be entitled to receive the severance payments and benefits, and, if necessary, “gross-up” payments related thereto, that are provided for under his employment and severance agreements following the termination of his employment in connection with a change in control of Emageon.

•	Keith Stahlhut, our acting Principal Operating Officer, entered into an employment agreement with HSS on October 10, 2008 that will be effective as of the effective time of the merger. Under Mr. Stahlhut’s employment agreement, he will be employed by HSS as the President of the HSS Emageon division (a division of HSS that will consist of the business of Emageon) following the merger. The employment agreement is for a three-year term beginning on the date of closing of the merger, and provides, among other things, for the payment of base salary and a performance bonus, and the grant of options to purchase shares of common stock of HSS.

•	Our directors Augustus K. Oliver and Benner Ulrich are a principal and employee, respectively, of Oliver Press Partners, LLC, which, through its affiliates, is the beneficial owner of approximately 16.64% of our outstanding common stock. On June 22, 2008, we entered into an agreement with Mr. Jett and affiliates of Oliver Press Partners terminating the proxy contest with respect to our 2008 annual meeting of stockholders. Under the agreement, among other things, we agreed to appoint Messrs. Oliver and Ulrich to our Board of Directors, to elect Bradley S. Karro to our Board of Directors, to appoint Messrs. Ulrich and Karro to the Strategic Alternatives Committee of our Board of Directors and to reconstitute the Strategic Alternatives Committee to recommence its investigation of strategic alternatives for Emageon.

•	Certain of our other executive officers are party to employment agreements with us under which they will receive severance benefits if their employment is terminated under certain circumstances.

•	The merger agreement provides for indemnification arrangements for each of our current and former directors and officers that will continue for six years following the effective time of the merger.

•	The merger agreement provides for continuing arrangements regarding directors’ and officers’ liability insurance policies to cover our present and former directors and officers for a period of six years following the effective time of the merger.

We have been informed that HSS and Mr. Jett anticipate that they will enter into an agreement for Mr. Jett to provide consulting services to the combined company following the merger, but the terms and conditions of any such engagement are subject to further negotiation and discussion and have not been finalized.

HSS has initiated discussions with certain members of our existing senior management team in addition to Mr. Stahlhut and Mr. Jett regarding employment or engagement with the surviving corporation in the merger. Prior to completion of the merger, certain of these members of our existing senior management team may enter into new agreements and/or amendments to existing employment or severance agreements with HSS or Merger Sub regarding employment or engagement with the surviving corporation in the merger.

The Special Meeting (page 17)

Date, Time, Place and Purpose

A special meeting of our stockholders will be held on December 17, 2008, at 1200 Corporate Drive, Suite 200, Birmingham, Alabama, at 9:00 a.m., local time, to:

•	consider and vote upon a proposal to adopt the merger agreement;

•	consider and vote upon a proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of the foregoing proposal; and

•	transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date and Voting Power

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on November 12, 2008, which is the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock that you owned at the close of business on the record date. There were 21,449,459 shares of our common stock entitled to be voted at the special meeting as of the record date.

Required Vote

The adoption of the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date. Approval of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of at least a majority of the votes cast by holders of our common stock that are present, in person or by proxy, at the special meeting provided a quorum is present in person or by proxy at the special meeting.

Voting Agreements (page 18)

In connection with the execution of the merger agreement, HSS and Merger Sub entered into voting agreements with our directors, certain of our officers and our largest stockholder pursuant to which they agreed to vote all of their shares of Emageon common stock in favor of adoption of the merger agreement and against any competing transaction or proposal. As of the record date for the special meeting, the officers, directors and stockholder who entered into the voting agreements collectively held and were entitled to vote 3,794,387 shares of Emageon common stock, which represents approximately 17.69% of the outstanding Emageon common stock entitled to vote at the special meeting.

Conditions to Closing (page 62)

The closing of the merger is subject to a number of mutual conditions, including the adoption by our stockholders of the merger agreement, the expiration or termination, if applicable, of the regulatory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, the approval or consent, if applicable, of governmental entities under applicable foreign merger control laws, and there being no law or order in effect that makes illegal or otherwise prevents or prohibits the consummation of the merger.

HSS’s and Merger Sub’s obligations to complete the merger are subject to the following additional conditions:

•	the accuracy of our representations and warranties in the merger agreement;

•	our performance, in all material respects, of our obligations under the merger agreement, and our compliance, in all material respects, with our agreements and covenants under the merger agreement;

•	the absence of any material adverse effect with respect to us;

•	our certification to HSS at closing that the conditions with respect to our representations, warranties, obligations, agreements and covenants have been satisfied; and

•	the receipt of required waivers or consents under certain of our contracts.

Our obligation to complete the merger is subject to the following additional conditions:

•	the accuracy of HSS’s and Merger Sub’s representations and warranties in the merger agreement;

•	the performance, in all material respects, by HSS and Merger Sub of their obligations under the merger agreement, and the compliance, in all material respects, of HSS and Merger Sub with their agreements and covenants under the merger agreement; and

•	the certification by HSS to us at closing that the conditions with respect to its representations, warranties, obligations, agreements and covenants have been satisfied.

Consummation of the merger is not conditioned on HSS obtaining financing.

No Solicitation (page 59)

The merger agreement restricts our ability to initiate, solicit or knowingly encourage or knowingly facilitate the submission of, or to engage in negotiations with respect to, any takeover proposal involving Emageon. Notwithstanding these restrictions, before the adoption of the merger agreement by our stockholders and subject to the terms and conditions of the merger agreement, as long as we have not breached our non-solicitation obligations under the merger agreement, we may engage in discussions and negotiations with, and provide certain information to, any person who has made an unsolicited bona fide written takeover proposal that our Strategic Alternatives Committee or Board of Directors has determined in good faith, after consultation with its outside legal counsel and its financial advisors, constitutes, or would be reasonably expected to lead to, a superior proposal, and with respect to which our Strategic Alternatives Committee or Board of Directors has determined in good faith that failure to take such action could result in a violation of its fiduciary duties to our stockholders under applicable law.

In addition, under the terms of the merger agreement, our Board of Directors may not change its recommendation to our stockholders that they adopt the merger agreement or recommend or endorse any takeover proposal, and we may not terminate the merger agreement and enter into an agreement for a takeover proposal, unless:

•	our Strategic Alternatives Committee or Board of Directors determines in good faith, after consultation with its outside legal counsel and its financial advisors, that the takeover proposal constitutes a superior proposal, and that, after consultation with its outside legal counsel, failing to take such action could result in a breach of its fiduciary duties;

•	we provide HSS with at least three business days’ prior written notice, and negotiate in good faith with HSS during such three-day period; and

•	in the event of a termination of the merger agreement, we pay a termination fee of $3.0 million and enter into a new definitive agreement with respect to the superior proposal simultaneously with the termination of the merger agreement.

We have agreed to promptly notify HSS of the receipt of any takeover proposal, request for non-public information concerning a takeover proposal or any bona fide inquiry or request for discussions or negotiations regarding any takeover proposal.

Termination of Merger Agreement (page 63)

Emageon and HSS may terminate the merger agreement at any time by mutual written consent. The merger agreement also may be terminated by either Emageon or HSS upon written notice to the other if:

•	the effective time of the merger is not on or before March 31, 2009;

•	the merger agreement is submitted to, but is not adopted by, our stockholders at a duly convened stockholders’ meeting; or

•	a law or governmental entity prohibits, or a final order restrains or prohibits, completion of the merger despite the terminating party’s reasonable best efforts to remove or avoid the prohibition or order.

HSS may terminate the merger agreement by written notice to Emageon if:

•	our Board withdraws, modifies or qualifies its recommendation to our stockholders that they adopt the merger agreement;

•	our Board approves, recommends or endorses a takeover proposal other than the merger;

•	our Board enters into an agreement accepting another takeover proposal;

•	we fail to include in this proxy statement our Board’s recommendation that our stockholders vote “FOR” adoption of the merger agreement;

•	we intentionally and knowingly breach any of our non-solicitation obligations with respect to a takeover proposal; or

•	we breach a representation, warranty, covenant or agreement in the merger agreement in a manner that would give rise to a failure of a closing condition, and the breach is incapable of being cured before March 31, 2009.

We may terminate the merger agreement by written notice to HSS if:

•	HSS or Merger Sub breaches a representation, warranty, covenant or agreement in the merger agreement that would prevent HSS or Merger Sub from completing the merger, and the breach is incapable of being cured before March 31, 2009;

•	all applicable conditions to closing under the merger agreement are satisfied and HSS or Merger Sub does not receive financing required to complete the merger; or

•	before our stockholders adopt the merger agreement, we receive a superior proposal and, after providing HSS with three business days’ prior written notice and negotiating in good faith with HSS, we pay HSS a $3.0 million termination fee and enter into a definitive agreement with respect to the superior proposal.

Termination Fee (page 65)

We have agreed to pay to HSS a one-time termination fee of $3.0 million if, before completion of the merger, we terminate the merger agreement in accordance with the terms thereof to enter into a definitive agreement with respect to a superior proposal, or HSS terminates the merger agreement because (i) our Board changes its recommendation that our stockholders adopt the merger agreement, (ii) our Board approves or recommends another takeover proposal, (iii) we enter into an agreement for another takeover proposal or (iv) we intentionally and knowingly materially breach our non-solicitation obligations under the merger agreement. We also will be required to pay the $3.0 million termination fee if the merger agreement is terminated under certain circumstances before the merger is completed and within 12 months after termination we enter into an agreement for, or consummate, a takeover proposal.

Deposit Escrow Agreement (page 68)

In connection with the merger agreement, we entered into a Deposit Escrow Agreement dated October 21, 2008, which we refer to as the deposit escrow agreement, with HSS and The Bank of New York Mellon, which we refer to as the escrow agent, under which HSS deposited $5.0 million with the escrow agent that we are entitled to receive, as a non-exclusive remedy, in the event that HSS’s financing is not available within two business days of the satisfaction of our obligations under the merger agreement or the merger agreement is terminated by us and HSS is determined by a final non-appealable court order to have intentionally breached the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger (page 52)

The receipt of cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of Emageon common stock that are converted into cash in the merger. If the shares of Emageon common stock are held by a stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder’s holding period for the shares of Emageon common stock exceeds one year. Capital gains recognized by an individual upon a disposition of a share of Emageon common stock that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates. In addition, there are limits on the deductibility of capital losses. Because individual circumstances may differ, you should consult your own tax advisor to determine the particular tax effects of the merger to you.

Regulatory Matters Related to the Merger (page 52)

Under the merger agreement, we agreed with HSS to make, if applicable, all appropriate filings with the United States Federal Trade Commission, which we refer to as the FTC, and the Antitrust Division of the United States Department of Justice, which we refer to as the DOJ, under the HSR Act, and all appropriate filings under foreign competition or merger control laws. However, other than the filing of a certificate of merger with the Secretary of State of the State of Delaware in order to effect the merger, we do not believe that any regulatory filings or applications, including under the HSR Act, are required to be made in respect of the consummation of the merger.

If any lawsuit or legal proceeding is instituted that challenges the merger agreement or the consummation of the transactions contemplated by the merger agreement, each of the parties is required under the merger agreement to use its reasonable best efforts to defend or contest such lawsuit or proceeding.

Appraisal Rights (page 49)

Our stockholders have the right under Delaware law to exercise appraisal rights and to receive payment in cash for the fair value of their shares of our common stock as determined by the Delaware Court of Chancery in a judicial appraisal proceeding. The fair value of shares of our common stock, as so determined, may be more or less than the merger consideration to be paid to non-dissenting Emageon stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the adoption of the merger agreement and must follow specific procedures. Emageon stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex E to this proxy statement. You are encouraged to read these provisions carefully and in their entirety.

ANY EMAGEON STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS, HER OR ITS RIGHT TO DO SO SHOULD REVIEW ANNEX E CAREFULLY AND SHOULD CONSULT HIS, HER OR ITS LEGAL ADVISOR, BECAUSE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as an Emageon stockholder. We encourage you to refer to and read carefully this entire proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement for a complete understanding of the special meeting and the merger.

Q:	What is the date, time and place of the special meeting?

A:	The special meeting will be held at 1200 Corporate Drive, Suite 200, Birmingham, Alabama on December 17, 2008, beginning at 9:00 a.m., local time.

Q:	Who is soliciting my proxy?

A:	Your proxy is being solicited by the Board of Directors of Emageon.

Q:	On what am I being asked to vote at the special meeting?

A:	You are being asked to consider and vote on two proposals:

• Proposal 1 — the adoption of a merger agreement that provides for the acquisition of Emageon by HSS through a merger of Merger Sub, a wholly owned subsidiary of HSS, with and into Emageon; and

• Proposal 2 — the possible adjournment of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of the merger agreement represented at the special meeting;

and the transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

As a result of the merger, Emageon will become a wholly owned subsidiary of HSS, and our common stock will no longer be listed on The NASDAQ Global Market, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $2.85 cash, without interest and less any applicable withholding tax, for each share of Emageon common stock that you own. For example, if you own 100 shares of Emageon common stock, you will be entitled to receive $285.00 in cash, without interest and less any applicable withholding tax, in exchange for your shares.

Q:	What do I need to do now?

A:	We urge you to read this entire proxy statement carefully, including its annexes and the documents referred to in, or incorporated by reference into, this proxy statement, and to consider how the merger affects you. Then, if you are a stockholder of record, mail your completed, signed and dated proxy card in the enclosed return envelope as soon as possible so that your shares can be represented and voted at the special meeting. If you hold your shares in “street name,” you should follow the instructions you receive from your broker or bank on how to vote your shares. Please do not send in your stock certificates with your proxy card.

Q:	How does Emageon’s Board of Directors recommend that I vote?

A:	Our Board of Directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	What factors did Emageon’s Board of Directors consider in making its recommendation?

A:	In making its recommendation, our Board of Directors took into account, among other things, the results of the recent strategic investigation conducted by its Strategic Alternatives Committee and the committee’s financial advisors; the attractiveness of the merger compared to other strategic alternatives reasonably available to us; the cash consideration to be received by holders of our common stock in the merger and the premium over the current and historical market prices of our common stock; the opinion of the Strategic Alternative Committee’s independent financial advisor, SunTrust Robinson Humphrey, that the merger consideration is fair, from a financial point of view, to our stockholders; the increasing level of uncertainty associated with our business as a result of market and industry conditions and disruption of our customer base; the deterioration in general economic conditions and the tightening of credit markets; the costs associated with continuing as an independent public company; the ready availability of financing for HSS; the terms of the merger agreement, including our ability to furnish information to, and conduct negotiations with, a third party should we receive an acquisition proposal superior to HSS’s; the limited number and nature of closing conditions and the limited risk of non-satisfaction of the closing conditions; and the deposit by HSS of $5.0 million in escrow which is available to us as remedy under certain circumstances.

Q:	What vote of our stockholders is required to adopt the proposals?

A:	The votes required to adopt the proposals are as follows:

• Proposal 1 — adoption of the merger agreement — requires the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote at the special meeting, whether or not the shares are present at the special meeting; and

• Proposal 2 — adjournment of the special meeting, if necessary or appropriate, in order to solicit additional proxies — requires the affirmative vote of the holders of a majority of our shares of common stock present at the special meeting (in person or by proxy) and voting with respect to the proposal.

Holders of a majority of the shares of common stock entitled to vote must be present, in person or represented by proxy, before we may transact business at the special meeting. This is called a “quorum.” Both abstentions and broker non-votes (which are discussed below) are counted for the purpose of determining the presence of a quorum.

In connection with the execution of the merger agreement, HSS and Merger Sub entered into voting agreements with our directors, certain of our officers and our largest stockholder, pursuant to which they agreed to vote all of their shares of Emageon common stock in favor of adoption of the merger agreement and against any competing transaction or proposal. As of the record date for the special meeting, the officers, directors and stockholder who entered into the voting agreements collectively held and were entitled to vote 3,794,387 shares of Emageon common stock, which represents approximately 17.69% of the outstanding Emageon common stock entitled to vote at the special meeting.

Q:	Who is entitled to vote at the special meeting?

A:	Only holders of record of our common stock as of the close of business on November 12, 2008, which is the record date for the special meeting, are entitled to receive notice of the special meeting and to vote the shares they held on the record date at the special meeting, or at any adjournments or postponements of the special meeting. You will have one vote at the special meeting for each share of common stock you owned at the close of business on the record date.

Q:	How can I cast a vote?

A:	If your shares are registered in your name (i.e., if you are a stockholder of record), you can vote your shares by completing and returning the enclosed proxy card or you may vote in person at the special meeting.

If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank, or by the Internet or telephone through your broker or bank if such a service is provided. To vote via the Internet or telephone through your broker or bank, you should follow the instructions on the voting form provided by your broker or bank. You may vote in person at the special meeting if you get a proxy from your broker or bank.

Q:	May I vote in person?

A:	Yes. If your shares are registered in your name, you may attend the special meeting and vote your shares in person rather than signing and returning your proxy card. If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote.

Q:	How are votes counted?

A:	For Proposal 1 — adoption of the merger agreement — you may vote “FOR,” “AGAINST” or “ABSTAIN.” An abstention will not count as a vote cast on Proposal 1, but will count for the purpose of determining whether a quorum is present. As a result, if you “ABSTAIN,” it has the same effect as a vote “AGAINST” adoption of the merger agreement.

For Proposal 2 — approval of the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies — you may vote “FOR,” “AGAINST” or “ABSTAIN.” An abstention will not count as a vote cast with respect to Proposal 2, but will count for the purpose of determining whether a quorum is present. If you submit a proxy card pursuant to which you “ABSTAIN” from voting on Proposal 2, you will be deemed not to have cast a vote for the purpose of voting on that matter (though you will be deemed present for the purpose of the quorum needed to bring the matter to a vote) and, therefore, your abstention will have no effect on the outcome of the vote with respect to an adjournment or postponement.

If you sign and return your proxy card, but do not indicate how you want to vote, your proxy will be voted “FOR” Proposal 1 and “FOR” Proposal 2, and will be voted in accordance with the discretion of the persons named as proxies as to any other matters properly brought before the special meeting for a vote.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote before your proxy is voted at the special meeting using any one of the following methods:

• if you submitted a proxy card, you can execute and deliver a written notice of revocation to our Corporate Secretary at our principal executive offices located at 1200 Corporate Drive, Suite 200, Birmingham, Alabama 35242, or you can complete, execute and deliver to our Secretary a new, later-dated proxy card for the same shares;

• you can attend the meeting and vote in person, although your attendance alone will not revoke your proxy; or

• if you have instructed a broker or bank to vote your shares, you must follow directions received from your broker or bank to change those instructions.

Q:	What is the difference between holding shares as a stockholder “of record” and as a beneficial owner?

A:	Most of our stockholders hold their shares through a broker, trustee or other nominee (such as a bank) rather than directly in their own name. As summarized below, there are some distinctions between shares owned of record and those owned beneficially.

• Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, you are considered to be the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your proxy directly to us or to vote in person at the special meeting. We have enclosed a proxy card for you to use.

• Beneficial Owner of Shares Held In “Street Name.”  If your shares are held in a brokerage account, by a trustee or by another nominee (such as a bank), you are considered the beneficial owner of shares held in “street name,” but the shares are considered to be held “of record” by such broker, trustee or other nominee. In that case, we initially sent these proxy materials to that other person as the stockholder of record, and they have been forwarded to you by that person, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote, and you are also invited to attend the special meeting.

However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the special meeting unless you obtain a “legal proxy” from the broker, trustee or nominee who holds your shares of record, giving you the right to vote the shares at the meeting. Your broker, trustee or other nominee should have enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee to vote your shares. If not, you should immediately contact the broker, trustee or other nominee to request such instructions.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as if you voted “AGAINST” adoption of the merger agreement. Broker non-votes will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	What happens if I sell my shares of Emageon common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares of Emageon common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but you will have transferred your right to receive $2.85 per share in cash, without interest and less any applicable withholding tax, to be received by our stockholders in the merger. You must hold your shares through the completion of the merger in order to receive the merger consideration of $2.85 per share.

Q:	Will the merger be taxable to me?

A:	Generally, yes. The exchange of shares of our common stock for the cash merger consideration will be a taxable transaction to our stockholders for U.S. federal income tax purposes. Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We encourage you to consult your own tax advisor to fully understand the tax consequences of the merger to you.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and expect to consummate the merger in the fourth quarter of 2008 or the first quarter of 2009. In addition to obtaining stockholder approval, we must satisfy all other closing conditions before completing the merger. See “The Merger Agreement — Conditions to Closing.”

Q:	Who will bear the cost of the solicitation?

A:	The expense of soliciting proxies for use by our Board of Directors will be borne by Emageon. We have retained Morrow and Co., LLC, which we refer to as Morrow, to assist in distributing the proxy materials to brokerage houses and other nominees and fiduciaries, and to assist in solicitation of proxies by contacting record and beneficial owners of our common stock, for a fee of $5,500 plus expenses. We will also request that brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares forward the proxy materials to such beneficial owners, and we will, upon request of such parties, reimburse reasonable forwarding charges and out-of-pocket expenses.

Proxies also may be solicited by certain of our directors, officers or other employees personally or by telephone, facsimile or other means of communication. No additional compensation will be paid to these individuals for such services.

Q:	Am I entitled to appraisal rights?

A:	Yes. As a holder of our common stock, you are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if you meet certain conditions, which conditions are described in this proxy statement under the caption “The Merger — Appraisal Rights.”

Q:	Should I send my Emageon stock certificates now?

A:	No. Please do not send any stock certificates with your proxy card. Soon after the merger is consummated, you will be sent a letter of transmittal by the paying agent with written instructions for exchanging your share certificates for the cash consideration. These instructions will tell you how and where to send in your certificates for your cash consideration.

Q:	When will I receive payment for my shares?

A:	You will receive your cash payment after the paying agent receives your stock certificates and any other documents requested in the instructions accompanying the letter of transmittal. If you are the beneficial owner of shares of common stock that are held in “street name,” the broker or bank that holds the shares of record for you will complete the letter of transmittal with respect to your shares and receive payment under the merger agreement on your behalf. The payment for such shares will be credited to your account with such broker or bank.

Q:	Where can I find more information about Emageon?

A:	Emageon files certain information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov and at Emageon’s corporate website at http://www.emageon.com. Information contained on our website is not part of, or incorporated in, this proxy statement. You can also request copies of our filings documents from us. See “Where You Can Find More Information” beginning on page 73.

Q:	Who can help answer my other questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Morrow and Co., LLC
Stockholders call: (800) 662-5200
Brokers or Banks call: (203) 658-9400

or

John W. Wilhoite
Corporate Secretary
Emageon Inc.
1200 Corporate Drive, Suite 200
Birmingham, Alabama 35242

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Certain statements contained in this proxy statement regard matters that are not historical facts and are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding expectations as to the completion of the merger and other transactions contemplated by the merger agreement. These statements are often identified by the use of forward-looking words such as “believe,” “expect,” “potential,” “continue,” “may,” “will,” “should,” “could,” “would,” “intend,” “plan,” “estimate,” “anticipate” and comparable words or the negative version of these and other words. Because such forward-looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement and the possibility that Emageon could be required to pay a $3.0 million termination fee in connection therewith;

•	the outcome of any legal proceedings that have been or may be instituted against Emageon and others related to the merger agreement;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the completion of the merger;

•	the failure to obtain the necessary financing set forth in the debenture purchase agreement with SIBL to be received in connection with the merger;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	risks regarding a loss of or decrease in purchases by Emageon’s major customers as a result of the merger;

•	the ability to recognize the benefits of the merger; and

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financing that will be obtained for the merger.

The business of Emageon is also subject to a number of risks generally such as:

•	competition from larger competitors;

•	risks associated with a history of operating losses;

•	reliance on continuing relationships with large customers;

•	the risk of significant product errors or product failures;

•	reliance on reseller arrangements for important components of its solution;

•	the risk of not responding effectively to changes in its industry;

•	customers’ reliance on third party reimbursements;

•	risks regarding the potential impact on its business of FDA regulations and other applicable health care regulations;

and other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of, and elsewhere in, the filings that Emageon makes with the Securities and Exchange Commission, which we refer to as the SEC. Many of the factors that will determine the outcome of the subject matter of this proxy statement are beyond Emageon’s ability to control or predict. Emageon undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

MARKET PRICE AND DIVIDEND DATA

Market for Common Stock

Our common stock is listed on the NASDAQ Global Market under the symbol “EMAG.” As of November 13, 2008, the last trading day before the date of this proxy statement, there were 21,449,459 outstanding shares of our common stock, par value $0.001 per share, and approximately 67 holders of record of our common stock. The following table shows, for the periods indicated, the range of low and high per share sales prices for our common stock as reported on The NASDAQ Global Market.

	Emageon
	Common Stock Closing Price
	High	Low

Year Ended December 31, 2006
First Quarter	$18.82	$15.30
Second Quarter	17.90	12.90
Third Quarter	15.96	13.39
Fourth Quarter	16.53	13.79
Year Ended December 31, 2007
First Quarter	$15.58	$9.75
Second Quarter	11.89	7.42
Third Quarter	10.25	7.90
Fourth Quarter	8.66	3.08
Year Ended December 31, 2008
First Quarter	$4.05	$1.87
Second Quarter	2.91	2.06
Third Quarter	2.55	1.80
Fourth Quarter (through October 30, 2008)	2.59	1.74

The following table shows the closing per share sales price of our common stock, as reported on The NASDAQ Global Market on October 13, 2008, the last full trading day before the public announcement of the merger, and on November 13, 2008, the last trading day before the date of this proxy statement:

Emageon
Common Stock
Closing Price

October 13, 2008	$2.08
November 13, 2008	$2.36

Following the merger there will be no further market for our common stock and our stock will be de-listed from The NASDAQ Global Market and deregistered under the Exchange Act.

Dividends

We have not declared or paid any cash dividends on our common stock. Instead, we have retained earnings, if any, for use in the operation of our business and to fund future growth. We are prohibited under the merger agreement from declaring and paying dividends on our common stock. In addition, covenants in the loan and security agreement for our line of credit currently prohibit us from paying dividends or making other distributions.

Initial Public Offering

Our initial public offering of common stock was declared effective by the SEC on February 8, 2005. In the offering we sold 5,750,000 shares of our common stock at $13.00 per share, and received net proceeds of approximately $67.2 million.

THE SPECIAL MEETING

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our Board of Directors to be used at the special meeting of stockholders or any adjournment or postponement thereof.

Date, Time and Place

We will hold the special meeting at 1200 Corporate Drive, Suite 200, Birmingham, Alabama on December 17, 2008, beginning at 9:00 a.m., local time.

Purpose of the Special Meeting

At the special meeting, we will ask you to adopt the merger agreement, a copy of which is attached to this proxy statement as Annex A, and, if necessary or appropriate, we may ask you to approve the adjournment or postponement of the special meeting in order to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement. In addition, you may be asked to vote on other business that is properly brought before the special meeting. If any other matters properly come before the special meeting, the persons named in the enclosed proxy card will vote the shares represented by all properly executed proxies on such matters in accordance with their discretion. We are not currently aware of any additional business that may come before the special meeting.

Record Date; Shares Entitled to Vote

Our Board of Directors has established the close of business on November 12, 2008 as the record date for the special meeting. Only holders of record of our common stock at the close of business on the record date are entitled to notice of and to vote at the special meeting. For each share of our common stock that you owned on the record date, you are entitled to cast one vote on each matter voted upon at the special meeting. As of the close of business on the record date, there were 21,449,459 shares of our common stock outstanding and entitled to vote, which were held by approximately 67 holders of record. These numbers do not reflect outstanding stock options or restricted stock units, which are not entitled to vote at the special meeting.

Quorum

A quorum of stockholders is necessary to conduct business at the special meeting. The presence in person or representation by proxy at any meeting of our stockholders of a majority of the outstanding shares of our common stock entitled to vote at the meeting will constitute a quorum. You will be deemed to be present if you attend the meeting or if you submit a proxy by mail and it is received at or prior to the meeting and not timely revoked.

Abstentions and broker non-votes, which are discussed below, are counted for purposes of determining whether a quorum is present at a special meeting. Shares held by us in our treasury do not count toward a quorum.

If a quorum is not present, the holders of a majority of the common stock represented at the special meeting may adjourn the meeting in order to solicit additional proxies. If a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed in order to solicit additional proxies.

Vote Required

The adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the shares of our common stock outstanding at the close of business on the record date for the special meeting. Because the vote on the proposal to adopt the merger agreement is based on the total number of shares outstanding, rather than the number of actual votes cast, your failure to vote, or your decision to abstain from voting, on this proposal will have the same effect as a vote “AGAINST” the proposal. Similarly, a broker non-vote, which occurs when a broker does not have discretionary voting authority to vote on a proposal and has not received instructions from the beneficial owner of the shares as to how to vote on the proposal, will also have the same effect as a vote “AGAINST” the proposal. Brokers, banks and other nominees will not have discretionary authority on the proposal to adopt the merger agreement.

Approval of the proposal to adjourn the special meeting for the purpose of soliciting proxies, if necessary or appropriate, requires the affirmative vote of the holders of a majority of the shares voted on such proposal. Abstentions and broker non-votes will have no effect on the proposal to adjourn the special meeting.

Shares Owned by Emageon Directors and Executive Officers

As of the close of business on the record date, our directors and executive officers beneficially owned 4,617,415 shares of our common stock, which represented approximately 20.73% of the shares of our common stock outstanding on that date. These figures include stock options that may be exercised within 60 days of the record date.

Voting Agreements

In connection with the execution of the merger agreement, HSS and Merger Sub entered into voting agreements with our directors, certain of our officers and our largest stockholder pursuant to which they agreed to vote all of their shares of Emageon common stock in favor of adoption of the merger agreement and against any competing transaction or proposal. As of the record date for the special meeting, the officers, directors and stockholder who entered into the voting agreements collectively held and were entitled to vote 3,794,387 shares of Emageon common stock, which represents approximately 17.69% of the outstanding Emageon common stock entitled to vote at the special meeting.

Voting of Proxies

Shares Held of Record

If your shares of our common stock are registered in your name, you can vote those shares by completing and returning the enclosed proxy card or voting in person at the special meeting.

Voting by Proxy.  If you choose to vote by proxy, simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided.

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal to adopt the merger agreement and the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate. No proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Although it is not currently expected, if the proposal to adjourn the special meeting to solicit additional proxies is approved, the special meeting may be adjourned for the purpose of soliciting additional proxies to approve the proposal to adopt the merger agreement. Other than for the purposes of adjournment to solicit additional proxies, whether or not a quorum exists, holders of a majority of the outstanding common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any signed proxies received by us in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. If any matters other than the matters discussed in this proxy statement are properly brought before the special meeting, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interest of our stockholders.

Any adjournment may be made without notice (if the adjournment is for not more than sixty days from the record date), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Voting in Person.  If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting.

Shares Held in Street Name

If your shares are held in street name, which means that your shares are held of record by a broker, trustee or other nominee (such as a bank), then your broker or bank has enclosed a voting instruction card for you to use to indicate your voting preference. It may provide that you can deliver your instructions by telephone or via the Internet. While you are welcome to attend the meeting in person, you would not be permitted to vote unless you obtain a signed proxy from your broker or bank, who is the holder of record of your shares, authorizing you to vote at the special meeting.

Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact our proxy solicitor, Morrow, or our Corporate Secretary, as set forth below under “ — Assistance.”

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy (or follow the instructions given to you by your broker or bank) so that your shares may be represented at the meeting.

DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of your stock certificates will be mailed to you as soon as practicable if and when the merger is completed.

Revocability of Proxies

If your shares of our common stock are registered in your name and have not delivered an irrevocable proxy, you have the unconditional right to revoke your proxy at any time prior to its exercise by employing any of the following methods:

•	you can deliver to our Corporate Secretary, at our principal executive offices located at 1200 Corporate Drive, Suite 200, Birmingham, Alabama 35242, a written notice (dated later than the date of your proxy card) stating that you would like to revoke your proxy;

•	you can complete, execute and deliver to our Corporate Secretary a new, later-dated proxy card for the same shares, provided the new proxy card is received before the polls close at the special meeting; or

•	you can attend the special meeting and vote in person.

Attendance at the special meeting alone will not constitute a revocation of a proxy absent compliance with one of the foregoing methods of revocation. If your shares are held in street name, you must follow the instructions given to you by the broker or bank to change your voting instructions.

Recommendation of Emageon’s Board of Directors

For the reasons set forth in this proxy statement, our Board of Directors unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement, determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Emageon and its stockholders, and recommends that our stockholders vote “FOR” adoption of the merger agreement, and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Solicitation of Proxies

We will bear the cost of this proxy solicitation. Certain of our directors, officers and other employees may, without compensation other than reimbursement for actual expenses, solicit proxies personally or by telephone, facsimile or other means of communication. We also will request that brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares forward the proxy materials to such beneficial owners, and we will, upon request of such parties, reimburse reasonable forwarding charges and out-of-pocket expenses. We have retained Morrow to assist in distributing the proxy materials to brokerage houses and other nominees and fiduciaries, and to assist in solicitation of proxies by contacting record and beneficial owners of our common stock, for a fee of $5,500 plus expenses.

Householding of Special Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to our Corporate Secretary, who may be contacted as set forth below under “The Special Meeting — Assistance.”

Stockholder List

A list of our stockholders entitled to vote at the special meeting will be available for examination by any Emageon stockholder at the special meeting. For ten days prior to the special meeting, this stockholder list will be available for inspection during ordinary business hours at our corporate offices located at 1200 Corporate Drive, Suite 200, Birmingham, Alabama 35242.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

Morrow and Co., LLC
Stockholders call: (800) 662-5200
Brokers or Banks call: (203) 658-9400

or

John W. Wilhoite
Corporate Secretary
Emageon Inc.
1200 Corporate Drive, Suite 200
Birmingham, Alabama 35242

THE COMPANIES

Emageon Inc.

Emageon provides an enterprise-level information technology solution for the clinical analysis and management of digital medical images within multi-hospital networks, community hospitals and diagnostic imaging centers. Our solution consists of advanced visualization and image management software for multiple medical specialties, third-party components and comprehensive support services. Our web-enabled advanced visualization software, which is hosted by the customer, provides physicians across the enterprise, in multiple medical specialties and at any network access point, with dynamic tools to manipulate and analyze images in both a two dimensional and three dimensional perspective. With these tools, physicians have the ability to better understand internal anatomic structure and pathology, which can improve clinical diagnoses, disease screening and therapy planning. Our open standard solution is designed to help customers improve staff productivity, enhance revenue opportunities, automate complex medical imaging workflow, lower total cost of ownership and provide better service to physicians and patients. Emageon is publicly traded on The NASDAQ Global Market under the symbol “EMAG.”

Emageon’s principal executive offices are located at 1200 Corporate Drive, Suite 200, Birmingham, Alabama 35242, and its telephone number is (205) 980-9222. Additional information about Emageon is contained in Emageon’s filings with the SEC. See “Where You Can Find More Information.”

Health Systems Solutions, Inc.

HSS is a technology and services company dedicated to bringing innovation to the health care industry. HSS’s objective is to leverage its understanding of current and next-generation technologies to offer value-added products and services which will generate improved clinical, operational and financial outcomes for its clients. HSS’s portfolio of products and services extends across many segments of health care including home health care, medical staffing, acute and post-acute facilities and telehealth/telemedicine. HSS’s business is grouped into three segments: technology solutions, software and consulting. HSS is publicly traded on the OTC Bulletin Board under the symbol “HSSO.”

HSS’s principal executive offices are located at 42 West 39th Street, 6th Floor, New York, NY 10018, and its telephone number is (212) 798-9400. Additional information about HSS is contained in HSS’s filings with the SEC. See “Where You Can Find More Information.”

HSS Acquisition Corp.

HSS Acquisition Corp. is a wholly owned subsidiary of HSS. HSS Acquisition Corp. was organized solely for the purpose of entering into the merger agreement with Emageon and completing the merger and has not conducted any business operations. HSS Acquisition Corp.’s principal executive offices are located at 42 West 39th Street, 6th Floor, New York, NY 10018, and its telephone number is (212) 798-9400.

PROPOSAL 1 — ADOPTION OF THE MERGER AGREEMENT

THE MERGER

Background of the Merger

Emageon regularly reviews and evaluates its business strategy and strategic alternatives with the goal of enhancing stockholder value. In this regard, in early 2007, the Board of Directors determined to consider what strategic alternatives might be available to Emageon.

During the first quarter of 2007, Charles A. Jett, Jr., in his capacity as Chief Executive Officer, reviewed with the directors current market trends and sales expectations for 2007 and initiated the consideration by the Board of Directors of various strategic alternatives. On April 24, 2007, at a regularly scheduled meeting of the Board of Directors, Emageon’s management reviewed a presentation with the Board regarding management’s assessment of industry trends, Emageon’s business plan and future prospects and management’s preliminary analysis of a number of strategic alternatives Emageon might consider pursuing in order to enhance stockholder value. After extended discussions, the Board of Directors determined to commence a formal review of potential strategic alternatives for the benefit of Emageon’s stockholders. Representatives of Kilpatrick Stockton LLP, counsel for Emageon, which we refer to as Kilpatrick Stockton, advised the Board of Directors regarding its fiduciary duties in engaging in a strategic alternatives review process. The Board of Directors determined that because one of the possible alternatives, a sale of Emageon, could involve potential conflicts of interest with management and certain directors, it should establish a strategic alternatives committee comprised of independent, disinterested directors to review, evaluate and consider potential strategic alternatives, including, but not limited to, acquisitions of other businesses, a merger or combination with another company, the sale of part or all of Emageon to a financial or strategic purchaser and/or a refinancing or recapitalization of Emageon. Accordingly, the Board of Directors established a strategic alternatives committee, which we refer to as the Strategic Alternatives Committee, comprised entirely of independent members of the Board of Directors, being Hugh H. Williamson III (the chair), Fred C. Goad, Jr. and Roddy J. H. Clark, and granted it the authority to engage independent attorneys, investment advisors and other such advisors as it deemed appropriate.

Following this meeting, the Strategic Alternatives Committee members discussed the engagement of legal and financial advisors to assist the Strategic Alternatives Committee in its evaluation of strategic alternatives for the benefit of Emageon’s stockholders. Over the next several days following the Board of Directors meeting, members of the Strategic Alternatives Committee held conversations with potential legal counsel and various investment banks, including SunTrust Robinson Humphrey and Bass, Berry and Sims PLC, which we refer to as Bass, Berry & Sims.

On May 3, 2007, the Strategic Alternatives Committee met to discuss the purpose, duties and role of the Strategic Alternatives Committee and the process by which it would begin to examine potential strategic alternatives. The Strategic Alternatives Committee invited representatives of Bass, Berry & Sims and SunTrust Robinson Humphrey to participate in the meeting. Also participating at the Strategic Alternatives Committee’s request were Mr. Jett and W. Todd Carlisle, Emageon’s General Counsel. Mr. Jett reviewed with the Strategic Alternatives Committee management’s assessment of Emageon’s business plan and future prospects as discussed at the April 24, 2007 Board of Directors meeting. Mr. Jett expressed his desire to work with the Strategic Alternatives Committee in evaluating strategic alternatives and to act in the best interest of Emageon’s stockholders. Mr. Jett discussed with the Strategic Alternatives Committee conversations Emageon had held with various potential acquisition targets as well as inquiries by various parties interested in Emageon, its business operations and technology. The Strategic Alternatives Committee reviewed SunTrust Robinson Humphrey’s preliminary analysis regarding a process for evaluating organic growth opportunities and both “buy side” and “sell side” opportunities, including a potential timeline for completing the Strategic Alternatives Committee’s analysis and making a recommendation to the full Board of Directors. The Strategic Alternatives Committee excused the SunTrust Robinson Humphrey representatives from the meeting and met in executive session to review its discussions with various investment banks (to serve as financial advisor to the Strategic Alternatives Committee) and the engagement of a financial advisor and legal counsel. Following this discussion, the Strategic Alternatives Committee authorized and approved the engagement of Bass, Berry & Sims to serve as legal counsel to the Strategic Alternatives Committee and SunTrust Robinson Humphrey to serve as financial advisor to the Strategic Alternatives Committee, subject to negotiation and execution of appropriate engagement letters with each firm.

On May 21, 2007, the Strategic Alternatives Committee met and discussed with Mr. Jett various operational matters as well as his observations from Emageon’s first quarter earnings conference call held May 9, 2007 in which Emageon had announced a reduction in its financial guidance for 2007. The Strategic Alternatives Committee reviewed SunTrust Robinson Humphrey’s recommendation for evaluating, through a targeted, controlled process coordinated by SunTrust Robinson Humphrey, the potential market value of Emageon from the perspectives of strategic parties and financial sponsors, as well as analyzing potential organic growth opportunities for Emageon. The Strategic Alternatives Committee discussed and agreed upon a list of potential “Tier One” and “Tier Two” strategic parties and financial sponsors selected primarily on the basis of their potential level of interest in and ability to act on a transaction with Emageon. The Strategic Alternatives Committee also considered the parties’ knowledge of Emageon’s industry in compiling these lists. The Strategic Alternatives Committee initially authorized SunTrust Robinson Humphrey to contact 15 potential Tier One strategic parties and five potential Tier One financial sponsors. The Strategic Alternatives Committee articulated to SunTrust Robinson Humphrey and Bass, Berry & Sims that discussions with these parties were to be undertaken in connection with the Strategic Alternatives Committee’s evaluation of a full continuum of alternatives including continuing as an independent public company with certain internal reorganization efforts and analysis of capital needs, evaluating various possible acquisition opportunities and analyzing the market’s valuation of Emageon to determine whether a potential sale of Emageon was in the best interest of Emageon’s stockholders. The Strategic Alternatives Committee engaged in an executive session during which the Strategic Alternatives Committee members discussed the proposed process and the Strategic Alternatives Committee’s actions going forward. Representatives of Bass, Berry & Sims advised the Strategic Alternatives Committee concerning its fiduciary duties, including the Strategic Alternatives Committee members’ duties of care and loyalty and the importance that they act independently on behalf of Emageon’s stockholders.

From May 21, 2007 through October 24, 2007, SunTrust Robinson Humphrey contacted 27 entities, including 19 strategic parties and eight financial sponsors, on behalf of the Strategic Alternatives Committee. During this time, Emageon executed confidentiality agreements with eight of these parties, including two strategic parties and six financial sponsors. Parties executing confidentiality agreements were provided preliminary financial information about Emageon, were granted access to an electronic data room and engaged in telephone calls and meetings with Emageon’s management. Most of the strategic parties contacted were not interested in pursing a transaction with Emageon for a variety of reasons. As a result of this process, Emageon’s management, with the assistance of SunTrust Robinson Humphrey, continued to revise its analysis of Emageon’s continuing viability as an independent, publicly traded company.

The Strategic Alternatives Committee held teleconference meetings on each of May 31, 2007, June 7, 2007 and June 15, 2007. During these calls, the Strategic Alternatives Committee members reviewed with SunTrust Robinson Humphrey the ongoing discussions with various strategic parties and financial sponsors as well as additional potential parties SunTrust Robinson Humphrey could contact in connection with the Strategic Alternatives Committee’s evaluation of strategic alternatives for the benefit of Emageon’s stockholders. The Strategic Alternatives Committee also reviewed updates from management regarding management’s assessment of various operational, financial and business development matters during these calls.

On June 26, 2007, the Strategic Alternatives Committee met and discussed with SunTrust Robinson Humphrey and management the status of discussions with various strategic parties and financial sponsors, including the lack of interest indicated by a number of the strategic parties contacted. The Strategic Alternatives Committee also discussed the proposed timeline for completing its evaluation of strategic alternatives on behalf of Emageon and its stockholders and making a recommendation to the full Board of Directors. The Strategic Alternatives Committee discussed with Mr. Jett Emageon’s financial outlook for 2007 and 2008 and Emageon’s ongoing conversations with various potential acquisition targets. The Strategic Alternatives Committee members further discussed with representatives of Bass, Berry & Sims their fiduciary duties, the Strategic Alternatives Committee’s role in the evaluation of strategic alternatives for the benefit of Emageon’s stockholders and the full continuum of alternatives being evaluated. The Strategic Alternatives Committee also met in executive session to discuss the evaluation process, market observations and management’s role in assisting the Strategic Alternatives Committee in its evaluation process.

During July 2007, the Strategic Alternatives Committee, with the assistance of SunTrust Robinson Humphrey, continued discussions with four financial sponsors and one strategic party regarding a possible transaction with Emageon. Each of these parties continued a due diligence investigation of Emageon with the assistance of Emageon’s management and representatives of SunTrust Robinson Humphrey. On July 20, 2007, the Strategic Alternatives Committee executed a confidentiality agreement with a second strategic party. In late July, one of the financial sponsors expressed to SunTrust Robinson Humphrey that it no longer wished to be involved in the process. In addition, a third strategic party, referred to herein as “Company A,” contacted Mr. Jett to express an interest in a strategic transaction with Emageon.

On July 30, 2007, Oliver Press Partners, LLC, which we refer to as Oliver Press, filed a Schedule 13D with the SEC indicating it had purchased a significant stake in Emageon. On August 2, 2007, the Strategic Alternatives Committee met to discuss the investment by Oliver Press in Emageon and the potential impact of Oliver Press’s investment and possible desire to influence Emageon’s activities on the ongoing strategic alternatives evaluation process. The Strategic Alternatives Committee discussed with Mr. Jett conversations he had held with representatives of Oliver Press as well as various business development and operational matters regarding Emageon. The Strategic Alternatives Committee discussed the status of discussions with the three strategic parties, including Company A, and the three financial sponsors that continued to express interest in Emageon.

On August 9, 2007, at a regularly scheduled meeting of the Board of Directors, the Strategic Alternatives Committee made a presentation to the Board regarding the status of the strategic alternatives evaluation process. The Board of Directors reviewed a presentation by SunTrust Robinson Humphrey regarding the three financial sponsors and three strategic parties (including Company A), the level of interest indicated by each and an evaluation of each party’s ability to complete a transaction.

During the week following the August 9, 2007 Board of Directors meeting, the two strategic parties other than Company A and one of the financial sponsors informed SunTrust Robinson Humphrey they were not interested in further discussions regarding a transaction with Emageon. The Strategic Alternatives Committee instructed SunTrust Robinson Humphrey to prepare a bid letter to the remaining two financial sponsors, one of which is referred to herein as “Company D,” requesting a formal offer and markup of a form of merger agreement. The Strategic Alternatives Committee worked with Emageon’s management, Bass, Berry & Sims and Kilpatrick Stockton to prepare a form of merger agreement to be delivered to the parties. On August 22, 2007, SunTrust Robinson Humphrey delivered the bid letter on behalf of the Strategic Alternatives Committee to the two remaining financial sponsors, including Company D. A form of merger agreement, which had been approved by the Strategic Alternatives Committee, was delivered to these parties on August 31, 2007. The Strategic Alternatives Committee, with SunTrust Robinson Humphrey’s assistance, continued to engage in discussions with Company A regarding a possible strategic transaction based on a number of scenarios, including a stock for stock combination of the two entities.

During the first part of September 2007, the two remaining financial sponsors, including Company D, informed SunTrust Robinson Humphrey they were no longer interested in a transaction with Emageon. The Strategic Alternatives Committee, with the assistance of SunTrust Robinson Humphrey, continued to engage in discussions with Company A regarding a number of possible scenarios under which the parties might structure a strategic transaction, including as a stock for stock business combination.

On September 17, 2007, the Strategic Alternatives Committee addressed the withdrawal of all parties other than Company A from discussions with Emageon. The Strategic Alternatives Committee discussed the feasibility of a possible transaction with Company A, including the potential timeline for negotiating a definitive transaction, the structure of such a transaction and the potential value of such a transaction to Emageon’s stockholders. The Strategic Alternatives Committee reviewed with representatives of Bass, Berry & Sims the Strategic Alternatives Committee’s fiduciary duties and its role in connection with its evaluation of strategic alternatives for the benefit of Emageon’s stockholders, including with respect to negotiations with Company A. The Strategic Alternatives Committee also reviewed current operations, Emageon’s financial condition and a wide range of additional alternatives it might consider that might enhance stockholder value. After this discussion, the Strategic Alternatives Committee excused Mr. Jett and Mr. Carlisle from the meeting and engaged in an extended discussion regarding the process, the timeline for reporting to the full Board of Directors and the feasibility and potential value to Emageon’s stockholders of a possible transaction with Company A. The representatives of SunTrust Robinson Humphrey were then excused from the meeting and the Strategic Alternatives Committee met in executive session to discuss the strategic alternatives available to Emageon. Following this executive session, the Strategic Alternatives Committee authorized members of Emageon’s management and Mr. Clark, as representative of the Strategic Alternatives Committee, to meet with representatives of Company A to further gauge Company A’s level of interest in pursuing a definitive transaction. The Strategic Alternatives Committee also requested SunTrust Robinson Humphrey to prepare and distribute to the Strategic Alternatives Committee members SunTrust Robinson Humphrey’s valuation analysis of a transaction with Company A based on various scenarios as discussed at this meeting. On September 18, 2007, SunTrust Robinson Humphrey distributed to the Strategic Alternatives Committee members its analysis of a transaction between Emageon and Company A, including its analysis of an appropriate valuation of Emageon’s and Company A’s common stock.

During the following weeks, the Strategic Alternatives Committee continued to negotiate with Company A regarding a proposed transaction. On October 19, 2007, the Strategic Alternatives Committee delivered a form of merger agreement to Company A in furtherance of these negotiations. The parties continued to disagree as to the value attributable to Emageon’s stock in a stock for stock combination.

On October 22, 2007, the Strategic Alternatives Committee met to discuss the status of discussions with Company A, including a discussion of a number of open issues on which the parties differed, including among other things, Company A’s valuation of Emageon’s common stock. The Strategic Alternatives Committee also reviewed generally the results of its evaluation of strategic alternatives for the benefit of Emageon and its stockholders. The Strategic Alternatives Committee members discussed with Bass, Berry & Sims their fiduciary duties in connection with the Strategic Alternatives Committee’s evaluation of strategic alternatives on behalf of Emageon’s stockholders, noting that the feasible alternatives currently available to Emageon, which included primarily a strategic transaction with Company A or continuing as an independent public company with such internal restructuring and assessment of capital needs as determined by the full Board of Directors, would not involve a conflict of interest with members of management or any directors. After this discussion, the Strategic Alternatives Committee determined to recommend to the full Board of Directors that the review of strategic alternatives be returned to the full Board of Directors pending further developments, if any, that might require a committee of independent directors.

On October 24, 2007, at a regularly scheduled meeting of the Board of Directors, the Strategic Alternatives Committee delivered its report to the Board of Directors. The Strategic Alternatives Committee noted it had contacted an aggregate of 27 parties, including 19 strategic parties and eight financial sponsors as part of its strategic alternatives evaluation process and had entered into confidentiality agreements with eight of those parties, including two strategic parties and six financial sponsors. The Strategic Alternatives Committee discussed various other possible strategic alternatives, including continuing as an independent public company with a reorganization of Emageon’s management team, investment in product development initiatives and a continuing analysis of Emageon’s capital needs, as well as the evaluation of possible acquisitions of other businesses. The Strategic Alternatives Committee stated that, as of the date of the Board meeting, only Company A continued to indicate an interest in exploring strategic alternatives with Emageon. Accordingly, the Strategic Alternatives Committee recommended to the Board of Directors that Emageon continue negotiations with Company A regarding a definitive transaction and, if agreement could not be reached regarding a transaction that would be in the best interest of Emageon’s stockholders, Emageon should continue operating on a standalone basis with such restructuring and other steps as were determined by management and the full Board of Directors to be in the best interest of Emageon’s stockholders. After discussion, the Board of Directors approved the cessation of the Strategic Alternatives Committee’s activities. The Company continued to negotiate with Company A following the October 24, 2007 Board of Directors meeting but was unable to reach agreement regarding a definitive transaction.

On November 6, 2007, Emageon issued a press release reporting its financial results for the quarter ended September 30, 2007. The market value of Emageon’s common stock declined substantially following the release of Emageon’s financial results. At a special Board of Directors meeting on November 13, 2007, the Board of Directors, noting the decline in the market value of Emageon’s stock, closing at $4.58 per share (as reported on NASDAQ) on November 13, 2007, following the release of Emageon’s financial results for the third quarter of 2007 and the difficulties Emageon faced in the public market, determined further analysis of strategic alternatives would be required and requested that the Strategic Alternatives Committee reconvene. Following the Board of Directors meeting, Mr. Williamson, on behalf of the Strategic Alternatives Committee, requested Mr. Jett to contact representatives of “Company B,” a strategic party that the Strategic Alternatives Committee believed might have an interest in a potential acquisition of Emageon.

The Strategic Alternatives Committee met on November 16, 2007 and discussed with Mr. Jett his preliminary conversations with Company B, which indicated an interest in a possible acquisition of Emageon. The Strategic Alternatives Committee also authorized representatives of SunTrust Robinson Humphrey to contact parties previously contacted as part of the Strategic Alternatives Committee’s process, as well as certain additional strategic parties and financial sponsors with which the Strategic Alternatives Committee had not yet had discussions but who might be interested, particularly in light of Emageon’s reduced market valuation.

On December 4, 2007, the Strategic Alternatives Committee met to discuss the ongoing conversations with Company B and certain other strategic parties and financial sponsors contacted by SunTrust Robinson Humphrey. Mr. Jett and representatives of SunTrust Robinson Humphrey reported to the Strategic Alternatives Committee at this meeting that Company B continued to express an interest in Emageon as did one other strategic party, referred to herein as “Company C.” Additionally, Mr. Jett reported that one of Emageon’s current institutional investors had contacted him regarding a possible investment transaction that would include as a condition to such investment representation on Emageon’s Board of Directors. The Strategic Alternatives Committee instructed Mr. Jett to pursue further the interest expressed by this institutional investor in a potential investment transaction. The Strategic Alternatives Committee discussed with representatives of SunTrust Robinson Humphrey additional parties the Strategic Alternatives Committee might contact and instructed SunTrust Robinson Humphrey to contact those parties to determine their interest in a possible transaction with Emageon.

Throughout December 2007 and January 2008, the Strategic Alternatives Committee, with the assistance of SunTrust Robinson Humphrey, held ongoing discussions with six strategic parties, including Company B and Company C, regarding a possible transaction with Emageon. Company B and Company C continued to conduct due diligence on Emageon during this time. SunTrust Robinson Humphrey subsequently received a call from a financial sponsor that had previously expressed an interest in Emageon, Company D, in which representatives of Company D expressed a renewed interest in discussing an acquisition of Emageon. In early January, Company B informed the Strategic Alternatives Committee that it was no longer interested in pursuing an acquisition of Emageon. On January 22, 2008, Company C submitted an indication of interest in which it offered to purchase only Emageon’s cardiology line of business. After reviewing SunTrust Robinson Humphrey’s analysis of Company C’s proposal, the Strategic Alternatives Committee determined Company C’s proposal undervalued Emageon and that splitting Emageon into segments was not in the best interest of Emageon’s stockholders.

On January 28, 2008, the Strategic Alternatives Committee met and discussed the withdrawal of Company B from discussions with Emageon and the continued interest of Company D in a possible transaction. The Strategic Alternatives Committee discussed the costs and benefits of an investment in Emageon by one of its current institutional investors as well as the feasibility of a stock buyback as a way to generate value for Emageon’s stockholders. After extended discussion, the Strategic Alternatives Committee determined that a possible sale of Emageon represented the best way to enhance stockholder value at this time. Accordingly, the Strategic Alternatives Committee agreed to continue its current evaluation of strategic alternatives, including the potential transaction with Company D.

Subsequent to the meeting on January 28, 2008, the Strategic Alternatives Committee received an indication of interest from Company D. The Strategic Alternatives Committee reconvened on the morning of January 29, 2008 to discuss the indication of interest received from Company D, a financial sponsor. Mr. Jett and Mr. Carlisle were present at the meeting but Mr. Jett was excluded from the discussion of the indication of interest from Company D and was not provided a copy for his review. The Strategic Alternatives Committee instructed SunTrust Robinson Humphrey to obtain additional information from Company D and to inquire as to the possibility of including an equity component as part of the transaction so as to allow Emageon’s current stockholders to retain an interest in Emageon following an acquisition of Emageon by Company D.

On February 11, 2008, the Strategic Alternatives Committee met to discuss further Company D’s indication of interest. Mr. Williamson expressed to the Strategic Alternatives Committee that Company D was not willing to consider an equity component but remained interested in pursuing an acquisition of Emageon for cash. The Strategic Alternatives Committee also noted that Company D had requested Emageon to enter into an exclusivity agreement before it continued its due diligence review. The Strategic Alternatives Committee requested SunTrust Robinson Humphrey to prepare an analysis of Company D’s offer and report back to the Strategic Alternatives Committee.

On February 19, 2008, the Strategic Alternatives Committee met and reviewed SunTrust Robinson Humphrey’s analysis of a transaction with Company D, including the feasibility of completing a transaction, the structure of the proposed transaction, the timeframe for negotiating the transaction and the potential value of the transaction to Emageon’s stockholders. Following this discussion, the Strategic Alternatives Committee instructed SunTrust Robinson Humphrey, with the assistance of Bass, Berry & Sims, to negotiate an exclusivity agreement on behalf of the Strategic Alternatives Committee with Company D. Subsequent to this meeting, on February 25, 2008, Emageon entered into a 45-day exclusivity agreement with Company D.

Mr. Williamson, on behalf of the Strategic Alternatives Committee, requested Bass, Berry & Sims to draft a form of merger agreement for the Strategic Alternatives Committee’s review. From February 25, 2008 through March 20, 2008, Company D conducted an extensive due diligence review of Emageon. On March 14, 2008, the Strategic Alternatives Committee met and discussed the form of merger agreement to be delivered to Company D. Following this discussion, the Strategic Alternatives Committee instructed Bass, Berry & Sims to deliver the agreement to SunTrust Robinson Humphrey and convey the Strategic Alternatives Committee’s authorization for its distribution to Company D. The form of merger agreement was immediately delivered to Company D.

On March 20, 2008, Company D communicated to SunTrust Robinson Humphrey that based on its analysis of its due diligence review and market conditions, it was no longer willing to pursue a transaction within the range communicated in its indication of interest and that it was significantly reducing its offer price. The Strategic Alternatives Committee met on March 24, 2008 and discussed Company D’s reduced offer with representatives of SunTrust Robinson Humphrey. The Strategic Alternatives Committee reviewed SunTrust Robinson Humphrey’s analysis of the reduced offer and after extended discussions determined that a sale of Emageon at the reduced offer price would undervalue Emageon and would not provide adequate value to Emageon’s stockholders. The Strategic Alternatives Committee instructed representatives of SunTrust Robinson Humphrey to contact Company D to confirm that the Strategic Alternatives Committee would no longer consider such a reduced offer and requested the termination of the exclusivity arrangement between Emageon and Company D, which exclusivity agreement was subsequently terminated. The Strategic Alternatives Committee authorized SunTrust Robinson Humphrey to contact Company C to determine whether it had any interest in discussing an acquisition of Emageon as a whole as opposed to only the cardiology segment of Emageon’s business. Company C did not express an interest in an acquisition of Emageon as a whole.

On April 18, 2008, the Strategic Alternatives Committee met and discussed the strategic alternatives evaluation process with SunTrust Robinson Humphrey and reviewed management’s observations regarding the impact of the process on Emageon’s ongoing business operations. Noting the lack of executable offers received as a result of the strategic alternatives process despite the substantial number of parties contacted and the disruption of Emageon’s operations that would result from continuing the process, the Strategic Alternatives Committee determined it was in the best interest of Emageon and its stockholders to conclude the evaluation of strategic alternatives and to take such steps as the full board determined were necessary for Emageon to continue operating on an independent basis. The Board of Directors received, discussed and accepted this recommendation at its regularly scheduled meeting on April 29, 2008.

On May 9, 2008, in connection with Emageon’s annual stockholders meeting, Oliver Press filed with the SEC a preliminary proxy statement seeking stockholder support for three directors nominated by Oliver Press to Emageon’s Board of Directors at Emageon’s annual stockholder meeting scheduled for June 23, 2008. Over the ensuing weeks, Emageon engaged in a proxy contest with Oliver Press. On June 22, 2008, Emageon entered into an agreement with Mr. Jett and representatives of Oliver Press terminating the proxy contest with respect to the election of directors at Emageon’s annual meeting. Under the terms of the agreement, the size of Emageon’s Board of Directors was ultimately expanded to nine members, Mr. Jett and Douglas D. French tendered their resignations from the Board of Directors and Augustus K. Oliver and Benner Ulrich, principals of Oliver Press, were appointed to the Board of Directors. In addition, the Board of Directors agreed to appoint Bradley S. Karro to the Board of Directors, subject to the Board’s review of Mr. Karro’s qualifications and a background check of Mr. Karro. Mr. Karro was appointed to the Board of Directors on July 29, 2008. Further, Mr. Ulrich and, upon his subsequent appointment to the Board of Directors, Mr. Karro were added to the Strategic Alternatives Committee by the Board of Directors. The settlement agreement also contemplated that the Strategic Alternatives Committee would be reconstituted and would recommence its evaluation of strategic alternatives and that it would meet on June 23, 2008 to contemplate the engagement of an additional (or alternative) financial advisor and develop a schedule of activities in connection with its evaluation of strategic alternatives.

On June 23, 2008, the reconstituted Committee (consisting of four directors — Mr. Ulrich, Mr. Clark, Mr. Goad and Mr. Williamson) met by telephone. Mr. Oliver and Mr. Jett participated in the meeting at the Strategic Alternatives Committee’s request. At this meeting, the Strategic Alternatives Committee discussed the activities of the Strategic Alternatives Committee since its inception in April 2007, the viability of recommencing the investigation of strategic alternatives and the proposed timeline for a potential process. The Strategic Alternatives Committee also discussed with Mr. Jett management’s views of the potential impact of such a process on Emageon and its relationships with its employees and customers. Mr. Ulrich inquired about the possibility of separating the cardiology and imaging businesses of Emageon both for purposes of evaluating strategic alternatives and operationally, and Mr. Jett agreed to provide financial and other information to the Strategic Alternatives Committee to assist in analyzing this possibility. In addition, the Strategic Alternatives Committee discussed its engagement of SunTrust Robinson Humphrey and the possible benefits and risks of engaging a new financial advisor. In this regard, Mr. Ulrich and Mr. Oliver agreed to contact certain firms the Strategic Alternatives Committee might consider and report to the Strategic Alternatives Committee the following day regarding these preliminary conversations.

The Strategic Alternatives Committee met again on June 24, 2008. Mr. Ulrich stated that he and Mr. Oliver had engaged in conversations with SunTrust Robinson Humphrey as well as three other investment banks, including Jefferies & Company, Inc., which we refer to as Jefferies, regarding their interest in working with the Strategic Alternatives Committee. Mr. Ulrich stated that Jefferies had expressed a desire to work with the Strategic Alternatives Committee. The Strategic Alternatives Committee discussed further the process for evaluating strategic alternatives, including conducting a controlled process as had been done previously or conducting a broader public auction within a timeframe that would limit the potential risk to Emageon’s ability to operate but that would allow Emageon to analyze whether a buyer might be found for Emageon at a valuation beneficial to Emageon’s stockholders. The Strategic Alternatives Committee agreed to continue discussions with Jefferies regarding a possible engagement and instructed Mr. Jett to coordinate with Jefferies regarding a visit to Emageon’s headquarters in Birmingham, Alabama to conduct due diligence. The Strategic Alternatives Committee also instructed Mr. Jett to prepare an analysis regarding management’s views of Emageon’s continuing viability as an independent public company. Also at this meeting, the Strategic Alternatives Committee agreed to appoint Mr. Ulrich as Chair of the Strategic Alternatives Committee.

On June 30, 2008, the Strategic Alternatives Committee met to discuss the possible engagement of a financial advisor as well as certain inquiries Mr. Jett had received regarding Emageon’s interest in a possible transaction. The Strategic Alternatives Committee discussed with Mr. Jett conversations he had had with one financial sponsor, referred to herein as “Company E,” and two strategic parties, “Company F” and Health Systems Solutions. Mr. Jett stated that each of these parties had contacted him to express an interest in discussing a possible acquisition of Emageon. Mr. Oliver stated that another financial sponsor, referred to herein as “Company G,” had contacted him to express an interest in acquiring Emageon. The Strategic Alternatives Committee determined to obtain a final proposal from Jefferies and to meet again on July 2, 2008.

On July 2, 2008, the Strategic Alternatives Committee met by telephone with representatives of Jefferies who made a presentation to the Strategic Alternatives Committee regarding, among other matters, the Strategic Alternatives Committee’s strategic alternatives process, including parties Jefferies thought the Strategic Alternatives Committee should approach, the proposed timeline for completing a possible transaction and Jefferies’ proposed fee structure for serving as financial advisor to the Strategic Alternatives Committee.

The Strategic Alternatives Committee met again on July 3, 2008 to discuss the engagement of a financial advisor, including the possible engagement of Jefferies and the role of SunTrust Robinson Humphrey going forward. After discussion, the Strategic Alternatives Committee determined it was in the best interest of Emageon and its stockholders to engage Jefferies as its lead financial advisor and authorized Mr. Ulrich, working with Bass, Berry & Sims, to negotiate and enter into an engagement letter with Jefferies and an amendment to the engagement letter with SunTrust Robinson Humphrey reflecting SunTrust Robinson Humphrey’s revised role and including SunTrust Robinson Humphrey’s willingness to, if appropriate, evaluate and render an opinion as to the fairness, from a financial point of view, of a selected transaction.

On July 11, 2008, the Strategic Alternatives Committee entered into an engagement letter with Jefferies pursuant to which Jefferies agreed to serve as the Strategic Alternatives Committee’s lead financial advisor, and Emageon issued a press release announcing that the Strategic Alternatives Committee had retained Jefferies to assist it in its evaluation of strategic alternatives available to Emageon. Also on July 11, 2008, the Strategic Alternatives Committee entered into an amendment to its engagement letter with SunTrust Robinson Humphrey whereby SunTrust Robinson Humphrey agreed to a reduction in its fee and agreed to, if appropriate, evaluate and provide its opinion as to the fairness, from a financial point of view, of a selected transaction. Mr. Ulrich, on behalf of the Strategic Alternatives Committee, requested that Jefferies begin contacting the parties discussed at the July 2, 2008 meeting, including, among others, Company E, Company F, Company G and HSS, and report to the Strategic Alternatives Committee regarding its preliminary conversations and the status of its due diligence investigation of Emageon.

From July 11, 2008 to September 12, 2008, the Strategic Alternatives Committee, with Jefferies’ assistance, contacted 47 parties, including 17 strategic parties and 30 financial sponsors, most of which had not previously been contacted by the Strategic Alternatives Committee. An extensive financial information package was delivered to 27 parties with which Emageon had executed confidentiality agreements. The process was structured to solicit interest, provide diligence materials and receive indications of interest on or about September 8, 2008.

The Strategic Alternatives Committee met on July 22, 2008 and discussed with representatives of Jefferies its preliminary conversations with various parties. The Strategic Alternatives Committee also discussed with Mr. Jett his recent conversations with representatives of Company F who had discussed a possible valuation, which represented a discount to Emageon’s then current market price. Mr. Jett stated that Company F requested to negotiate on an exclusive basis with Emageon. After discussion, the Strategic Alternatives Committee determined that the valuation proposed by Company F was inadequate and that the Strategic Alternatives Committee should continue with its evaluation of other strategic alternatives.

On July 28, 2008, Company E submitted a preliminary indication of interest to the Strategic Alternatives Committee proposing to purchase all of the outstanding shares of common stock of Emageon. The proposal indicated that Company E was unwilling to move forward in discussions with Emageon without Emageon agreeing to either negotiate exclusively with Company E through September 8, 2008 or reimburse Company E’s expenses through September 8, 2008, if Emageon was unwilling to enter into an exclusive negotiating arrangement.

The Strategic Alternatives Committee met on July 29, 2008 and discussed the proposal made by Company E as well as the status of discussions with various strategic parties and financial sponsors. Representatives of Jefferies reported to the Strategic Alternatives Committee that in addition to Company E, Company F continued to indicate an interest in a transaction with Emageon. The Strategic Alternatives Committee also discussed several parties with which Jefferies had discussed a potential transaction but which had subsequently indicated they were not interested. The Strategic Alternatives Committee noted that Company E had done a substantial amount of due diligence regarding Emageon and had expressed the most interest of any of the parties with which the Strategic Alternatives Committee was currently engaged in discussions. Following discussion regarding Company E and the ongoing diligence being conducted by several other parties who had indicated an interest in Emageon, the Strategic Alternatives Committee determined it was not prudent to negotiate exclusively with Company E but that Company E’s continued participation in the process was important. Accordingly, the Strategic Alternatives Committee instructed Mr. Jett, along with Mr. Ulrich and representatives of Jefferies and Bass, Berry & Sims to engage in discussions with representatives of Company E regarding an appropriate expense reimbursement arrangement.

During the following week, Mr. Jett, Mr. Ulrich and representatives of Jefferies and Bass, Berry & Sims had several phone conversations with representatives of Company E and Company E’s outside legal counsel in which Company E reiterated its interest in acquiring Emageon at the price range indicated in its indication of interest, but expressed that it would not move forward in discussions with Emageon without either entering into an exclusivity agreement or an expense reimbursement arrangement. The Strategic Alternatives Committee, with the assistance of Bass, Berry & Sims, began negotiating an expense reimbursement agreement with Company E under which Emageon would agree to reimburse Company E for certain third party expenses incurred in connection with its investigation of Emageon and negotiation of a transaction with Emageon through September 8, 2008, subject to an agreed upon maximum amount. Additionally, the expense reimbursement was only payable if Emageon discontinued discussions with Company E prior to September 8, 2008, or entered into a separate transaction not involving Company E within one year.

On August 5, 2008, the Strategic Alternatives Committee met and discussed with representatives of Jefferies the status of its discussions with various parties and considered further the proposed expense reimbursement agreement with Company E. The Strategic Alternatives Committee discussed management’s views regarding certain financial and operational circumstances surrounding Emageon, including Emageon’s declining revenue growth and employee attrition as well as the impact of declining conditions in the credit market on Emageon and its customers. After discussing the interest in Emageon indicated by Company E and their offer range representing a premium to the then current market price of Emageon’s common stock, as well as the uncertainty of the level of interest of other parties contacted, the Strategic Alternatives Committee determined it was in the best interest of Emageon and its stockholders to enter into the expense reimbursement agreement with Company E in order to ensure Company E’s continued participation in the process. Accordingly, the Strategic Alternatives Committee authorized entering into the expense reimbursement agreement with Company E.

During the week following the Strategic Alternatives Committee’s August 5, 2008 meeting, representatives of Jefferies discussed regularly with representatives of Company E the status of Company E’s diligence review of Emageon. Mr. Jett also had various conversations with representatives of Company E regarding Emageon’s business operations. Jefferies continued to discuss with a number of other parties their possible interest in a transaction with Emageon and worked with Emageon’s management to prepare an extensive financial information package for distribution to parties participating in the process.

The Strategic Alternatives Committee met on August 12, 2008 and discussed with representatives of Jefferies and Mr. Jett the status of Company E’s due diligence review of Emageon as well as the status of the financial information package to be delivered to various other parties that had expressed interest in a transaction. The Strategic Alternatives Committee discussed the timing of the distribution of a proposed merger agreement to Company E and the proposed timing for requiring other parties to submit indications of interest. The Strategic Alternatives Committee discussed with representatives of Bass, Berry & Sims the Strategic Alternatives Committee’s fiduciary duties, including the Strategic Alternatives Committee members’ duties of care and loyalty and the importance of their independence on behalf of Emageon’s stockholders. The Strategic Alternatives Committee and representatives of Bass, Berry & Sims also discussed the continued involvement of Mr. Jett in the Strategic Alternatives Committee’s discussions with various parties, including Company E. The Strategic Alternatives Committee discussed Mr. Jett’s knowledge of Emageon and its industry and the various parties involved in discussions with the Strategic Alternatives Committee, which was helpful to the Strategic Alternatives Committee in its analysis of strategic alternatives. The Strategic Alternatives Committee noted Mr. Jett’s desire to act in the best interest of Emageon’s stockholders and that his actions throughout the strategic alternatives evaluation process had been consistent with this goal. The Strategic Alternatives Committee specifically instructed Mr. Jett that no discussions were to take place regarding any arrangements for members of the management team in connection with a potential transaction. Mr. Jett confirmed such understanding and stated that no such conversations had taken place. Finally, the Strategic Alternatives Committee instructed representatives of Bass, Berry & Sims to prepare a form of merger agreement for the Strategic Alternatives Committee’s review to be distributed with a bid package to be delivered to potential buyers.

From August 5, 2008 to August 21, 2008, representatives of Company E and Company E’s lenders continued to conduct a due diligence review of Emageon and held several meetings with members of Emageon’s management. Jefferies engaged in several discussions with representatives of Company E regarding the status of Company E’s due diligence investigation of Emageon. During these discussions, Company E indicated that it had concerns its lenders might not be willing to provide adequate financing to support a price in the range proposed by Company E in its initial indication of interest.

On August 19, 2008, the Strategic Alternatives Committee met to discuss the status of its discussions with various parties, including Company E. Representatives of Bass, Berry & Sims advised the Strategic Alternatives Committee concerning its fiduciary duties, including the Strategic Alternatives Committee members’ duties of care and loyalty and the importance that they act independently on behalf of Emageon’s stockholders. Representatives of Jefferies stated that a financial information package regarding Emageon had been delivered to 27 parties currently engaged in the process. The Strategic Alternatives Committee discussed with representatives of Jefferies Company E’s diligence process and Company E’s desire to preempt the bid process by seeking to negotiate a definitive transaction by September 8, 2008. The Strategic Alternatives Committee reviewed the proposed bid letter to be distributed to parties interested in submitting a bid for Emageon and instructed Jefferies to deliver the bid letter to such parties requesting indications of interest by no later than September 8, 2008. The Strategic Alternatives Committee also reviewed with representatives of Bass, Barry & Sims the form of merger agreement to be sent to Company E and, at the appropriate time, to other potential bidders in the process. The Strategic Alternatives Committee agreed to wait to distribute the merger agreement to Company E until it confirmed it would be able to obtain financing.

On August 21, 2008, representatives of Jefferies spoke with representatives of Company E who stated they were unable to provide guidance regarding Company E’s ability to obtain adequate financing in connection with its offer to acquire Emageon at the price range indicated in its indication of interest. Company E agreed to cease incurring reimbursable expenses under the expense reimbursement agreement until it had confirmation from its lenders regarding financing.

The Strategic Alternatives Committee met on August 26, 2008 and discussed the status of discussions with various parties in the process. The Strategic Alternatives Committee also discussed with representatives of Jefferies Company E’s concerns about its financing. Representatives of Jefferies informed the Strategic Alternatives Committee that one strategic party had expressed interest in discussing the Strategic Alternatives Committee’s thoughts on an offer that included the potential buyer’s stock as part of the consideration and had requested an opportunity to meet with the Strategic Alternatives Committee. After further discussion, the Strategic Alternatives Committee agreed to meet by teleconference with representatives of this strategic party and asked representatives of Jefferies to coordinate a time for a meeting, which meeting was held on September 9, 2008. The Strategic Alternatives Committee also discussed with Mr. Jett various operational matters of Emageon and considered management’s views regarding the impact of the ongoing process on Emageon.

From August 26, 2008 to September 8, 2008, representatives of Jefferies held a number of conversations with various parties to which it had delivered the bid letter and a number of parties continued to conduct due diligence on Emageon. In addition, Mr. Jett and other members of management addressed various questions regarding the business operations of Emageon and met either in person or by phone with various parties in the process.

On September 8, 2008, the Strategic Alternatives Committee received indications of interest from six parties, one of which was HSS.

On September 9, 2008, the Strategic Alternatives Committee held a meeting to discuss the indications of interest with representatives of Jefferies, including price ranges and the qualifications of each party submitting a bid. The Strategic Alternatives Committee also discussed with Jefferies other parties expected to submit an indication of interest, including, among others, Company E and Company G, based on discussions Jefferies had held with such parties. Representatives of Bass, Berry & Sims reviewed with the Strategic Alternatives Committee members their fiduciary duties in evaluating the proposals, negotiating a transaction for the benefit of Emageon’s stockholders and making a recommendation to the full Board of Directors. The Strategic Alternatives Committee instructed Jefferies to prepare an analysis of each of the indications received and to deliver the analysis to the Strategic Alternatives Committee as soon as possible.

Over the next two days, the Strategic Alternatives Committee received six additional indications of interest, including from, among others, Company E, which confirmed that it expected to be able to obtain financing for the transaction, Company F and Company G. Jefferies prepared an analysis of each of the indications of interest received and distributed the analysis to the Strategic Alternatives Committee for its review. In total, the Strategic Alternatives Committee received indications of interest from 12 parties, including five strategic parties and seven financial sponsors. The preliminary non-binding indications of interest proposed valuations for Emageon’s common stock ranging from $2.00 per share to $3.75 per share, subject to various qualifications.

On September 12, 2008, the Strategic Alternatives Committee met and reviewed Jefferies’ analysis of the 12 indications of interest received, including the price ranges indicated, the form of consideration and the qualifications of each party submitting a bid. At the Strategic Alternatives Committee’s request, Mr. Jett and Mr. Carlisle participated in the meeting and provided the Strategic Alternatives Committee with management’s views on each party, including the amount of diligence each had undertaken and their views as to the feasibility of completing a definitive transaction with each party. The Strategic Alternatives Committee reviewed Mr. Jett’s analysis of Emageon’s operational and financial condition and noted that a sale of Emageon continued to be in the best interest of Emageon’s stockholders. Mr. Jett and Mr. Carlisle were then excused from the meeting, and the Strategic Alternatives Committee met in executive session with representatives of Bass, Berry & Sims and Jefferies. The Strategic Alternatives Committee members discussed with representatives of Bass, Berry & Sims their fiduciary duties in connection with the evaluation of the indications of interest received and the possible negotiation of a definitive agreement with such parties. The Strategic Alternatives Committee discussed the number of parties with which it should continue discussions based on the valuations indicated by the parties and the ability of each to complete a transaction within the next three to four weeks, which was considered advisable in order to limit the distraction caused by the process for management and employees of Emageon. Based on this discussion, the Strategic Alternatives Committee agreed that Company E and HSS should remain in the process based on their respective valuations of Emageon, their knowledge of Emageon’s industry and the substantial amount of diligence conducted by each. The Strategic Alternatives Committee then discussed in detail four other parties, all financial sponsors, which had submitted bids ranging from $2.40 to $3.75 per share in cash, including each party’s ability to complete a transaction within the timeframe contemplated by the Strategic Alternatives Committee. After this discussion, the Strategic Alternatives Committee instructed Jefferies to contact each of these parties to determine their willingness to continue in the process without an exclusivity agreement and whether the parties would be able to submit a formal bid, that would include comments to the form of merger agreement, to the Strategic Alternatives Committee on or before October 3, 2008. The parties were contacted in an order based primarily on the valuation range submitted, with the parties indicating a higher valuation being given the first opportunity to continue in the process.

On September 15, 2008, the Strategic Alternatives Committee met and discussed the status of conversations with the four financial sponsors discussed at the Strategic Alternatives Committee’s meeting on September 12, 2008. Representatives of Jefferies indicated they had contacted the two parties submitting the highest valuation range and were confirming whether these parties were willing to continue in the process. The Strategic Alternatives Committee noted that, given the valuation ranges proposed by these two parties, Jefferies should determine these parties’ willingness to continue in the process before approaching the other two financial sponsors, one of which was Company G. However, if neither of the parties were willing to continue in the process, Jefferies should contact Company G and the other party discussed at the September 12, 2008 Committee meeting in an effort to have at least three parties in total (including Company E and HSS) continue in the process. The Strategic Alternatives Committee then instructed Jefferies to send the bid package to HSS and Company E with instructions that formal bids were due to the Strategic Alternatives Committee on or before October 3, 2008.

Over the next two days the first three of the four parties Jefferies contacted subsequent to the September 12, 2008 Committee meeting informed Jefferies they would not continue to participate in the process. Representatives of Jefferies discussed these conversations with Mr. Ulrich, who, on behalf of the Strategic Alternatives Committee, instructed Jefferies to contact Company G. On September 17, 2008, representatives of Company G indicated to Jefferies they would be willing to continue in the process without exclusivity and that they could deliver a formal bid to the Strategic Alternatives Committee on or before October 3, 2008. Accordingly, at the instruction of Mr. Ulrich, on behalf of the Strategic Alternatives Committee, a bid package was delivered to Company G.

Between September 17, 2008 and September 29, 2008, representatives of Jefferies and Emageon’s management responded to a number of requests from and held informational meetings with representatives of each of Company E, Company G and HSS. In addition, Company F contacted the Strategic Alternatives Committee and requested the opportunity to enter a formal bid. Company F was told that the valuation submitted in its indication of interest was substantially below the valuation ranges received from other parties. Company F stated that it believed it would be able to increase its offer price. Given the substantial due diligence done by Company F and Company F’s knowledge of Emageon’s industry, the Strategic Alternatives Committee agreed to send Company F a bid package.

On September 29, 2008, the full Board of Directors met to discuss the strategic alternatives process with the Strategic Alternatives Committee. Representatives of Jefferies and Bass, Berry & Sims as well as Mr. Jett and Mr. Carlisle also participated in the meeting. At this meeting, members of the Strategic Alternatives Committee reviewed with the full Board of Directors the process conducted by the Strategic Alternatives Committee, the indication of interests received, the four parties from whom formal bids were expected, the process for selecting these four parties and the October 3, 2008 deadline. The Board of Directors discussed with the Strategic Alternatives Committee and representatives of Jefferies the qualifications of each of the four parties and the background of each. The Board of Directors discussed with Mr. Jett management’s perspective on the parties and reviewed Mr. Jett’s analysis of Emageon’s financial and operational condition as well as management’s support of pursuing a transaction in the time frame recommended by the Strategic Alternatives Committee. Following the Board meeting, the Strategic Alternatives Committee met with representatives of Jefferies and Bass, Berry & Sims to discuss further the process and conversations Jefferies and management continued to have with the potential bidders regarding the process and Emageon’s operations.

During the week of September 29, 2008, the Strategic Alternatives Committee received preliminary markups of the form of merger agreement from each of Company E, Company G and HSS. The Strategic Alternatives Committee, with the assistance of Bass, Berry & Sims, reviewed and held discussions with legal counsel for each of these parties regarding the changes to the merger agreement proposed by each party and delivered revised drafts of the merger agreement to each party.

On October 3, 2008, Emageon received final bids, including markups of the form of merger agreement, from Company F, Company G and HSS. Company F proposed to purchase Emageon for $2.20 per share, Company G proposed $2.45 per share, and HSS proposed $3.00 per share, each in all cash transactions. Company E informed Jefferies that it would not be submitting a bid.

On October 4, 2008, the Strategic Alternatives Committee met for the primary purpose of discussing the bids received. Representatives of Jefferies, Bass, Berry & Sims and SunTrust Robinson Humphrey participated in the meeting. The Strategic Alternatives Committee members discussed with representatives of Bass, Berry & Sims their fiduciary duties in connection with the Strategic Alternatives Committee’s role in considering whether to proceed with a possible sale of Emageon and the Strategic Alternatives Committee’s choice and recommendation of a buyer to the full Board of Directors of Emageon. The Strategic Alternatives Committee reviewed Jefferies’ presentation regarding the bids received and discussed with representatives of Bass, Berry & Sims the key terms, including terms relating to the conditionality of the potential acquiror’s obligation to consummate the merger, Emageon’s fiduciary out and the deal protection terms, the expected timing of their closing and the remedies available to each party for a breach of the merger agreement, as well as issues to be negotiated in the merger agreement markups submitted by each party. The Strategic Alternatives Committee discussed with representatives of SunTrust Robinson Humphrey its preliminary analysis of the bids received. After extended discussion, the Strategic Alternatives Committee determined to focus its attention on reaching a definitive agreement with HSS, primarily due to the superior value proposed and representations regarding the availability of its financing, while maintaining dialogue with Company F and Company G to ensure an alternative transaction in the event HSS did not execute a definitive agreement.

From October 4, 2008 through October 9, 2008, the Strategic Alternatives Committee and HSS and their respective legal and financial advisors engaged in extensive negotiations regarding open issues in the merger agreement. At the Strategic Alternatives Committee’s request, in light of financing risks in the current environment, HSS was requested to make a $5.0 million deposit at signing to be held in escrow as unliquidated damages in the event its financing was not available at closing or HSS otherwise intentionally breached the merger agreement. At this point, however, HSS was not willing to make the deposit a non-exclusive remedy or have the deposit payable upon its intentional breach of the merger agreement. The parties also negotiated the terms of a voting agreement to be executed by Oliver Press and Emageon’s directors and executive officers. HSS also continued to negotiate a purchase agreement with an affiliate of its majority stockholder regarding the purchase of additional convertible debentures in HSS for purposes of funding HSS’s acquisition of Emageon and additional working capital following the transaction. Separately, HSS negotiated the principal terms of an agreement with Keith Stahlhut, Emageon’s acting Principal Operating Officer, pursuant to which Mr. Stahlhut would be employed by HSS following the merger.

The Strategic Alternatives Committee met on October 9, 2008 primarily to consider its recommendation to the Board of Directors regarding the sale of Emageon to HSS. Representatives of Bass, Berry & Sims, Jefferies, SunTrust Robinson Humphrey and Emageon’s management, including Mr. Jett, participated in the meeting at the Strategic Alternatives Committee’s request. Representatives of Bass, Berry & Sims reviewed with the Strategic Alternatives Committee members their fiduciary duties in connection with their consideration of whether to recommend a possible sale of Emageon to the Board of Directors. The Strategic Alternatives Committee reviewed a presentation by management regarding Emageon’s operations and financial results for the third quarter of 2008 and Emageon’s projected financial results for the year ending December 31, 2008. Mr. Jett discussed with the Strategic Alternatives Committee management’s continued belief that the sale of Emageon in the near term was in the best interest of Emageon and its stockholders. The Strategic Alternatives Committee discussed with representatives of Jefferies the Strategic Alternatives Committee’s evaluation of strategic alternatives, including the parties contacted since July 2008 and the process for qualifying these parties to become potential buyers of Emageon, as well as the valuation of the bid proposals received from HSS, Company F and Company G. The Strategic Alternatives Committee reviewed a detailed presentation from SunTrust Robinson Humphrey, including all of the analyses that would ultimately form the basis for its fairness opinion. SunTrust Robinson Humphrey’s report was extensive and provided an evaluation of Emageon from a number of perspectives, including a reference companies analysis, a reference transactions analysis, a discounted cash flows analysis and a premiums paid analysis. The Strategic Alternatives Committee reviewed the assumptions utilized by SunTrust Robinson Humphrey in connection with each analysis. Representatives of SunTrust Robinson Humphrey articulated to the Strategic Alternatives Committee that SunTrust Robinson Humphrey was prepared to render its opinion to the Strategic Alternatives Committee that the consideration to be received by Emageon’s stockholders in the proposed transaction with HSS was fair, from a financial point of view, to such holders. The Strategic Alternatives Committee reviewed with representatives of Bass, Berry & Sims the terms of the proposed merger agreement with HSS, including the material open items and the timeline for finalizing the merger agreement. Mr. Jett then left the meeting and after extended discussion, the Strategic Alternatives Committee agreed that the sale of Emageon to HSS was the best strategic alternative reasonably available to Emageon and unanimously determined to recommend to the Board of Directors a sale of Emageon to HSS, pursuant to the transaction terms discussed at the meeting.

Following the Strategic Alternatives Committee meeting on October 9, 2008, the full Board of Directors held a special meeting to consider the recommendation of the Strategic Alternatives Committee regarding the sale of Emageon to HSS. Representatives of Bass, Berry & Sims, Jefferies, SunTrust Robinson Humphrey and Emageon’s management, including Mr. Jett and Mr. Carlisle, participated in the meeting at the request of the

Board of Directors. Representatives of Bass, Berry & Sims reviewed with the directors their fiduciary duties in connection with their consideration of whether to proceed with a possible sale of Emageon. The Board of Directors reviewed a presentation by management regarding Emageon’s operations and financial results for the third quarter of 2008 and Emageon’s projected financial results for the year ending December 31, 2008. Mr. Jett reiterated management’s continued belief that the sale of Emageon in the near term was in the best interest of Emageon and its stockholders. Next, at the request of Mr. Williamson, Mr. Ulrich and representatives of Jefferies led a discussion regarding the Strategic Alternatives Committee’s evaluation of strategic alternatives, including the parties contacted since July 2008, the process for qualifying these parties to become potential buyers of Emageon, the role of the Strategic Alternatives Committee’s financial and legal advisors in the process and the potential transaction with HSS recommended by the Strategic Alternatives Committee and being considered by the Board of Directors. The Board of Directors reviewed a detailed presentation from SunTrust Robinson Humphrey, including all of the analyses that would ultimately form the basis for its fairness opinion. The Board of Directors reviewed the assumptions utilized by SunTrust Robinson Humphrey in connection with its analysis. Representatives of SunTrust Robinson Humphrey articulated to the Board of Directors that the transaction with HSS offered the highest value reasonably available and that SunTrust Robinson Humphrey was prepared to render its opinion to the Strategic Alternatives Committee that the consideration to be received by Emageon’s stockholders in the proposed transaction with HSS was fair, from a financial point of view, to such holders. The Board of Directors reviewed with representatives of Bass, Berry & Sims the terms of the proposed merger agreement with HSS, including the material open items (including whether HSS would be willing to fund a $5 million escrow fund as unliquidated damages in case it failed to secure financing for the transaction or HSS otherwise intentionally breached the merger agreement) and the timeline for finalizing the merger agreement. Each member of the Board of Directors indicated his or her willingness to sign the form of voting agreement in support of the proposed transaction with HSS, as did Mr. Ulrich and Mr. Oliver on behalf of Oliver Press. The Strategic Alternatives Committee confirmed its recommendation and belief that the sale to HSS was the best strategic alternative reasonably available to Emageon. At this time, the Strategic Alternatives Committee members excused themselves from the meeting to allow the remaining directors to address any concerns and questions to the financial and legal advisors and Mr. Jett and Mr. Carlisle. Thereafter, upon the Strategic Alternatives Committee members rejoining the meeting, Bass, Berry & Sims reviewed the terms of the proposed resolutions relating to the proposed merger and responded to questions. After extended discussions, the Board of Directors, in part based on the recommendation of the Strategic Alternatives Committee and the review of SunTrust Robinson Humphrey’s fairness presentation, unanimously approved the merger agreement, the voting agreement and the deposit agreement, subject to satisfactory resolution of the final terms of the deposit agreement in the manner discussed at the meeting.

On October 10, 2008 and October 11, 2008, the Strategic Alternatives Committee and HSS and their respective financial and legal advisors continued to negotiate the remaining outstanding issues in the various transaction documents and to finalize Emageon’s disclosure schedules.

On the morning of October 12, 2008, a representative of HSS contacted Jefferies and stated HSS and its financing sources were concerned about the recent turbulence in the credit markets and the outlook of the global economy and reduced the offer price from $3.00 per share to $2.75 per share. Following further discussion, HSS revised its reduced purchase price from $2.75 per share to $2.85 per share. In addition, HSS conceded to the demands of Emageon regarding the $5.0 million deposit agreement, primarily that it include payment to Emageon for HSS’s intentional breach of the merger agreement and that the deposit payment would be a non-exclusive remedy when payable, and not liquidated damages.

Later on October 12, 2008, the Board of Directors held a special meeting to discuss the revised offer price proposed by HSS. Mr. Jett and representatives of SunTrust Robinson Humphrey, Jefferies and Bass, Berry & Sims participated in the meeting at the Board of Directors’ request. The Board of Directors reviewed the revised purchase price proposed by HSS and discussed the reasons given for the reduction. Jefferies also confirmed that based on recent discussions with Company F and Company G that such parties would not be able to offer a similar value to HSS’s revised proposal. SunTrust Robinson Humphrey provided an update of its analyses presented on October 9, 2008 in light of the reduced price, and confirmed that the reduced offer price did not result in any meaningful changes to its financial analyses. Representatives of SunTrust Robinson Humphrey expressed their oral opinion that the merger consideration to be received by Emageon’s stockholders was fair to such stockholders from a financial point of view, which opinion was subsequently confirmed in writing to the Strategic Alternatives Committee. The full text of the written opinion of SunTrust Robinson Humphrey, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinions, is attached as Annex B to this proxy statement. The Strategic Alternatives Committee reaffirmed its recommendation to enter into the merger agreement. Following extended discussions, the Board of Directors, in part based on the recommendation of the Strategic Alternatives Committee and the review of SunTrust Robinson Humphrey’s fairness presentation, unanimously approved the merger agreement, the voting agreement and the deposit agreement.

The merger agreement and the related transaction documents were finalized and executed by the parties on October 13, 2008, and Emageon and HSS issued a joint press release publicly announcing the proposed merger.

Reasons for the Merger and Recommendation of Emageon’s Board of Directors

In the course of reaching its decision to approve the merger agreement and to recommend that Emageon stockholders vote to adopt the merger agreement, our Board of Directors consulted with our senior management and the independent financial advisors and legal counsel to the Strategic Alternatives Committee and Emageon, reviewed a significant amount of information and considered a number of factors, including, among others, the following potentially positive factors in support of the merger:

•	the results of the extensive investigation of strategic alternatives that was conducted by the Strategic Alternatives Committee of our Board of Directors with the assistance of its financial advisors, Jefferies and SunTrust Robinson Humphrey, which involved, during the time following the settlement of the proxy contest regarding the election of directors at our 2008 annual meeting of stockholders, contacting approximately 47 parties to determine their interest in acquiring Emageon, entering into confidentiality agreements with 27 parties, receiving 12 preliminary indications of interest for the acquisition of Emageon, and ultimately the submission of HSS’s definitive proposal to acquire Emageon;

•	the possible alternatives to the sale of Emageon, including continuing to operate Emageon on an independent basis; the risks and uncertainties associated with such alternatives, including the uncertain returns that would be created by continuing to execute our current strategic plan compared to the certainty of realizing in cash a fair value for our stockholders in the merger; and the Strategic Alternatives Committee and our Board of Directors’ resulting belief that no other alternative reasonably available to Emageon and its stockholders would provide greater value and certainty to stockholders in the foreseeable future;

•	the increasing level of uncertainty associated with the continued operation of our business resulting from the mature condition of our primary market for sales of our picture archiving and communications radiology systems, or PACS, and the consequent pressure on revenue growth; slower overall market demand for medical imaging software, hardware, and support services; high penetration of our primary radiology market and the related delay in the timing of customer software replacement cycles; and disruption of our base of existing and potential customers as a result of our investigation of strategic alternatives;

•	the fact that the per share merger consideration represented the highest price received in the final bidding process and an approximate 27.0% premium over the closing price of Emageon common stock for the last trading date prior to the announcement of the merger, an approximate 26.0% premium over the average closing price over the three months preceding the execution of the merger agreement, and an approximate 16.2% premium over the average closing price since January 1, 2008;

•	the fact that the merger consideration will be paid in cash, which provides certainty and immediate value to our stockholders;

•	the financial presentation and oral opinion of SunTrust Robinson Humphrey rendered to the Strategic Alternatives Committee of our Board of Directors on October 12, 2008, which opinion was subsequently confirmed by delivery of a written opinion, to the effect that, as of the date of the written opinion and based upon and subject to the considerations described in the written opinion, the merger consideration to be received by the holders of Emageon common stock in the merger was fair, from a financial point of view, to such stockholders;

•	the potential for continued negative effects on the operation of our business, our operating results and our profitability associated with the recent deterioration in general economic conditions and prospects for our industry, and the tightening of credit market conditions, which has been exacerbated in recent months as the impact of the increasingly negative lending environment has expanded and deepened;

•	the significant costs associated with continuing as an independent public company, and the implications of such costs for our future profitability and the trading prices of our common stock in light of our relative size;

•	the terms of HSS’s financing from SIBL pursuant to the terms of the debenture purchase agreement, the fact that the merger is not subject to a financing condition and the resulting increased certainty that the proposed acquisition will be completed;

•	the terms of the merger agreement, which, among other things, permit our Strategic Alternatives Committee and Board of Directors to exercise their fiduciary duties to our stockholders under Delaware corporate law to consider unsolicited acquisition proposals and to change the Board’s recommendation with respect to the merger, as well as the limited number and nature of closing conditions and the limited risk of non-satisfaction of the closing conditions, including that for purposes of the merger agreement a “material adverse effect” on Emageon does not include events, circumstances, developments or changes resulting from the numerous circumstances or events described under “The Merger Agreement — Material Adverse Effect”;

•	the deposit by HSS of $5.0 million in escrow, which is available to us as a non-exclusive remedy under certain circumstances if HSS’s financing is not timely available or HSS is determined by a final non-appealable court order to have intentionally breached the merger agreement; and

•	the fact that stockholders who do not vote in favor of adoption of the merger agreement will have the right to demand appraisal of the fair value of their shares under Delaware law if they meet the prescribed conditions.

Our Board of Directors put significant weight on the analysis and unanimous recommendation of its Strategic Alternatives Committee, as well as the financial presentations of SunTrust Robinson Humphrey and Jefferies that were prepared for the Strategic Alternatives Committee and delivered to our Board of Directors at the request of such committee, and the fact that such committee received an opinion delivered by SunTrust Robinson Humphrey as to the fairness, from a financial point of view, of the merger consideration to the holders of Emageon common stock.

In the course of their deliberations, the Strategic Alternatives Committee and our Board of Directors also considered a variety of risks and other potentially negative factors relating to the merger agreement, including the following:

•	the fact that we will no longer exist as an independent public company and our stockholders will forgo any future increase in our value that might result from our possible growth;

•	the risks and contingencies related to the announcement and pendency of the merger, including diverting management focus and resources from other opportunities and the effect of the merger on our customers, employees, suppliers and our relationships with other third parties (including the potential negative reaction of these parties to the fact that we would be acquired by HSS);

•	the risk that the conditions to HSS’s obligation to complete the merger will not be satisfied;

•	the right of HSS to terminate the merger agreement in certain circumstances, including for certain breaches by us of our representations, warranties, covenants and agreements in the merger agreement;

•	the risk that the financing contemplated by the debenture purchase agreement between HSS and SIBL is not obtained;

•	the fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay to HSS a termination fee of $3.0 million if the merger agreement is terminated under certain circumstances, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to our stockholders than the merger;

•	the fact that, unless the merger agreement is terminated, we are required to submit the merger agreement to a vote of our stockholders even if our Board of Directors changes its recommendation;

•	the fact that the income realized by stockholders as a result of the merger generally will be taxable to our stockholders;

•	the interests that our directors and executive officers have or may have with respect to the merger, in addition to their interests as stockholders of Emageon generally, as described in “The Merger — Interests of Emageon Directors and Executive Officers in the Merger;” and

•	the fact that, pursuant to the merger agreement, we are subject to a variety of other restrictions on the conduct of our business prior to closing of the merger or termination of the merger agreement, which may delay or preclude actions that would be advisable if we were to remain an independent company.

The foregoing discussion of the factors considered by our Strategic Alternatives Committee and Board of Directors is not intended to be exhaustive, but rather includes material factors that the Strategic Alternatives Committee and Board considered in approving and recommending the merger and related proposals. In view of the wide variety of factors considered by our Strategic Alternatives Committee and Board in connection with their evaluation of these transactions and the complexity of these factors, the Strategic Alternatives Committee and Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign any specific or relative weights to the specific factors they considered in reaching their determination, except that, as noted above, our Board of Directors put significant weight on the recommendation of the Strategic Alternatives Committee as well as the financial presentations and fairness opinion delivered to the Strategic Alternatives Committee. Our Strategic Alternatives Committee and Board considered all these factors as a whole, and determined that the transaction was in the best interests of Emageon and its stockholders. In considering the factors described above, individual directors may have assigned different weights to different factors.

It should be noted that portions of the explanation of our Strategic Alternatives Committee and Board of Directors’ reasoning and other information presented in this section are forward-looking in nature and, therefore, should be read along with the factors discussed under the caption “Cautionary Statement Regarding Forward Looking Statements” on page 15 of this proxy statement.

For the reasons set forth above, our Board of Directors unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, declared that it is in the best interest of our stockholders that we enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement, determined that the merger is advisable and fair to Emageon and its stockholders and recommended that our stockholders vote “FOR” adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of SunTrust Robinson Humphrey

The Strategic Alternatives Committee of our Board of Directors engaged SunTrust Robinson Humphrey pursuant to a letter agreement dated May 23, 2007 to assist the Strategic Alternatives Committee in its evaluation of various strategic alternatives that may be available to Emageon. Pursuant to this engagement,

SunTrust Robinson Humphrey and Emageon management began a targeted marketing process, as more fully described above under “The Merger — Background of the Merger.” On July 11, 2008, Emageon announced that the Strategic Alternatives Committee had selected Jefferies as Lead Advisor and SunTrust Robinson Humphrey as Co-Advisor to assist the Strategic Alternatives Committee to evaluate all strategic options available for Emageon. Following this announcement, Jefferies and Emageon conducted an extensive marketing process, and Emageon eventually entered into an agreement and plan of merger with Health Systems Solutions, Inc. On October 12, 2008, SunTrust Robinson Humphrey delivered its oral opinion to the Strategic Alternatives Committee, and subsequently confirmed in writing on October 13, 2008 that, as of the date of the written opinion and based upon and subject to the factors and assumptions set forth in the opinion, the merger consideration was fair from a financial point of view to the holders of shares of Emageon common stock.

The full text of SunTrust Robinson Humphrey’s written opinion to the Strategic Alternatives Committee, dated October 13, 2008, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the SunTrust Robinson Humphrey opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Holders of Emageon common stock are encouraged to read the SunTrust Robinson Humphrey opinion carefully in its entirety.

SunTrust Robinson Humphrey’s opinion was rendered at the request and for the benefit of the Strategic Alternatives Committee in its evaluation of the merger and relates solely to the fairness, from a financial point of view, of the merger consideration to be received by holders of Emageon common stock in the merger. The opinion does not address the relative merits of the merger as compared to alternative transactions or strategies that may be available to Emageon nor does it address Emageon’s underlying decision to engage in the merger or any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into by Emageon or any other person in connection with the merger. The opinion does not constitute a recommendation to any holder of Emageon common stock as to how such holder should vote on the merger.

In arriving at its opinion, SunTrust Robinson Humphrey, among other things:

•	reviewed the merger agreement and certain other related agreements;

•	reviewed certain publicly available information concerning Emageon;

•	reviewed certain financial and operating information with respect to the business, operations and prospects of Emageon furnished to SunTrust Robinson Humphrey by Emageon;

•	reviewed historical trading information with respect to Emageon common stock;

•	reviewed certain historical and projected financial information for Emageon and selected publicly traded companies that SunTrust Robinson Humphrey deemed relevant;

•	reviewed certain historical information relating to premiums paid in acquisitions of selected publicly traded companies that SunTrust Robinson Humphrey deemed relevant;

•	had discussions with the management of Emageon concerning its business, operations, financial condition and prospects; and

•	undertook such other studies, analyses and investigations as SunTrust Robinson Humphrey deemed appropriate.

In arriving at its opinion, SunTrust Robinson Humphrey assumed and relied upon, without independent investigation or verification, the accuracy and completeness of the financial and other information furnished or discussed with it by Emageon. With respect to the financial forecasts of Emageon furnished to or discussed with SunTrust Robinson Humphrey, SunTrust Robinson Humphrey assumed that they were reasonably prepared on bases reflecting the then best currently available estimates and judgments of the management of Emageon as to the future financial performance of Emageon. In arriving at its opinion, SunTrust Robinson Humphrey did not conduct a physical inspection of the properties and facilities of Emageon and SunTrust Robinson Humphrey did not make, nor was it provided with any evaluations or appraisals of the assets or liabilities, if any, contingent or otherwise, of Emageon. With respect to certain contingent or potential tax and environmental liabilities, SunTrust Robinson Humphrey relied, without independent investigation or verification, upon the assessments of Emageon’s management and counsel. SunTrust Robinson Humphrey also assumed that the merger will be consummated in accordance with the terms of the merger agreement and that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Emageon or on the expected benefits of the merger.

The SunTrust Robinson Humphrey opinion is necessarily based upon business, economic, market and other conditions as they existed on and could be evaluated as of the date of its opinion. SunTrust Robinson Humphrey did not express an opinion as to the underlying valuation, future performance or long-term viability of Emageon. Subsequent developments may affect SunTrust Robinson Humphrey’s opinion and SunTrust Robinson Humphrey does not have any obligation to update or revise its opinion.

In preparing its opinion, SunTrust Robinson Humphrey performed a variety of financial and other analyses, including those described below. This summary is not a complete description of the analyses underlying SunTrust Robinson Humphrey’s opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Accordingly, SunTrust Robinson Humphrey believes that its analyses and all relevant factors must be considered as an integrated whole and that selecting portions of its analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and SunTrust Robinson Humphrey’s opinion.

In performing its analyses, SunTrust Robinson Humphrey considered general business, economic, industry and market conditions (financial and otherwise), many of which are beyond the control of Emageon. No company, transaction or business used in SunTrust Robinson Humphrey’s analyses as a comparison is identical to Emageon or the merger and, accordingly, the analyses necessarily involve complex considerations and judgments concerning differences in financial and operating characteristics of the companies and transactions reviewed and other factors that would affect the market values of the relevant companies and Emageon. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, SunTrust Robinson Humphrey did not make separate or quantifiable judgments regarding individual analyses. The estimates contained in these analyses and the valuation ranges indicated by any particular analysis are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

SunTrust Robinson Humphrey’s opinion and analyses were only one of many factors considered by the Strategic Alternatives Committee and the Board of Directors in their evaluation of the merger and should not be viewed as determinative of the views of the Strategic Alternatives Committee or the Board of Directors with respect to the merger.

SunTrust Robinson Humphrey did not recommend any specific merger consideration to the Strategic Alternatives Committee or that any specific merger consideration constituted the only appropriate merger consideration for the merger. The opinions and financial analyses of SunTrust Robinson Humphrey were only one of many factors considered by the Strategic Alternatives Committee in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Strategic Alternatives Committee, the board of directors or management with respect to the merger or the merger consideration.

The following is a summary of the material financial and other analyses performed by SunTrust Robinson Humphrey in connection with the preparation of its opinion dated October 13, 2008 and presented by SunTrust Robinson Humphrey to the Strategic Alternatives Committee and Board of Directors on October 12, 2008. This summary includes certain information presented in tabular format. In order to fully understand such financial analysis, the table must be read together with the accompanying text. The table does not constitute a complete description of the financial analysis. Considering the data set forth in the table without considering the full narrative description of the analysis, including the methodologies and assumptions underlying the analysis, could create a misleading or incomplete view of the financial analysis performed by SunTrust Robinson Humphrey.

Selected Companies Analysis

SunTrust Robinson Humphrey calculated ratios of firm value and equity value to certain historical and projected financial data for selected publicly traded companies in the Imaging Technology industry that were considered by SunTrust Robinson Humphrey to have, for purposes of its analyses, operations similar to certain operations of Emageon. For purposes of its analysis, SunTrust Robinson Humphrey defined firm value as the market value of the relevant entity’s outstanding equity securities (sometimes referred to herein as equity value) plus the value of its outstanding indebtedness and certain other liabilities less the amount of any cash and cash equivalents on its most recent financial statements. The selected publicly traded companies in the Imaging Technology industry used for this analysis were:

•	Allscripts Healthcare Solutions Inc.

•	Computer Programs & Systems Inc.

•	NightHawk Radiology Holdings, Inc.

•	Virtual Radiologic Corporation

•	Vital Images Inc.

•	Merger Healthcare Incorporated

•	AMICAS Inc.

•	Mediware Information Systems Inc.

•	Aspyra Inc.

For the selected publicly traded companies, SunTrust Robinson Humphrey calculated firm value as a multiple of the relevant entity’s latest twelve months, or “LTM,” and projected 2008 and 2009 revenues, and earnings before interest, taxes, depreciation and amortization, or “EBITDA.” All multiples were based on closing stock prices as of October 8, 2008. Historical revenues and EBITDA results were based on publicly available financial information for the selected companies. Projected revenues and EBITDA estimates for the selected publicly traded companies were based on consensus research analyst estimates published by Thomson Reuters.

SunTrust Robinson Humphrey applied the multiples indicated by the selected companies’ analysis to corresponding financial data for Emageon, including projected financial data provided by the management of Emageon. That analysis indicated (a) an implied low and high value per share of Emageon common stock based on the projected 2008 revenue multiples of the selected companies of $1.63 and $3.26, (b) an implied low and high value per share of Emageon common stock based on the projected 2009 revenue multiples of the selected companies of $1.78 and $3.56, and (c) an implied low and high value per share of Emageon common stock based on the projected 2009 EBITDA multiples of the selected companies of $1.26 and $2.21, in each case as compared to the proposed merger consideration of $2.85 per share.

Selected Transactions Analysis

SunTrust Robinson Humphrey reviewed implied transaction multiples for the following 14 selected merger and acquisition transactions completed since January 1, 2005:

Acquiror	Target

Health Care Service Corporation	MEDecision, Inc.
St. Jude Medical Inc.	EP Medsystems Inc.
Bio-Imaging Technologies Inc.	Phoenix Data Systems, Inc.
Zimmer Holdings Inc.	ORTHOsoft Inc.
AMICAS, Inc.	Inspiration Technology Inc. — Radiology Practice Software
Battery Ventures	Quovadx Inc.
NightHawk Radiology Holdings, Inc.	Teleradiology Diagnostic Service, Inc.
Sage Software, Inc.	Emdeon Practice Services
Koninklijke Philips Electronics	Witt Biomedical Corporation
Allscripts Healthcare Solutions Inc.	A4 Health Systems, Inc.
Emageon Inc.	Camtronics Medical Systems, Ltd.
GE Healthcare Ltd.	IDX Systems Corp.
Merge Technologies Incorporated	Cedara Software Corp.
Elekta AB	IMPAC Medical Systems, Inc.

For each of the selected transactions, SunTrust Robinson Humphrey calculated the ratio of the firm value of the target based on the transaction consideration as a multiple of LTM revenues, EBITDA and EBIT. The firm values of the targets were based on the aggregate consideration paid in the relevant selected transaction and where available, the revenues, EBITDA and EBIT values for each of the target companies were based on publicly available historical financial information.

SunTrust Robinson Humphrey applied the multiples indicated by the selected transactions analysis to corresponding projected year-end financial data for Emageon for 2008. That analysis indicated an implied low and high value per share of Emageon common stock based on the selected multiples of the selected transactions of $3.25 and $8.13, in each case as compared to the proposed merger consideration of $2.85 per share.

Premiums Paid Analysis

SunTrust Robinson Humphrey reviewed the premiums paid in approximately 60 selected mergers and acquisitions involving publicly traded target companies from January 1, 2005 to June 31, 2008 with a transaction value between $50 million and $1.5 billion. SunTrust Robinson Humphrey also reviewed approximately 10 selected mergers and acquisitions involving publicly traded target companies in the Imaging Technology industry. SunTrust Robinson Humphrey reviewed the percentage premium paid for the common stock of the target company in such transactions relative to the target company’s closing stock price one day and 30 days prior to public announcement of the transaction.

SunTrust Robinson Humphrey applied the percentage premiums indicated by the premiums paid analysis to the closing prices of Emageon common stock one day and 30 days prior to October 10, 2008. That analysis indicated (a) an implied low and high value per share of Emageon common stock based on selected one day premiums paid analysis of $2.56 and $3.18 and (b) an implied low and high value per share of Emageon common stock based on selected 30 day premiums paid analysis of $2.76 and $3.43, in each case as compared to the proposed merger consideration of $2.85 per share.

Discounted Cash Flow Analysis

SunTrust Robinson Humphrey performed a discounted cash flow analysis of Emageon based upon projections provided by Emageon’s management for the fiscal years ending December 31, 2009 through 2013, a weighted average cost of capital for Emageon ranging from 16.3% to 20.3% and applied a perpetual growth rate to Emageon’s projected free cash flow beyond fiscal 2013 ranging from 1.0% to 3.0%. That discounted cash flow analysis indicated implied values per share of Emageon common stock as follows:

	Discounted Present Value of Equity per Share
Discount Rate	1.0%	2.0%	3.0%

16.3%	$2.43	$2.50	$2.58
18.3%	$2.22	$2.26	$2.32
20.3%	$2.05	$2.08	$2.12

Other Analyses

SunTrust Robinson Humphrey also considered the historical market prices and trading volumes for Emageon’s common stock as compared to corresponding data for selected publicly traded companies and selected market indexes, including the S&P 500 Index and the NASDAQ Index.

The Strategic Alternatives Committee retained SunTrust Robinson Humphrey to act as its financial advisor and render a fairness opinion in connection with the merger because of SunTrust Robinson Humphrey’s experience and reputation and its familiarity with Emageon and its business. SunTrust Robinson Humphrey is a nationally recognized investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements. In the ordinary course of its business, SunTrust Robinson Humphrey and its affiliates may actively trade in debt and equity securities of Emageon, as well as securities of Health Systems Solutions, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, SunTrust Robinson Humphrey is acting as a Co-Advisor for Emageon. During the past two years, SunTrust Robinson Humphrey and its affiliates have not provided financial advisory and financing services to Emageon or its affiliates other than with respect to the services rendered in connection with the proposed merger.

Under the terms of its engagement letter entered into with the Strategic Alternatives Committee in connection with its consideration of strategic alternatives, SunTrust Robinson Humphrey provided the Strategic Alternatives Committee financial advisory services and a fairness opinion in connection with the merger. In consideration of such services, SunTrust Robinson Humphrey will receive $350,000, which became payable upon delivery of SunTrust Robinson Humphrey’s fairness opinion, plus $412,940 to be paid if the merger is consummated at the current price. SunTrust Robinson Humphrey would also earn more or less compensation if the merger is consummated at a price higher or lower than the current merger price. Emageon has also agreed to reimburse SunTrust Robinson Humphrey for reasonable out-of-pocket fees and expenses, including attorney’s fees, incurred in connection with its engagement and to indemnify SunTrust Robinson Humphrey and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Financing

The total amount of funds necessary to complete the merger and the related transactions is expected to be obtained through the sale by HSS of convertible debentures to Stanford International Bank, Limited, which we refer to as SIBL, pursuant to the terms of a Convertible Secured Debenture Purchase Agreement, dated October 12, 2008, which we refer to as the debenture purchase agreement. HSS has advised us that SIBL beneficially owns approximately 86% of HSS’s outstanding common stock.

Under the debenture purchase agreement, on October 12, 2008, SIBL purchased from HSS an initial debenture in the principal amount of $5 million in order to finance the escrow deposit with The Bank of New York Mellon under the deposit escrow agreement. In addition, subject to the closing of the merger and the satisfaction of specified closing conditions, SIBL will purchase from HSS a second debenture in the principal amount of $65 million to finance the remainder of the merger consideration, to pay costs and expenses related to the merger and to fund a portion of the combined company’s working capital needs. SIBL’s purchase of the second debenture is subject to satisfaction of the closing conditions in the merger agreement and certain other customary closing conditions. The debenture purchase agreement also provides that as and when agreed by HSS and SIBL following the closing of the merger, SIBL will purchase additional debentures from HSS in an aggregate principal amount of up to $15 million in order to provide additional working capital to the combined company. HSS’s obligation to complete the merger is not contingent on its ability to obtain financing.

The debentures will bear interest on the unpaid principal amount outstanding at a rate of 6.0% per annum, with the principal balance being due and payable five years from the date of issuance. Interest on the debentures will accrue for the period from the date of issuance through December 31, 2009, which interest will be payable on or before January 1, 2010, and thereafter interest will be payable quarterly in arrears. At any time prior to the maturity date or the earlier conversion of a debenture, HSS may (upon 30 days’ prior written notice to each holder) redeem the debenture for an amount equal to the aggregate principal amount outstanding plus any unpaid, accrued interest. Additionally, each debenture will be convertible, at the holder’s option, into such number of shares of common stock of HSS equal to the quotient of the aggregate principal amount outstanding over the then-current conversion price. The conversion price is $5.00, subject to adjustment in accordance with the terms of the debentures. The debentures also require HSS to obtain the written approval of the holders prior to taking certain corporate actions, including but not limited to, the sale of HSS or a material portion of its assets, an amendment to HSS’s charter documents, a change in the nature of HSS’s business, the declaration or payment of any dividend or distribution with respect to any of HSS’s equity securities, making certain acquisitions or capital expenditures, entry into any material credit facility, issuance of any material amount of debt, any public offering of HSS’s equity or debt securities or an expansion of the size of HSS’s Board of Directors.

Upon Stanford’s purchase of the initial debenture, HSS also issued to SIBL and certain of its assigns warrants to purchase an aggregate of 528,000 shares of common stock with a term of seven years, with exercise prices between $0.001 and $4.00 per share, subject to adjustment. Upon SIBL’s purchase of the second debenture, SIBL will receive warrants to purchase an aggregate of 8,472,000 shares of common stock of HSS with a term of seven years, with exercise prices between $0.001 and $4.00 per share, subject to adjustment.

Interests of Emageon’s Executive Officers and Directors in the Merger

When considering the recommendation of our Board of Directors, you should be aware that members of our Board of Directors and Emageon’s executive officers have interests in the merger other than their interests as our stockholders generally, including those interests described below. These interests may be different from, or in conflict with, your interests as Emageon stockholders. The members of our Strategic Alternatives Committee and our Board of Directors were aware of these additional interests, and considered them, when they approved the merger agreement. Except as described below, such persons have, to our knowledge, no material interests in the merger that differ from your interests generally.

Stock Options

Under the merger agreement, at the effective time of the merger, each outstanding option to acquire our common stock will become fully vested and will be cancelled, and the holder of such option will be entitled to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of the maximum number of shares of common stock subject to such option with respect to which such option has not previously been exercised, multiplied by the excess of $2.85 over the exercise price per share of such option.

The following table summarizes, as of November 12, 2008, the outstanding vested and unvested options with exercise prices of less than $2.85 per share held by our current, and certain of our former, executive officers and directors and the consideration that each of them will receive under the merger agreement in connection with the cancellation of their options, assuming, as applicable, continued employment through the effective time of the merger:

	No. of Shares		No. of Shares
	Underlying	Exercise Price of	Underlying	Exercise Price of	Resulting
Name	Vested Options	Vested Options	Unvested Options	Unvested Options	Consideration

Executive Officers:
Charles A. Jett, Jr.	78,000	$1.73	—	$—	$87,360
	16,680	2.52	83,320	2.52	33,000
John W. Wilhoite	8,360	2.52	41,640	2.52	16,500
Keith Stahlhut	5,840	2.52	29,160	2.52	11,550
W. Randall Pittman(1)	—	—	—	—	—
Chris E. Perkins(2)	—	—	—	—	—
Directors:
Arthur P. Beattie	—	—	7,500	$1.86	$7,425
Roddy J.H. Clark	—	—	7,500	1.86	7,425
Fred C. Goad, Jr.	—	—	7,500	1.86	7,425
Bradley S. Karro	—	—	7,500	1.86	7,425
Mylle H. Mangum	—	—	7,500	1.86	7,425
Augustus K. Oliver	—	—	7,500	1.86	7,425
John W. Thompson	—	—	7,500	1.86	7,425
Benner Ulrich	—	—	7,500	1.86	7,425
Hugh H. Williamson, III	—	—	7,500	1.86	7,425
Douglas D. French(3)	—	—	—	—	—

Totals	108,880		221,620		$215,235

(1)	Mr. Pittman resigned his positions as Chief Financial Officer and Treasurer effective as of March 31, 2008 and was succeeded by Mr. Wilhoite.

(2)	Mr. Perkins resigned his position as Chief Operating Officer effective as of July 25, 2008. On July 29, 2008, Mr. Stahlhut was appointed to serve as our acting Principal Operating Officer.

(3)	Mr. French resigned from the Board in June 2008 pursuant to the terms of our agreement, dated June 22, 2008, with Mr. Jett and affiliates of Oliver Press Partners, LLC that terminated the proxy contest with respect to the election of directors at our 2008 annual meeting of stockholders.

Restricted Stock Unit Awards

Under the merger agreement, at the effective time of the merger, each outstanding restricted stock unit award will be cancelled, and the holder will be entitled to receive an amount in cash, without interest and less any applicable withholding tax, equal to the maximum number of shares of common stock subject to such restricted stock unit award, multiplied by the per share merger consideration of $2.85. The holder also will be entitled to receive any dividend equivalents accrued, but not yet distributed, with respect to such restricted stock unit award (other than any such dividend equivalents that are held in the form of restricted stock units as of the effective time of the merger).

The following table summarizes the estimated number of restricted stock unit awards that would vest for our current, and certain of our former, executive officers assuming continued service through the effective time of the merger, as applicable, and the consideration that each of them will receive under the merger agreement in connection with such outstanding restricted stock unit award. The following table assumes that the merger is completed on December 31, 2008. There are no dividend equivalents accrued, but not yet distributed, with respect to any such stock unit award.

	No. of Restricted	Resulting
Name	Stock Units	Consideration

Charles A. Jett, Jr.	35,622	$101,523
John W. Wilhoite	3,000	8,550
Keith Stahlhut	3,000	8,550
W. Randall Pittman(1)	—	—
Chris E. Perkins(2)	—	—

Total	41,622	$118,623

(1)	Mr. Pittman resigned his positions as Chief Financial Officer and Treasurer effective as of March 31, 2008 and was succeeded by Mr. Wilhoite.

(2)	Mr. Perkins resigned his position as Chief Operating Officer effective as of July 25, 2008. On July 29, 2008, Mr. Stahlhut was appointed to serve as our acting Principal Operating Officer.

As of the date of this proxy statement, our directors did not hold any restricted stock unit awards.

Severance Payments to President and Chief Executive Officer

The employment agreement of Charles A. Jett, Jr., our President and Chief Executive Officer, provides that if Mr. Jett terminates his employment for any reason during either the 60-day period following a change in control of Emageon or the 30-day period following the first anniversary of a change in control of Emageon, or we terminate his employment other than for “cause,” death or disability following a change in control of Emageon, then Mr. Jett will be entitled to receive, in addition to any earned but unpaid base salary and other benefits accrued through the date of termination, a lump sum payment that is equal to his then-current monthly base salary plus the product of one-twelfth of his target annual bonus (calculated as if all performance metrics had been achieved) multiplied by the number of months in Mr. Jett’s “severance period,” as well as group health and dental care during the severance period, among other things. If we terminate Mr. Jett’s employment other than for “cause,” death or disability following a change in control of Emageon, then the severance period under his employment agreement is equal to the greater of 12 months or the number of months remaining under the term of the employment agreement, which currently is 24 months. If Mr. Jett terminates his employment during one of the specified time periods following a change in control of Emageon, then the severance period under his employment agreement is equal to 12 months. The employment agreement also provides for tax protection in the form of a gross-up payment to reimburse Mr. Jett for any excise tax under Internal Revenue Code Section 4999 as well as any additional income and employment taxes resulting from any such reimbursement.

We have entered into a severance agreement with Mr. Jett pursuant to which his employment with Emageon will be terminated upon the effectiveness of the merger. Under the severance agreement, in addition to receipt of his earned but unpaid base salary and his other benefits accrued through the date of termination, Mr. Jett will be entitled to receive the following severance benefits, which are consistent with a termination of his employment by Emageon other than for “cause” following a change in control of Emageon:

•	a lump sum payment equal to Mr. Jett’s current monthly base salary plus the product of one-twelfth of his target annual bonus multiplied by 24 months;

•	a lump sum payment equal to the cost for Mr. Jett to maintain continuing family health and dental insurance for 24 months, less Mr. Jett’s share of insurance benefits under our current benefit plans;

•	a lump sum payment for maintenance of life insurance coverage; and

•	Mr. Jett will become fully vested in all stock options, stock appreciation rights, restricted stock and restricted stock units that he holds as of the date of termination.

The severance agreement also provides for tax protection in the form of a gross-up payment to reimburse Mr. Jett for any excise tax under Internal Revenue Code Section 4999 as well as any additional income and employment taxes resulting from such reimbursement. The gross-up payment is intended to place Mr. Jett in the same after-tax position that he would have been if no excise tax had applied.

The following table shows the estimated cash amounts payable to Mr. Jett based on an assumed termination date of December 31, 2008. The table also shows the potential estimated gross-up payment to which Mr. Jett is entitled in the event that any benefit gives rise to an excise tax. The table does not include the consideration resulting from the options or restricted stock unit awards described in the preceding tables, although these amounts have been taken into account to the extent they constitute parachute payments under 280G of the Internal Revenue Code of 1986, as amended, when estimating the potential gross-up payments set forth in the following table.

	Estimated
Payment or Benefit	Amount

Severance Payment	$1,235,000
Payment for Healthcare Coverage	$23,203
Accrued Benefits	$33,943	(1)
Payment for Life Insurance	$8,000
Tax Gross-Up	$476,644	(2)
Total	$1,776,790

(1)	Represents accrued but unpaid vacation time under Emageon’s applicable vacation benefit plan.

(2)	The amount shown is an estimate of the tax gross-up payment payable to Mr. Jett. This amount is an estimate only, and is calculated using the full market value of any restricted stock that would vest upon such a termination and the difference between the full market value and the exercise price of stock options that would vest upon such a termination. Under the IRS rules governing parachute payments, only a portion of this value would likely be considered a parachute payment; a lower parachute payment would result in a lower gross-up payment. For purposes of this estimate, no value has been assigned to the restrictive covenants to which Mr. Jett would be subject under his employment and severance agreements.

Employment Agreement with Keith Stahlhut

HSS entered into an employment agreement on October 10, 2008 with Keith Stahlhut, our acting Principal Operating Officer, for employment with HSS following the merger. Under the employment agreement, upon the closing of the merger, Mr. Stahlhut would be employed by HSS as the President of the HSS Emageon division (a division of HSS that will consist of the business of Emageon), and in that capacity, he will, subject to the authority of the Chief Executive Officer of HSS, supervise, control and have responsibility for the management of that division.

The employment agreement is for a three year term beginning on the date of closing of the merger, unless the employment agreement is terminated earlier in accordance with its terms. Under the employment agreement, Mr. Stahlhut will receive an initial annual base salary in an amount 20% greater than his current base salary as the acting Principal Operating Officer of Emageon. In addition, Mr. Stahlhut will be eligible to receive an annual performance bonus in an amount up to 50% of his base salary if HSS achieves certain financial thresholds, and an additional performance bonus, at the discretion of the Board of Directors of HSS, if HSS exceeds those financial thresholds. Mr. Stahlhut also will receive, subject to certain requirements, a grant of options to purchase shares of HSS common stock in an amount commensurate with his level of responsibility (which amount has not yet been determined).

Under the employment agreement, Mr. Stahlhut is entitled to severance benefits if his employment with HSS is terminated by HSS other than for “cause,” or is terminated by Mr. Stahlhut for “good reason,” including payment of his then-current base salary for a period of 12 months after termination.

Relationship with Significant Stockholder

Our directors Augustus K. Oliver and Benner Ulrich are a principal and employee, respectively, of Oliver Press Partners, LLC, which, through its affiliates, is the beneficial owner of approximately 16.64% of our outstanding common stock. On June 22, 2008, we entered into an agreement with Mr. Jett and affiliates of Oliver Press Partners terminating the proxy contest with respect to our 2008 annual meeting of stockholders. Under the terms of the agreement, among other things, the size of our Board of Directors was ultimately expanded to nine members, Mr. Jett and Douglas D. French tendered their resignations from the Board of Directors and Messrs. Oliver and Ulrich were appointed to the Board of Directors. In addition, the Board of Directors agreed to appoint Bradley S. Karro to the board of directors, subject to the Board’s review of Mr. Karro’s qualifications and a background check of Mr. Karro. Further, Mr. Ulrich and, upon his subsequent appointment to the board of directors, Mr. Karro were added to the Strategic Alternatives Committee by the Board of Directors and the Strategic Alternatives Committee was reconstituted and recommenced its evaluation of strategic alternatives for Emageon.

Other Agreements

The employment agreement of John W. Wilhoite, our Chief Financial Officer and Treasurer, provides for certain severance payments to be made to Mr. Wilhoite if his employment is terminated for various reasons, including if we terminate his employment other than for “cause,” death or disability, or he terminates his employment for “good reason.” These arrangements are described in further detail, and a copy of Mr. Wilhoite’s employment agreement is included, in our Current Report on Form 8-K that was filed with the SEC on May 1, 2008.

Our current employment agreement with Keith Stahlhut, our acting Principal Operating Officer, provides for certain severance benefits for Mr. Stahlhut if his employment is terminated by us without “cause,” or by Mr. Stahlhut for “good reason.” As described above under “— Employment Agreement with Keith Stahlhut,” Mr. Stahlhut has entered into a new employment agreement with HSS regarding his employment with the combined company following the merger and the current agreement will be null and void as of the effective time of the merger.

Indemnification and Insurance

The merger agreement provides that HSS and the surviving corporation agree to defend, and to indemnify for any losses, claims, costs and expenses, the present and former directors and officers of Emageon and its subsidiaries in respect of threatened or actual legal action arising out of the fact that the indemnified person was an officer or director of Emageon or any of its subsidiaries, to the fullest extent permitted by law and required by the charter documents of Emageon and its subsidiaries. The merger agreement also provides that, for a period of six years after the effective time of the merger, the certificate of incorporation and bylaws of the surviving corporation in the merger, and those of its subsidiaries, will have provisions no less advantageous with respect to the elimination of liability of directors, indemnification of officers and directors and advancement of expenses than the provisions contained in the certificate of incorporation and bylaws of Emageon and its subsidiaries as of the date of the merger agreement.

The merger agreement provides that the surviving corporation in the merger shall maintain in effect for a period of six years after the effective time of the merger Emageon’s directors’ and officers’ liability insurance and fiduciary liability insurance in respect of acts or omissions occurring at or before the effective time of the merger on terms that are no less favorable in terms of coverage, deductible and amount than those in the existing policies of Emageon. Alternatively, Emageon or the surviving corporation may purchase a six-year pre-paid “tail” policy to cover Emageon’s officers and directors following the effective time of the merger. In satisfying its obligations, the surviving corporation is not obligated to pay annual premiums in excess of 200%

of the amount currently paid by Emageon, in which case the surviving corporation agrees to obtain a policy offering the maximum amount of coverage available for such annual 200% amount.

Post-Merger Arrangements

As of the date of this proxy statement, other than the severance agreement with Mr. Jett, none of our executive officers has entered into any amendments or modifications to their existing employment or severance agreements with us in connection with the merger. In addition, as of the date of this proxy statement, other than the employment agreement with Mr. Stahlhut, none of our executive officers has entered into any agreement, arrangement or understanding with HSS or any of its affiliates regarding the terms and conditions of compensation, cash-based incentives or employment or other engagement with the surviving corporation.

However, we have been informed that HSS and Mr. Jett anticipate that they will enter into an agreement for Mr. Jett to provide consulting services to the combined company following the merger, but the terms and conditions of any such engagement are subject to further negotiation and discussion and have not been finalized. In addition, HSS has initiated discussions with certain members of our existing senior management team in addition to Mr. Stahlhut and Mr. Jett relating to the terms and conditions of new agreements so as to encourage their retention with, or engagement by, the surviving corporation after the effective time of the merger. Although we believe certain of these members of our existing senior management team are likely to enter into new agreements prior to the completion of the merger, such matters are subject to further negotiations and discussion and no terms or conditions have been finalized.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as is agreed upon by HSS and Emageon and specified in the certificate of merger. Unless we otherwise agree with HSS in writing, the closing date of the merger will not be later than the second business day after satisfaction or waiver of the conditions to the closing of the merger described in the merger agreement. We currently anticipate that the merger will be completed in the fourth quarter of 2008 or the first quarter of 2009; however, the merger is subject to certain closing conditions, a delay in any of which may result in a change in the anticipated completion date.

Delisting and Deregistration of Emageon Common Stock

If the merger is completed, our common stock will be deregistered under the Exchange Act, we will no longer file periodic reports with the SEC and our common stock will no longer be traded on The NASDAQ Global Market.

Appraisal Rights

Under the Delaware General Corporation Law, holders of our common stock who do not vote to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, which we refer to as the Chancery Court, if the merger is completed, but only if they demand and perfect their rights in accordance with Section 262 of the Delaware General Corporation Law.

The following description is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which is included as Annex E to this proxy statement.

ANY EMAGEON STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS, HER OR ITS RIGHT TO DO SO SHOULD REVIEW ANNEX E CAREFULLY AND SHOULD CONSULT HIS, HER OR ITS LEGAL ADVISOR, BECAUSE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

Section 262 of the Delaware General Corporation Law requires that stockholders on the record date for the special meeting be notified not less than 20 days before the special meeting that appraisal rights will be available. A copy of Section 262 of the Delaware General Corporation Law must be included with the notice. This proxy statement constitutes our notice to the holders of shares of our common stock of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the Delaware General Corporation Law.

If you elect to demand appraisal of your shares, you must:

•	be a holder of record of shares of common stock on the date of such demand;

•	deliver to us a written demand for appraisal of your shares of common stock PRIOR to the vote on adoption of the merger agreement;

•	NOT vote or otherwise submit a proxy in favor of the merger agreement;

•	continuously hold your shares of common stock through the effective date of the proposed merger; and

•	file a petition demanding appraisal with the Chancery Court within 120 days after the effective date of the merger.

Voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will not constitute a written demand for appraisal within the meaning of Section 262 of the Delaware General Corporation Law. The written demand for appraisal must be in addition to and separate from any proxy or vote. If the written demand for appraisal is made in accordance with the requirements of Delaware law, the failure to vote against the merger (i.e., abstaining) will not operate as a waiver of the stockholder’s appraisal rights.

A demand for appraisal must be executed by or on behalf of the holder of record, fully and correctly, as his, her or its name appears on his, her or its certificate(s) or other instrument(s) evidencing an interest in shares of our common stock, and must state that such person intends thereby to demand appraisal of his, her or its shares of common stock in connection with the proposed merger. If the shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. Stockholders who hold their shares of common stock in brokerage accounts or other nominee forms, and who wish to exercise appraisal rights, are urged to consult with their broker or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All demands for appraisal should be made in writing and addressed to Corporate Secretary, Emageon Inc., 1200 Corporate Drive, Suite 200, Birmingham, Alabama 35242, and must be received prior to the vote on the adoption of the merger agreement. The demand must reasonably inform us of the identity of the holder and the intention of the holder to demand appraisal of his, her or its shares of common stock. If your shares of common stock are held through a broker, trustee or other nominee, and you wish to demand appraisal rights, you must act promptly to instruct the applicable broker, trustee or other nominee to follow the steps summarized in this section.

Within 10 days after the effective date of the merger, the surviving corporation must give written notice of the date the merger became effective to each holder who has properly filed a written demand for appraisal and has not voted in favor of the merger. Within 120 days after the effective date of the merger, either the surviving corporation in the merger or any holder who has complied with the requirements of Section 262 of the Delaware General Corporation Law and who is otherwise entitled to appraisal rights may file a petition in the Chancery Court demanding a determination of the fair value of the shares of common stock held by all holders entitled to appraisal. Neither Emageon nor the other parties to the merger agreement have any intention or obligation to file such a petition. Accordingly, the failure of a holder to file a petition in the

Chancery Court demanding a determination of the fair value of the shares within 120 days after the effective date of the merger could nullify the holder’s previously written demand for appraisal. Within 120 days after the effective date of the merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation in the merger a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to each such holder within 10 days after a written request for the statement has been received by the surviving corporation in the merger.

If a petition for appraisal is duly filed by a holder and a copy of the petition is delivered to the surviving corporation in the merger, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of common stock and with whom agreements as to the value of their shares of common stock have not been reached by the surviving corporation. After notice to holders of our common stock who have demanded appraisal of the time and place of the hearing of the petition, the Chancery Court is empowered to conduct a hearing at which the Chancery Court will determine those holders who have complied with Section 262 of the Delaware General Corporation Law and who have become entitled to appraisal rights. The Chancery Court may require the holders who have demanded an appraisal for their shares of common stock to submit their certificate(s) or other instrument(s) evidencing an interest in shares of our common stock to the Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that holder.

After the court determines the stockholders entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Chancery Court. Through such proceeding, the Chancery Court will determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Chancery Court, in its discretion, determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the fair value is determined, the Chancery Court will direct the payment of the value, with interest, if any, to the holders entitled to receive payment, upon surrender by such holders of the certificate(s) or other instrument(s) representing the applicable shares of our common stock.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares of common stock as determined under Section 262 of the Delaware General Corporation Law could be more, the same, or less than the amount of the merger consideration that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the parties participating in the appraisal proceeding by the Chancery Court as it deems equitable in the circumstances. Costs do not include attorneys’ fees or expert witness fees or expenses; however, upon the application of a holder, the Chancery Court may order all or a portion of the expenses incurred by any holder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Any holder who has demanded appraisal rights will not, from and after the effective date of the merger, be entitled to vote shares of common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than dividends or other distribution payable to our stockholders of record in respect of a record date prior to the effective date of the merger. However, an appraisal demand may be withdrawn by a stockholder within 60 days after the effective date of the merger without the approval of the corporation surviving the merger, or thereafter with the approval of the surviving corporation; provided that the stockholder shall not have commenced an appraisal proceeding with respect to such stockholder’s shares or joined such a proceeding as a named party. Upon the effective withdrawal of an appraisal demand by a stockholder, such stockholder will be entitled to receive the merger consideration. No appraisal proceeding in the Chancery Court will be dismissed as to any stockholder without the approval of the Chancery Court, and such approval may be subject to such conditions as the Chancery Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding as to such stockholder’s shares, or joined such an appraisal proceeding as a named party, will retain the right to withdraw his or her demand for appraisal within 60 days after the effective date of the merger and to accept the merger consideration. If the stockholder fails to perfect, effectively withdraws or otherwise loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

In view of the complexity of Section 262 of the Delaware General Corporation Law, holders of shares of common stock who may wish to pursue appraisal rights should promptly consult their legal advisors.

Regulatory Approvals

Under the merger agreement, we agreed with HSS to make, if applicable, all appropriate filings with the United States Federal Trade Commission, which we refer to as the FTC, and the Antitrust Division of the United States Department of Justice, which we refer to as the DOJ, under the HSR Act, and all appropriate filings under foreign competition or merger control laws. However, other than the filing of a certificate of merger with the Secretary of State of the State of Delaware in order to effect the merger, we do not believe that any regulatory filings or applications, including under the HSR Act, are required to be made in respect of the consummation of the merger.

If any lawsuit or legal proceeding is instituted that challenges the merger agreement or the consummation of the transactions contemplated by the merger agreement, each of the parties is required under the merger agreement to use its reasonable best efforts to defend or contest such lawsuit or proceeding.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of certain U.S. federal income tax consequences of the merger to stockholders of Emageon whose shares of Emageon common stock are converted into the right to receive cash in the merger. The following summary is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The summary applies only to stockholders who hold shares of Emageon common stock as capital assets and does not address all of the U.S. federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, including: non-U.S. persons, U.S. expatriates, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, pass-through entities, and investors in such entities, stockholders who hold their shares of Emageon common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment, or other risk-reduction transaction, or who are subject to alternative minimum tax, or stockholders who acquired their shares of Emageon common stock upon the exercise of employee stock options or otherwise as compensation. Further, this discussion does not address any U.S. federal estate and gift or alternative minimum tax consequences or any state, local or foreign tax consequences relating to the merger.

The Merger

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of Emageon common stock converted into cash in the merger. If shares of Emageon common stock are held by a stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder’s holding period for the shares of Emageon common stock exceeds one year. Capital gains recognized by an individual upon a disposition of a share of Emageon that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates. For corporations, capital gain is taxed at the same rate as ordinary income. In addition, there are limits on the deductibility of capital losses. The amount and character of gain or loss must be determined separately for each block of Emageon common stock (i.e., shares acquired at the same cost in a single transaction) converted into cash in the merger.

Information Reporting and Backup Withholding

Payments made to a stockholder whose shares of Emageon common stock are exchanged for cash pursuant to the merger are subject to information reporting and to backup withholding unless: (i) the stockholder is a corporation or other exempt recipient; or (ii) in the case of backup withholding, the stockholder provides a correct taxpayer identification number, and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding from a payment to a stockholder will be allowed as a credit against the stockholder’s U.S. federal income tax liability and may entitle the stockholder to a refund, provided that the required information is furnished to the IRS.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

THE MERGER AGREEMENT

The following sections describe the material provisions of the merger agreement among Emageon, HSS and Merger Sub. The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to that agreement, a copy of which is attached to this proxy statement as Annex A, and which is incorporated by reference into this document. This summary may not contain all of the information about the merger agreement that is important to you as an Emageon stockholder. You are encouraged to read carefully the merger agreement in its entirety.

The merger agreement has been included with this proxy statement to provide you with information regarding its terms. It is not intended to provide any factual, business or operational information about Emageon. Such information can be found elsewhere in this proxy statement and in the other public filings Emageon makes with the SEC, which are available without charge at http://www.sec.gov.

The merger agreement contains representations and warranties that Emageon, HSS and Merger Sub made to each other for purposes of the merger agreement. These representations and warranties were made as of specific dates, were solely for the benefit of Emageon, HSS and Merger Sub, and may be subject to qualifications, limitations and exceptions agreed to by the contracting parties, including being qualified by confidential disclosures exchanged among the parties in connection with the negotiation and execution of the merger agreement. The representations and warranties may have been made for the purposes of allocating contractual risk among Emageon, HSS and Merger Sub rather than establishing matters as facts, and may be subject to contractual standards of materiality that may differ from those generally applicable to disclosures to stockholders. Emageon’s stockholders are not third-party beneficiaries under the merger agreement, and you should not rely on the representations and warranties, or any descriptions thereof, as characterizations of the actual state of facts or condition of Emageon or HSS or any of their respective subsidiaries or affiliates. Information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Emageon’s public disclosures.

The Merger

Structure

Under the merger agreement, Merger Sub will be merged with and into Emageon, and Emageon will survive the merger as a wholly owned subsidiary of HSS. All of Emageon’s and Merger Sub’s respective rights, and all of their respective liabilities, will become those of Emageon as the surviving entity in the merger.

Effective Time

The closing of the merger will occur within two business days after the satisfaction or, if permissible, waiver of all of the closing conditions provided in the merger agreement, or on such other date as HSS and Emageon may agree in writing. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as is agreed upon in writing by HSS and Emageon and specified in the certificate of merger.

Certificate of Incorporation and Bylaws of Surviving Corporation

As of the effective time of the merger, our certificate of incorporation will be amended and restated to read as set forth in the form attached to the merger agreement, and the bylaws of Merger Sub will be the bylaws of the surviving corporation until changed or amended in accordance with the terms thereof or by applicable law.

Directors and Officers of the Surviving Corporation

The directors and officers of Merger Sub immediately prior to the effective time of the merger will be the initial directors and officers, respectively, of the surviving corporation. The directors and officers will serve until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation or bylaws of the surviving corporation.

Merger Consideration; Conversion of Shares

Common Stock

The merger agreement provides that each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares owned by us, any of our subsidiaries, HSS, Merger Sub or by holders properly exercising appraisal rights under Delaware law) will be converted at the effective time of the merger into the right to receive $2.85 in cash, without interest and less any applicable withholding taxes. Shares owned by us, any of our subsidiaries, HSS or Merger Sub will be cancelled at the effective time of the merger without any payment.

Treatment of Stock Options and Stock-Based Awards

Stock Options

At the effective time of the merger, each outstanding option to acquire our common stock will become fully vested and will be cancelled, and the holder of such option will be entitled to receive an amount in cash, without interest and less any applicable withholding tax, payable by the surviving corporation as promptly as practicable following the effective time of the merger, equal to the product of:

•	the maximum number of shares of common stock subject to such option with respect to which such option has not previously been exercised, multiplied by

•	the excess, if any, of $2.85 over the exercise price per share of such option.

Restricted Stock

At the effective time of the merger, each outstanding share of common stock held subject to a restricted stock agreement will become fully vested and free of all restrictions and will be cancelled and converted into the right to receive an amount in cash, without interest and less any applicable withholding tax, equal to the per share merger consideration of $2.85, which will be payable by the surviving corporation as promptly as practicable following the effective time of the merger.

Restricted Stock Units

At the effective time of the merger, each outstanding restricted stock unit award will be cancelled, and the holder will be entitled to receive an amount in cash, without interest and less any applicable withholding tax, payable as promptly as practicable following the effective time of the merger, equal to:

•	the maximum number of shares of common stock subject to such restricted stock unit award, multiplied by the per share merger consideration of $2.85, plus

•	any dividend equivalents accrued, but not yet distributed, with respect to such restricted stock unit award (other than any such dividend equivalents that are held in the form of restricted stock units as of the effective time of the merger).

Payment Procedures

Before the effective time of the merger, HSS will designate a bank or trust company that is reasonably acceptable to us to act as the paying agent under the merger agreement. On the closing date, contemporaneously with the filing of the certificate of merger with the Secretary of State of the State of Delaware, HSS or Merger Sub will deposit, or cause to be deposited, in trust with the paying agent cash in an amount equal to the aggregate consideration payable in the merger. Before or promptly after the effective time of the merger, but in no event more than three business days after the effective time of the merger, the paying agent will mail to each holder of record of shares of our common stock immediately prior to the effective time a letter of transmittal and instructions for use in effecting the surrender of such holder’s Emageon stock certificates (or book-entry shares) in exchange for cash. The letter of transmittal will specify that delivery will be effected, and the risk of loss and title to such certificates (or book-entry shares) will pass, only upon proper delivery of the certificates (or book-entry shares) to the paying agent.

Upon proper surrender to the paying agent of a stock certificate (or book-entry share), together with a properly completed and duly executed letter of transmittal and any other required documents, you will be entitled to receive from the paying agent $2.85 in cash, without interest and less any applicable withholding tax, for each share represented by such stock certificate (or each book-entry share), and the certificate (or each such book-entry share) will be cancelled. No interest will be paid or accrue on any merger consideration payable upon the surrender of such certificates (or book-entry shares).

HSS, the surviving corporation and the paying agent will be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Emageon common stock, stock options, restricted stock or restricted stock units such amounts that they are required to deduct and withhold with respect to making such payment under the Internal Revenue Code, or any other applicable state, local or foreign tax law.

If a transfer of shares of Emageon stock is not registered in Emageon’s transfer records, the merger consideration to be paid in respect of such transferred shares may be paid to the transferee if the certificate (or each of the applicable book-entry shares) is presented to the paying agent with all documents required as evidence of the transfer and that all applicable stock transfer taxes have been paid or are not applicable.

If any share certificate for common stock has been lost, stolen or destroyed, then before the owner will be entitled to receive the merger consideration in respect of the shares represented by that certificate, the owner of such certificate must sign an affidavit claiming such certificate has been lost, stolen or destroyed and, if required by the surviving corporation, post a bond customary in amount and upon such terms as the surviving corporation may determine as indemnity against any claim that may be made against the surviving corporation with respect to that certificate.

At any time following the 18-month anniversary of the effective time of the merger, the surviving corporation may require the paying agent to deliver to it any funds that have been made available to the paying agent for payment of the merger consideration that have not been distributed to former holders of our common stock. Any former holders of our common stock who have not complied with the above-described procedures may thereafter look only to the surviving corporation (subject to abandoned property, escheat or other similar laws) for payment of the merger consideration, without interest, to which they are entitled upon surrender of the certificates (or book-entry shares) held by them.

If any of our stockholders perfect appraisal rights with respect to any of our shares, then we will treat those shares as described under “The Merger — Appraisal Rights.”

Representations and Warranties

The merger agreement contains certain representations and warranties by each of the parties. These representations and warranties relate to the following subject matters with respect to each party and, as applicable, its subsidiaries:

•	proper organization, good standing, and the power and authority to own, lease and operate its assets and to carry on its business;

•	corporate power and authority to enter into and perform its obligations under the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement, the due authorization and approval of the merger agreement, and the enforceability of the merger agreement;

•	required consents and approvals of, and filings with, governmental entities as a result of the merger;

•	the absence of any conflict with, or breach or violation of, organizational documents, certain contracts and agreements, permits and applicable law as a result of executing, delivering and performing the merger agreement and consummating the merger;

•	the absence of material legal actions or threats thereof; and

•	the accuracy of information supplied for inclusion in this proxy statement.

We also make a number of representations and warranties to HSS and Merger Sub relating to, among other things:

•	qualification and good standing in foreign jurisdictions;

•	the vote of our stockholders that is required to adopt the merger agreement;

•	our capitalization, including outstanding common stock, preferred stock, stock options, restricted stock and restricted stock units, and the capitalization of our subsidiaries;

•	our compliance with applicable laws, permits and judgments;

•	possession of all material licenses and permits necessary to own, operate and use our properties and assets and to conduct our business;

•	the absence of governmental investigations or proceedings;

•	our filings and reports with the SEC and our compliance with required disclosure controls and procedures and internal control over financial reporting;

•	our financial statements;

•	the absence of certain undisclosed liabilities with respect to us and our subsidiaries;

•	the absence of certain changes to our business;

•	certain specified types of contracts, including material contracts, the validity and enforceability of those contracts, our performance under and compliance with those contracts and the existence of breaches and defaults under those contracts;

•	matters relating to our benefit plans and agreements and compliance with the Employee Retirement Income Security Act of 1974;

•	our tax returns and other tax matters;

•	our intellectual property;

•	our insurance policies;

•	title to our material real property and rights to our leasehold interests in real property;

•	the inapplicability of any “takeover laws” to the merger and the other transactions contemplated by the merger agreement;

•	our receipt of a fairness opinion from SunTrust Robinson Humphrey;

•	our engagement of, and payment of fees to, brokers, finders and investment bankers;

•	the absence of certain transactions between us and any of our affiliates;

•	environmental matters;

•	labor and employment matters and labor relations;

•	the absence of certain unlawful or prohibited payments and compliance with the provisions of the Foreign Corrupt Practices Act of 1977; and

•	our relationships with certain significant suppliers.

HSS and Merger Sub also make a number of representations and warranties to us relating to, among other things:

•	the availability of funds sufficient to pay the aggregate merger consideration;

•	the debenture purchase agreement with SIBL, including its enforceability and the conditions precedent to closing and funding under that agreement;

•	Merger Sub’s lack of prior operating activity;

•	the solvency of HSS and the surviving corporation following the merger;

•	except as contemplated by the merger agreement and the schedules thereto, the absence of agreements between HSS, Merger Sub or any of their respective affiliates, on the one hand, and any of our officers or directors, on the other hand; and

•	not being an “interested stockholder” of Emageon (as such term is defined in the Delaware General Corporation Law).

Conduct of Emageon’s Business Pending the Merger

Until the merger is completed or the merger agreement is terminated, unless we obtain the prior written consent of HSS, we have agreed that we will, and will cause each of our subsidiaries to, conduct our operations in the ordinary course, and use commercially reasonable efforts to maintain and preserve intact our business organization, keep available the services of our current officers, employees, consultants and independent contractors, and preserve our goodwill and current relationships with material customers, licensees and suppliers and other persons and entities with which we have material business relations.

In addition, subject to certain limited exceptions, we have agreed that, unless we obtain the prior written consent of HSS, we will not, and will cause each of our subsidiaries not to, take any of the following actions:

•	amend our organizational documents;

•	declare, set aside, or pay dividends on, or make other distributions with respect to, our capital stock, or make any payments to stockholders in their capacity as such;

•	split, combine, subdivide or reclassify our capital stock;

•	purchase, redeem, or otherwise acquire shares of our capital stock or any other rights convertible or exchangeable into shares of our capital stock, with certain exceptions;

•	issue, grant, deliver, sell, pledge, transfer, convey, dispose of or permit the imposition of any lien or other encumbrance on any shares of our capital stock, any options, warrants or securities exercisable or exchangeable for, or convertible into, shares of our capital stock, or any outstanding stock appreciation rights, stock awards, restricted stock, restricted stock awards or similar rights with respect to shares of our capital stock, with certain exceptions;

•	increase the compensation or benefits payable to our directors, officers or employees; enter into any new bonus or incentive arrangement with our directors, officers or employees; grant or pay severance or termination pay to our directors, officers or employees; enter into new employment or severance agreements with our directors, officers or employees; establish, adopt, enter into, amend or take any action to accelerate rights under existing benefit plans, or make any other change in any compensation arrangement with any present or former employee, officer, director, independent contractor, consultant, or stockholder; or establish, terminate or materially amend any of our benefit plans, subject to certain exceptions;

•	sell, lease, license or otherwise dispose of or grant any liens on any assets with values in excess of $50,000 individually or $200,000 in the aggregate;

•	license, lease, acquire, sublease, grant any lien affecting or transfer any material interest in any material asset, other than leases entered into in the ordinary course of business;

•	amend, extend or terminate any leasehold interest in any property other than in the ordinary course of business;

•	make acquisitions of, capital contributions to or investments in any business or any other entity;

•	make purchases of material assets from another person or entity other than purchases of current assets in the ordinary course of business;

•	incur, assume, guarantee or prepay any indebtedness for borrowed money or offer, place or arrange any issue of debt securities or commercial bank or other credit facilities, other than short-term borrowings in the ordinary course of business consistent with past practice under existing credit facilities or as would not cause our aggregate outstanding indebtedness to exceed $1,000,000;

•	make any material loans, advances or capital contributions to, or investments in, any other person or business entity, with certain exceptions;

•	authorize or make capital expenditures other than certain specifically identified expenditures, or make capital expenditures in the aggregate exceeding approximately $500,000 through December 31, 2008 and $250,000 after December 31, 2008;

•	change our financial accounting principles, policies or procedures, other than as required by law or generally accepted accounting principles, or write up, write down or write off the book value of any of our assets;

•	waive, release, assign, settle or compromise any material legal action;

•	settle or compromise any material tax audit, make or change any material tax election or file any material amendment to a material tax return;

•	change any tax accounting period or any material tax accounting method;

•	enter into any material closing agreement, surrender any right to claim a material tax refund or consent to any extension or waiver of the limitation period applicable to any material tax claim;

•	satisfy, discharge, waive or settle any material right or obligation;

•	enter into, terminate or materially amend any material contract; or

•	eliminate any employee positions or terminate employees (except for individual terminations based on such employee’s failure to perform duties), or terminate the employment of two or more employees.

Conduct of HSS’s Business Pending the Merger

HSS and Merger Sub have agreed that, until the effective time of the merger, they will not, directly or indirectly, knowingly take or permit any action that would cause their representations and warranties in the merger agreement to be untrue in any material respect, or that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of HSS and Merger Sub to complete the merger or the other transactions contemplated by the merger agreement or the debenture purchase agreement.

No Solicitation

In General

We have agreed that we will not, will cause our officers, directors and subsidiaries not to, and will not authorize our representatives to:

•	initiate, solicit or knowingly encourage or knowingly facilitate the submission of any takeover proposal, or engage in negotiations with respect to a takeover proposal;

•	approve, recommend or endorse, or publicly propose to approve, recommend or endorse, a takeover proposal;

•	withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in a manner adverse to HSS and Merger Sub, our Board’s recommendation to our stockholders that they adopt the merger agreement; or

•	enter into any merger agreement, letter of intent, agreement in principle or other agreement providing for a takeover proposal.

However, until the merger agreement is adopted by our stockholders, this non-solicitation covenant does not prohibit us from furnishing information about Emageon and its subsidiaries to, or from participating, engaging or assisting in any manner in discussions or negotiations with, a third party in respect of a takeover proposal if:

•	we have received a written takeover proposal from such third party;

•	we have not intentionally or materially breached any of the prohibitions of this non-solicitation covenant; and

•	our Board or its Strategic Alternatives Committee:

•	determines in good faith (after consultation with its financial advisor and outside legal counsel) that the takeover proposal is bona fide;

•	determines in good faith (after consultation with its financial advisor and outside legal counsel) that the takeover proposal constitutes, or is reasonably expected to lead to, a superior proposal; and

•	determines in good faith (after consultation with outside legal counsel) that the failure to furnish information to, and to participate in discussions or negotiations with, such third party could result in a violation of the Board’s fiduciary duties to our stockholders under applicable law.

However, if non-public information is to be provided to such third party, we must first enter into a confidentiality agreement with such third party, the terms of which are not materially less restrictive in the aggregate to the third party than those contained in our confidentiality agreement with HSS, and we must also provide to HSS any such non-public information that was not previously provided to HSS.

We are required to promptly notify HSS within two business days of the receipt of any takeover proposal, request for non-public information concerning a takeover proposal or any bona fide inquiry or request for discussions or negotiations regarding any takeover proposal, and to disclose to HSS the material terms of such takeover proposal, request or inquiry.

If our Board or its Strategic Alternatives Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that a takeover proposal constitutes a superior proposal, and determines in good faith (after consultation with outside legal counsel) that failing to take action with respect to the superior proposal could result in a violation of the Board’s fiduciary duties to our stockholders under applicable law, then the Board or the Strategic Alternatives Committee may withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify), its recommendation that our stockholders adopt the merger agreement, recommend or endorse (or publicly propose to recommend or endorse) a takeover proposal, and/or cause us to terminate the merger agreement to enter into a definitive agreement with respect to the superior proposal, if:

•	we provide HSS with three business days’ prior written notice, and during such three business days we negotiate in good faith with HSS to make adjustments to the merger agreement (including the financial terms thereof) so that the takeover proposal no longer constitutes a superior proposal; and

•	in the event of a termination of the merger agreement, we pay a termination fee of $3.0 million and enter into the new definitive agreement simultaneously with the termination of the merger agreement (as described under “The Merger Agreement — Termination Fee” below).

If there are any material revisions to any applicable superior proposal, we will be required to deliver a new written notice to HSS and to comply with the requirements described above with respect to the new written notice.

As long as we comply with the restrictions described above, the merger agreement does not prohibit us from complying with our disclosure obligations under federal or state law with regard to a takeover proposal, including taking and disclosing to our stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act, or from making any required, in the good faith determination of our Board or its Strategic Alternatives Committee, communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act.

Definitions of “Takeover Proposal” and “Superior Proposal”

For the purposes of the merger agreement, a “takeover proposal” means any proposal or offer from any person or group other than HSS providing for the acquisition or purchase of 20% or more of the value of our consolidated assets, beneficial ownership of securities representing 20% or more of our outstanding securities, a tender or exchange offer that if consummated would result in any person or group beneficially owning securities representing 20% or more of our outstanding securities, or a merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving Emageon (or any of our subsidiaries whose business constitutes 20% or more of our and our subsidiaries’ net revenues, net income or assets, taken as a whole).

For the purposes of the merger agreement, a “superior proposal” is a written takeover proposal (except, for purposes of this definition, the references to 20% in the definition of takeover proposal are changed to 50%) that our Board of Directors (or its Strategic Alternatives Committee) determines in good faith (after consultation with its financial advisor and outside legal counsel) to be more favorable from a financial perspective (taking into account such legal, financial, regulatory and other aspects of such takeover proposal and the merger and the other transactions contemplated by the merger agreement and such other factors, matters and issues as are deemed relevant by our Board of Directors or its Strategic Alternatives Committee, as applicable, and the anticipated timing, conditions and prospects for completion of such takeover proposal) to our stockholders than the merger and the other transactions contemplated by the merger agreement (taking into account all of the terms of any proposal by HSS to amend or modify the terms of the merger and the other transactions contemplated by the merger agreement) and that is likely to be consummated if accepted.

Further Action; Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement and in accordance with applicable law, we, HSS and Merger Sub have agreed to use our respective reasonable best efforts to take or do, or cause to be taken or done, all actions and all things necessary, proper or advisable to consummate the transactions contemplated by the merger agreement as promptly as practicable. Without limiting the foregoing, the parties have agreed to use their reasonable best efforts to:

•	obtain all necessary actions or non-actions, waivers, consents and approvals of governmental entities;

•	if applicable, make filings with the FTC and DOJ under the HSR Act;

•	if applicable, make appropriate filings under foreign competition or merger control laws;

•	obtain all consents, approvals and waivers from any third parties necessary or advisable to be obtained in connection with the transactions contemplated by the merger agreement (provided, that, except with respect to certain specified contracts, obtaining such consents, approvals and waivers is not required as a condition to completing the merger);

•	defend or contest any lawsuit or legal proceeding that challenges the merger agreement or the consummation of the transactions contemplated by the merger agreement; and

•	promptly obtain the financing necessary to pay the merger consideration.

Financing; Company Cooperation

HSS and Merger Sub have agreed to use their commercially reasonable efforts to arrange the financing contemplated by the debenture purchase agreement as promptly as practicable on the terms and conditions described in the debenture purchase agreement, including using reasonable best efforts to maintain in effect the debenture purchase agreement, satisfy on a timely basis all conditions applicable to them under the debenture purchase agreement, and enforce their rights under the debenture purchase agreement. Subject to the terms of the merger agreement, HSS has agreed that it will not amend or modify the debenture purchase agreement without our consent if the amendment or modification would impose new or additional conditions or otherwise be reasonably likely to materially delay the financing of the merger consideration or the completion of the merger.

We have agreed that we will provide, and will cause our subsidiaries and our and their representatives to provide, at HSS’s sole expense and upon reasonable prior notice, all reasonable cooperation as is customary and may be reasonably requested by HSS in connection with the financing contemplated by the debenture purchase agreement. HSS has agreed to indemnify and hold us, our subsidiaries and our and their representatives, harmless from liabilities, losses, costs and expenses suffered or incurred in connection with the arrangement of the financing.

Indemnification and Insurance

HSS and the surviving corporation have agreed to indemnify each current and former Emageon director and officer for losses in respect of legal actions to which he or she is made a party in connection with his or her actions, before the effective time, as an Emageon director or officer. Such indemnification will be to the fullest extent permitted or required by, and subject to exceptions and limitations imposed by, applicable law and Emageon’s organizational documents. For six years following the effective time of the merger, the surviving corporation will include in its organizational documents provisions regarding the elimination of liability of directors, indemnification of officers and directors and advancement of expenses no less advantageous to these indemnified parties than the corresponding provisions contained in Emageon’s organizational documents on the date of the merger agreement.

HSS and Emageon have agreed that the surviving corporation will maintain Emageon’s current directors’ and officers’ liability insurance and fiduciary liability insurance for six years following the effective time of the merger on terms no less favorable than those of the policies in effect on the date of the merger agreement. The surviving corporation is not required, however, to pay annual premiums in excess of 200% of the cost of the premiums for such policies on the date of the merger agreement, and will notify covered parties if such a cap is reached so that they may purchase additional coverage if desired.

Employee Benefits

HSS has agreed that the surviving corporation and its affiliates will honor our benefit plans (including any severance, retention, change of control or similar plans), agreements and offer letters, other than commitments to grant equity compensation, in accordance with their terms as in effect immediately prior to the effective time of the merger, subject to any amendment or termination that may be expressly permitted by the terms of any such plan.

HSS also agreed that, from the effective time of the merger until the first anniversary of the effective time of the merger, the surviving corporation will provide all persons who are employees of Emageon and its subsidiaries as of the effective time of the merger and who continue employment with the surviving corporation benefits under employee benefit plans and other fringe benefits, other than equity based compensation, no less favorable in the aggregate, on a group basis, than the benefits provided by Emageon immediately prior to the effective time of the merger. The surviving corporation is not required, however, to maintain any particular plan, and is not prevented from making changes to plans consistent with the plans’ terms.

HSS has agreed that our employees (and those of any of our subsidiaries) who continue employment with the surviving corporation will receive credit, to the extent recognized in a similar plan in which such employee participated immediately prior to the effective time of the merger, for all service with Emageon and its affiliates for all purposes, including determining eligibility to participate, level of benefits and vesting under the employee benefit plans of the surviving corporation, to the extent that such credit would not result in a duplication of accrual of benefits for the same period of service. In addition, HSS has agreed that each such employee will be eligible to participate, without a waiting period, in any new benefit plan that replaces coverage under a comparable benefit plan in which he or she participated immediately prior to the effective time of the merger, and that the surviving corporation will use commercially reasonable efforts to have pre-existing condition exclusions and actively-at-work requirements for such new plans waived for such employees to the extent they were waived or inapplicable under such comparable pre-effective time plans. The surviving corporation is required to take into account any eligible expenses incurred by each such employee during the portion of the plan year of a pre-effective time plan for purposes of satisfying deductibles, coinsurance and maximum out-of-pocket requirements under any corresponding new plan.

Conditions to Closing

Conditions to Each Party’s Obligation to Complete the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been adopted by our stockholders;

•	if applicable, the waiting period (and any extensions thereof) under the HSR Act must have expired or been terminated, and, if any competition or merger control laws of any foreign jurisdiction are applicable, the approval or consent of the applicable governmental entity under such laws must have been obtained;

•	no governmental entity shall have enacted or issued any law or order making the merger illegal or otherwise preventing or prohibiting the consummation of the merger; and

•	no governmental entity shall have commenced and not withdrawn any proceeding seeking to enjoin or otherwise prohibit the consummation of the merger.

Additional Conditions to HSS’s and Merger Sub’s Obligations to Complete the Merger

HSS’s and Merger Sub’s obligations to complete the merger are subject to the satisfaction by us, or waiver by HSS, of the following additional conditions:

•	our representations and warranties in the merger agreement that are qualified by materiality or by reference to a material adverse effect must be true and correct, and our other representations and warranties must be true and correct in all material respects, in each case as of the closing date, as though made on the closing date (except to the extent a representation or warranty is expressly made as of an earlier date, in which case as of such date);

•	we must have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, that are required to be performed or complied with by us under the merger agreement on or prior to the effective time of the merger;

•	HSS must have received a certificate dated the closing date and signed on behalf of Emageon by one of our senior executive officers to the effect that the conditions with respect to our representations and warranties, and conditions with respect to our obligations, have been satisfied;

•	there must not have occurred any material adverse effect with respect to us since the date of the merger agreement; and

•	all waivers or consents must have been obtained with respect to certain specified contracts.

Additional Conditions to Our Obligation to Complete the Merger

Our obligation to complete the merger is subject to satisfaction by HSS or Merger Sub, or waiver by us, of the following additional conditions:

•	HSS’s and Merger Sub’s representations and warranties in the merger agreement that are qualified by materiality or by reference to a material adverse effect must be true and correct, and their other representations and warranties must be true and correct in all material respects, in each case as of the closing date, as though made on the closing date (except to the extent a representation or warranty is expressly made as of an earlier date, in which case as of such date);

•	HSS and Merger Sub must have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, that are required to be performed or complied with by them under the merger agreement on or prior to the effective time of the merger; and

•	we must have received a certificate dated the closing date and signed on behalf of HSS by a senior executive officer of HSS to the effect that the conditions with respect to HSS’s and Merger Sub’s representations and warranties, and the conditions with respect to their obligations, have been satisfied.

Consummation of the merger is not conditioned on HSS’s obtaining financing.

Termination of the Merger Agreement

Termination by Emageon and/or HSS

The merger agreement may be terminated and the merger may be abandoned at any time before the effective time of the merger by the mutual written consent of Emageon and HSS. The merger agreement may be terminated by either Emageon or HSS, upon written notice to the other and assuming that no failure by the terminating party to fulfill any of its obligations under the merger agreement has been a principal cause of or resulted in the failure of a condition to the merger, if:

•	the effective time of the merger is not on or before March 31, 2009;

•	the merger agreement is submitted to, but is not adopted by, our stockholders at a duly convened stockholders meeting; or

•	any law or governmental entity prohibits consummation of the merger, or any final non-appealable order restrains, enjoins or otherwise prohibits consummation of the merger, and the terminating party has used its reasonable best efforts to remove or avoid such prohibition or order.

Termination by HSS

The merger agreement may be terminated by HSS by written notice to Emageon before the effective time of the merger if:

•	our Board withdraws, modifies or qualifies, or publicly proposes to withdraw, modify or qualify, in a manner adverse to HSS and Merger Sub, our Board’s recommendation to our stockholders that they adopt the merger agreement;

•	our Board approves, recommends or endorses, or proposes publicly to recommend or endorse, any takeover proposal other than the merger;

•	our Board enters into any letter of intent or similar document or any contract accepting any takeover proposal;

•	we fail to include in this proxy statement the recommendation of our Board of Directors that our stockholders vote “FOR” adoption of the merger agreement;

•	we intentionally and knowingly materially breach any of our non-solicitation and related obligations with respect to takeover proposals; or

•	we breach any representation, warranty, covenant or agreement in the merger agreement in a manner that would give rise to the failure of a closing condition and such breach is incapable of being cured by March 31, 2009 (provided that neither HSS nor Merger Sub also is then in material breach of the merger agreement in a manner that would give rise to the failure of a closing condition).

Termination by Emageon

The merger agreement may be terminated by Emageon by written notice to HSS before the effective time of the merger if:

•	a breach of any representation, warranty, covenant or agreement on the part of HSS or Merger Sub set forth in the merger agreement shall have occurred which would prevent HSS or Merger Sub from consummating the transactions contemplated by the merger agreement, and such breach is incapable of being cured by March 31, 2009 (provided that we are not also then in material breach of the merger agreement in a manner that would give rise to the failure of a closing condition);

•	all conditions to closing have been satisfied, other than those conditions that by their terms are to be satisfied at the closing, or waived, and neither HSS nor Merger Sub receives, on or before the day designated for closing, the proceeds of the financing under the debenture purchase agreement in an amount sufficient to consummate the transactions contemplated by the merger agreement; or

•	before our stockholders adopt the merger agreement, we receive a takeover proposal and our Board of Directors or its Strategic Alternatives Committee determines that the takeover proposal is a superior proposal and that failing to take action with respect to the superior proposal would constitute a breach of the Board’s fiduciary duties to our stockholders under applicable law, if:

•	we provide HSS with three business days’ prior written notice, and during such three business days we negotiate in good faith with HSS to make adjustments to the merger agreement (including the financial terms thereof) so that the takeover proposal no longer constitutes a superior proposal; and

•	we pay to HSS a termination fee of $3.0 million and enter into a definitive agreement with respect to such superior proposal simultaneously with the termination of the merger agreement.

Expenses; Termination Fee; Remedies

Expenses

The merger agreement provides that, in general, regardless of whether the merger is consummated, all expenses incurred by the parties in connection with the merger agreement and the merger will be paid by the party incurring those expenses.

Termination Fee

We will be required to pay to HSS a termination fee of $3.0 million if:

•	HSS terminates the merger agreement because:

•	our Board withdraws, modifies or qualifies, or publicly proposes to withdraw, modify or qualify, in a manner adverse to HSS and Merger Sub, our Board’s recommendation to our stockholders that they adopt the merger agreement;

•	our Board approves, recommends or endorses, or proposes publicly to recommend or endorse, any takeover proposal other than the merger;

•	our Board enters into any letter of intent or similar document or any contract accepting any takeover proposal;

•	we fail to include in this proxy statement the recommendation of our Board of Directors that our stockholders vote “FOR” adoption of the merger agreement; or

•	we intentionally and knowingly materially breach any of our non-solicitation and related obligations with respect to acquisition proposals;

•	we terminate the merger agreement because our Board or its Strategic Alternatives Committee determines that it has received a superior proposal, and to enter into a definitive agreement with respect to the superior proposal; or

•	a bona fide takeover proposal is made known publicly and not withdrawn before the merger agreement is terminated, and (i) the merger agreement is terminated because the effective time of the merger is not on or before March 31, 2009, the merger agreement is submitted to, but is not adopted by, our stockholders at a duly convened stockholders meeting, or we breach any representation, warranty, covenant or agreement in the merger agreement in a manner that would give rise to the failure of a closing condition and such breach is incapable of being cured by March 31, 2009, and (ii) within 12 months after the merger agreement is terminated, we or any of our subsidiaries enters into a definitive agreement providing for the implementation of that takeover proposal or consummates that takeover proposal.

For purposes of determining whether a termination fee is payable by us, the references to 20% in the definition of takeover proposal are changed to 50%. If HSS receives payment of the termination fee upon any such termination of the merger agreement, HSS, Merger Sub and their affiliates are precluded from any other remedy against us, our affiliates or representatives at law or in equity or otherwise.

Remedies

Under the terms of the deposit escrow agreement, which is described below under the heading “The Merger Agreement — Other Agreements,” we are entitled to the $5.0 million deposited thereunder with the escrow agent, including any interest or investment proceeds thereof, as a non-exclusive remedy if we either terminate the merger agreement because HSS has not received the proceeds of its financing within two business days of our satisfaction of our obligations under the merger agreement, or we terminate the merger agreement and HSS is finally determined by a final non-appealable order of a court of competent jurisdiction to have intentionally breached any of its representations, warranties, covenants or other agreements set forth in the merger agreement.

Each of the parties to the merger agreement is entitled to an injunction to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, including the requirements that each party take all actions pursuant to the merger agreement as are necessary on its part to consummate the merger, and HSS’s obligations with respect to arranging, enforcing and consummating its financing under the debenture purchase agreement.

Material Adverse Effect

For purposes of the merger agreement, a “material adverse effect” as it relates to Emageon means any event, change, occurrence or effect, individually or when taken together with all other events, changes, occurrences or effects, (i) that would reasonably be expected to materially impair the ability of Emageon to consummate the merger, or (ii) is or reasonably would be expected to be materially adverse to the business, financial condition, results of operations, assets, liabilities or properties of Emageon and its subsidiaries, taken as a whole, other than any event, change, occurrence or effect relating to or resulting from:

•	changes or developments in the economic, business, financial or regulatory environment affecting the industries in which we operate, so long as such changes or developments do not have a materially disproportionate effect on us and our subsidiaries, taken as a whole;

•	terrorist acts, war, natural disasters or acts of God, so long as such acts or occurrences do not have a materially disproportionate effect on us and our subsidiaries, taken as a whole;

•	changes in domestic or international economic conditions or financial, credit or securities markets, so long as such changes do not have a materially disproportionate effect on us and our subsidiaries, taken as a whole;

•	the suspension of trading generally on the New York Stock Exchange, American Stock Exchange or NASDAQ;

•	changes in applicable law or generally accepted accounting principles or the enforcement or interpretation thereof after the date of the merger agreement, so long as such changes do not have a materially disproportionate effect on us and our subsidiaries, taken as a whole;

•	the identity of HSS or any of its affiliates as the acquiror of Emageon;

•	the failure to meet public expectations, projections, forecasts or estimates for any period ending on or after the date of the merger agreement;

•	any change, in and of itself, in the market price or trading volume of our common stock after the date hereof;

•	acts or omissions of HSS or Merger Sub following the date of the merger agreement; or

•	the taking of any action required by the merger agreement, or taking or not taking any action at the request of, or with the express written consent of, HSS.

Amendment and Waiver

The merger agreement may be amended at any time by the written agreement of Emageon, HSS and Merger Sub, but after approval of our stockholders has been obtained, no amendment can be made that by law requires further approval by our stockholders without such approval, and any amendment must be duly authorized and approved by each of HSS and Merger Sub. Either Emageon or HSS may extend the time for performance of the other party’s obligations, waive any inaccuracies in the other party’s representations and warranties in the merger agreement or in any document delivered under the merger agreement, or, unless prohibited by law, waive compliance with any of the covenants or conditions contained in the merger agreement.

Other Agreements

In addition to the agreements described above, we and HSS have agreed in the merger agreement to take several other actions, including those listed below.

•	We agreed to provide HSS information concerning our business and to give HSS access to our books, records, properties and personnel and to cause our subsidiaries to do the same.

•	We agreed to notify HSS and Merger Sub of the receipt of certain communications from governmental entities or third parties relating to the merger and the transactions contemplated by the merger agreement; the commencement or threat in writing of certain legal actions, events, changes or occurrences that would affect our ability to satisfy conditions to the closing of the merger; material failures to comply with or satisfy any covenant, condition or agreement under the merger agreement; and the occurrence of an event that would reasonably be expected to have a material adverse effect on us or reasonably be expected to cause a condition to the closing of the merger not to be satisfied.

•	HSS and Merger Sub agreed to notify us of the receipt of certain communications from government entities or third parties relating to the merger and the transactions contemplated by the merger agreement; the commencement or threat in writing of certain legal actions, events, changes or occurrences that would affect their ability to satisfy conditions to the closing of the merger; material failures to comply with or satisfy any covenant, condition or agreement under the merger agreement; and the occurrence of an event that would reasonably be expected to cause a condition to the closing of the merger not to be satisfied.

•	Subject to certain exceptions, except as would violate applicable law or the rules or regulations of any securities exchange, we and HSS agreed that no public release or announcement will be issued by either of us without the prior written consent of the other.

•	We agreed to use our reasonable best efforts to obtain and deliver to HSS at the closing resignations of those of our directors and officers, and those of our subsidiaries, as are designated by HSS.

•	We agreed to convene and hold a stockholders’ meeting as promptly as reasonably practicable after the SEC confirms that it has no further comments on this proxy statement. We are required to hold the stockholders’ meeting regardless of whether our Board of Directors changes its recommendation regarding the merger, unless the merger agreement is terminated.

Voting Agreements

In connection with the execution of the merger agreement, HSS and Merger Sub entered into Voting Agreements with the following officers, directors and stockholder of Emageon:

Charles A. Jett, President and Chief Executive Officer
Keith Stahlhut, Principal Operating Officer
John W. Wilhoite, Chief Financial Officer and Treasurer
Arthur P. Beattie, director
Roddy J. H. Clark, director
Fred C. Goad, director
Bradley S. Karro, director
Mylle H. Mangum, director
Augustus K. Oliver, director
John W. Thompson, director
Benner Ulrich, director
Hugh H. Williamson, III, Chairman of the Board of Directors
Oliver Press Partners, LLC, an affiliate of Messrs. Oliver and Ulrich

The voting agreements provide that in any circumstance in which the vote, consent or approval of our stockholders is sought with respect to the merger agreement or a takeover proposal, each officer, director or stockholder will vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent (i) in favor of the adoption of the merger agreement and any related proposal in furtherance thereof, as reasonably requested by HSS; (ii) against any action, proposal or agreement that is in opposition to, or to the knowledge of the officer, director or stockholder (based upon the advice of counsel) is competitive or materially inconsistent with, the merger or to the knowledge of the officer, director or stockholder (based upon the advice of counsel) would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Emageon contained in the merger agreement, or of the officer, director or stockholder contained in the voting agreement; and (iii) against any takeover proposal and against any other action, agreement or transaction that the officer, director or stockholder knows would impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the merger or the other transactions contemplated by the merger agreement or the voting agreement or the performance by Emageon of its obligations under the merger agreement or by the officer, director or stockholder of its obligations under the voting agreement.

The voting agreements will terminate upon the earlier of (i) the closing of the merger agreement; (ii) the termination of the merger agreement in accordance with its terms; (iii) six months after the date of execution of the voting agreements; or (iv) at the option of the officer, director or stockholder, upon amendment, waiver or modification of the terms of the merger agreement or any amendment, waiver or modification of the terms of the merger agreement that changes the form of or decreases the amount of payment from what is set forth in the merger agreement.

The voting agreements also required the officers, directors and stockholder to deliver an irrevocable proxy to designees of HSS. The irrevocable proxy enables HSS to vote the shares of the officer, director or stockholder as specified above. As of the record date for the special meeting, the officers, directors and stockholder who entered into the voting agreements collectively held and were entitled to vote 3,794,387 shares of Emageon common stock which represents approximately 17.69% of the outstanding Emageon common stock entitled to vote at the special meeting. None of the officers, directors and stockholder who are parties to the voting agreements was paid consideration in connection with the voting agreements. A copy of the form of voting agreement is attached as Annex C to this proxy statement.

Deposit Escrow Agreement

In connection with the merger agreement, on October 21, 2008, we entered into a Deposit Escrow Agreement with HSS and The Bank of New York Mellon, as the escrow agent, under which HSS deposited $5.0 million with the escrow agent. We are entitled to the deposit, including any interest or investment proceeds thereof, as a non-exclusive remedy if we either terminate the merger agreement because HSS has not received the proceeds of its financing within two business days of our satisfaction of our obligations under the merger agreement, or we terminate the merger agreement and HSS is finally determined by a final non-appealable order of a court of competent jurisdiction to have intentionally breached any of its representations, warranties, covenants or other agreements set forth in the merger agreement. A copy of the deposit escrow agreement is attached as Annex D to this proxy statement.

PROPOSAL 2 — AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

If at the special meeting of stockholders, the number of shares of Emageon common stock represented and voting in favor of adoption of the merger agreement is insufficient to adopt that proposal under the Delaware General Corporation Law, we may move to adjourn the special meeting in order to enable our Board of Directors to solicit additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding the adoption of the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our Board of Directors to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the merger agreement to defeat that proposal, we could adjourn the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement.

Failure of this proposal to pass will not affect the ability of the holder of any proxy solicited by us to adjourn the special meeting in the event insufficient shares of Emageon common stock are represented to establish a quorum, or for any other lawful purpose.

Vote Required and Board Recommendation

Approval of the proposal to adjourn the special meeting for the purpose of soliciting proxies, if necessary, requires the affirmative vote of the holders of a majority of the shares voted on such proposal. Abstentions and broker non-votes will have no effect on the proposal to adjourn the special meeting.

For the reasons set forth in this proxy statement, our Board of Directors recommends that our stockholders vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of November 12, 2008 by (i) each member of our Board of Directors, (ii) our named executive officers, (iii) all of our directors and executive officers as a group, and (iv) any person who is known by us to be the beneficial owner of more than 5% of our common stock as defined in accordance with Rule 13d-3 under the Exchange Act.

	Shares
	Beneficially		Percent
Beneficial Owner	Owned(1)(2)		Owned(3)

Non-Employee Directors(4)
Arthur P. Beattie	21,909	(5)	*
Roddy J.H. Clark	21,424	(5)	*
Fred C. Goad, Jr.	21,909	(5)	*
Bradley S. Karro	—		*
Mylle H. Mangum	21,909	(5)	*
Augustus K. Oliver	3,569,360	(6)	16.64%
John W. Thompson	151,029	(5)(7)	*
Benner Ulrich	—	(8)	*
Hugh H. Williamson, III	28,560	(5)	*
Named Executive Officers(4)
Charles A. Jett, Jr.	675,852	(5)	3.06%
W. Randall Pittman	15,083	(5)(9)	*
John W. Wilhoite	27,572	(5)(9)	*
Chris E. Perkins	6,751	(5)(10)	*
Keith Stahlhut	77,891	(5)(10)	*
All Directors and Executive Officers as a Group (12 Persons)	4,617,415	(11)	20.73%
Five Percent or Greater Stockholders
Health Systems Solutions, Inc.(12)	4,617,415		20.73%
Oliver Press Partners, LLC(6) Oliver Press Investors, LLC Augustus K. Oliver Clifford Press	3,569,360		16.64%
Accipiter Capital Management, LLC (13) Candens Capital, LLC Gabe Hoffman	2,846,202		13.27%
Deerfield Capital, L.P. (14) Deerfield Management Company, L.P. James E. Flynn	2,428,000		11.32%
D.E. Shaw & Co., L.P. (15) David E. Shaw	1,448,967		6.76%
Prescott Group Capital Management, L.L.C.(16)	1,294,724		6.04%

*	Less than one percent.

(1)	Except as indicated in the footnotes to this table, the persons listed have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(2)	Does not include outstanding restricted stock unit awards which vest within 60 days after November 12, 2008 but for which the settlement date is one year following the final vesting date under the award agreement therefor.

(3)	The percentage of shares beneficially owned is based on 21,449,459 shares of common stock outstanding as of November 12, 2008. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days after November 12, 2008 are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of such person, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(4)	The address for each non-employee director and named executive officer is 1200 Corporate Drive, Suite 200, Birmingham, Alabama 35242.

(5)	Includes, for the respective beneficial owner, beneficial ownership of the following numbers of shares that may be acquired by such beneficial owner upon the exercise of stock options that are currently exercisable or exercisable within 60 days after November 12, 2008:

Beneficial Owner	Shares

Arthur P. Beattie	19,909
Roddy J.H. Clark	19,424
Fred C. Goad, Jr.	19,909
Bradley S. Kano	—
Mylle H. Mangum	19,909
Augustus K. Oliver	—
John W. Thompson	17,000
Benner A. Ulrich	—
Hugh H. Williamson, III	17,000
Charles A. Jett, Jr.	611,232
W. Randall Pittman	—
John W. Wilhoite	27,572
Chris E. Perkins	—
Keith Stahlhut	71,073

(6)	Information based on a Schedule 13D/A jointly filed with the SEC on October 21, 2008 by Oliver Press Partners, LLC, Oliver Press Investors, LLC, Augustus K. Oliver and Clifford Press, who shared, as of October 21, 2008, voting and dispositive power over 100 shares held by Davenport Partners, L.P., a Delaware limited partnership, 2,934,600 shares owned by JE Partners, a Bermuda partnership, and 634,660 shares owned by Oliver Press Master Fund LP, a Cayman Islands limited partnership. The address for these parties is 152 West 57th Street, New York, New York 10019.

(7)	Does not include shares held by the Marianna Thompson Trust, the beneficiary of which is Mr. Thompson’s former spouse, or shares held by two grantor retained annuity trusts, the beneficiaries of which are Mr. Thompson’s adult children. Mr. Thompson has no pecuniary interest in these trusts, and no voting or dispositive power with respect to the shares held by these trusts.

(8)	Mr. Ulrich is an employee of Oliver Press Partners, LLC which, through its affiliates, is the beneficial owner of 3,569,360 shares of common stock. See Note 5. Mr. Ulrich does not exercise any voting, investment or other authority with respect to the shares of common stock beneficially owned by Oliver Press Partners, LLC, and disclaims beneficial ownership of such shares.

(9)	Mr. Wilhoite was appointed as Chief Financial Officer and Treasurer of Emageon effective as of March 31, 2008. Mr. Wilhoite succeeded Mr. Pittman, who resigned those positions effective as of March 31, 2008.

(10)	Mr. Perkins resigned as Chief Operating Officer of Emageon effective as of July 25, 2008. On July 29, 2008, Mr. Stahlhut was appointed to serve as Emageon’s Principal Operating Officer until such time as a successor Chief Operating Officer is appointed.

(11)	Includes options for 823,028 shares of common stock subject to stock options that are currently exercisable or exercisable within 60 days after November 12, 2008.

(12)	Oliver Press Partners, LLC and each of our current executive officers and directors entered into voting agreements with HSS obligating them to vote their shares, among other things, in favor of the merger agreement, and with respect to which such persons granted certain designees of HSS a proxy granting such designees the right to vote on each such person’s behalf with regard to such matters. Includes options with respect to 823,028 shares that may be acquired by such executive officers and directors upon the exercise of stock options that are currently exercisable or exercisable within 60 days after November 12, 2008. See the section of this proxy statement entitled “The Merger Agreement — Other Agreements” beginning on page 66 and Annex C hereto.

(13)	Information based on a Form 4 filed with the SEC on October 28, 2008 by Candens Capital, LLC, a Delaware limited liability company, Accipiter Capital Management, LLC, a Delaware limited liability company, Gabe Hoffman, Accipiter Life Sciences Fund, LP, a Delaware limited partnership, Accipiter Life Sciences Fund (Offshore), Ltd., a Cayman Islands company, Accipiter Life Sciences Fund II, LP, a Delaware limited partnership, Accipiter Life Sciences Fund II (Offshore), Ltd., a Cayman Islands company, and Accipiter Life Sciences Fund II (QP), LP, a Delaware limited partnership, which share voting and investment power over certain shares. The address for these parties is 666 5th Avenue, 35th Floor, New York, New York 10103.

(14)	Information based on a Form 3 filed with the SEC on November 27, 2007 by Deerfield Capital, L.P., Deerfield Management Company, James E. Flynn, Deerfield Special Situations Fund, L.P., and Deerfield Special Situations Fund International Limited, who share voting and investment power over certain shares held through Deerfield Special Situations Fund and Deerfield Special Situations Fund International. The address for these parties is 780 Third Avenue, 37th Floor, New York, New York 10017.

(15)	Information based on a Schedule 13G/A filed with the SEC on January 11, 2008 by D.E. Shaw Valence Portfolios, L.L.C., a Delaware limited liability company, D.E. Shaw & Co., L.P., a Delaware limited partnership, D.E. Shaw Composite Portfolios, L.L.C., a Delaware limited liability company, D.E. Shaw & Co., L.P., a Delaware limited partnership, and David E. Shaw with respect to shares over which D.E. Shaw Valence Portfolios, D.E. Shaw & Co., L.P. and David Shaw share voting and investment power. The address for these parties is 120 W. 45th Street, Tower 45, 39th Floor, New York, New York 10036.

(16)	Information based upon a Schedule 13F-HR filed with the SEC on June 30, 2008 by Prescott Group Capital Management, L.L.C., an Oklahoma limited liability company, Prescott Group Aggressive Small Cap, L.P., an Oklahoma limited partnership, Prescott Group Aggressive Small Cap II, L.P., an Oklahoma limited partnership, and Phil Frohlich, who share voting and investment power over shares purchased through the account of Prescott Group Aggressive Small Cap Master Fund, G.P., an Oklahoma general partnership. The address for these parties is 1924 South Utica, Suite 1120, Tulsa, Oklahoma 74104-6529.

FUTURE STOCKHOLDER PROPOSALS

We will hold an annual meeting of stockholders in 2009 only if the merger is not completed. In the event a stockholder desires to have a proposal considered for presentation at the 2009 Annual Meeting of Stockholders and included in our proxy statement and form of proxy card used in connection with that meeting, the proposal must be forwarded in writing to the Corporate Secretary of Emageon at our principal executive offices so that it is received no later than January 20, 2009. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. In addition, for any proposal or nomination for director that a stockholder wishes to present at the 2009 Annual Meeting, regardless of whether the stockholder is seeking to have such proposal included in our proxy statement, notice as required by our bylaws must be received by the Corporate Secretary of Emageon at our principal executive offices no later than February 22, 2009; if such notice is not timely received, the matter or nomination will not be considered at the 2009 Annual Meeting. Notwithstanding the foregoing, if the number of directors to be elected to our Board of Directors is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board of Directors on or before April 14, 2009, a stockholder’s notice of a nomination for director at the 2009 Annual Meeting will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Corporate Secretary at the principal executive offices of Emageon not later than the close of business on the 10th day following the day on which such public announcement is first made by us.

OTHER MATTERS

At this time, we know of no other matters to be submitted to our stockholders at the special meeting or any adjournment or postponement of the special meeting. If any other matters properly come before the special meeting or any adjournment or postponement of the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent in accordance with their judgment.

WHERE YOU CAN FIND MORE INFORMATION

Emageon and HSS file annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Emageon and HSS file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov.

We incorporate by reference into this proxy statement any Current Reports on Form 8-K filed by us under the Exchange Act after the date of this proxy statement and before the date of the special meeting. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. However, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address or telephone number:

Emageon Inc.
1200 Corporate Drive, Suite 200
Birmingham, Alabama 35242
Attn: Corporate Secretary
(205) 980-9222

You should not send in your Emageon share certificates until you receive the transmittal materials from the paying agent.

You should rely only on the information contained in this proxy statement and the annexes hereto. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated November 14, 2008. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

Morrow and Co., LLC
Stockholders call: (800) 662-5200
Brokers or Banks call: (203) 658-9400

or

Emageon Inc.
1200 Corporate Drive, Suite 200
Birmingham, Alabama 35242
Attn: Corporate Secretary
(205) 980-9222

BY ORDER OF THE BOARD OF DIRECTORS

Emageon Inc.

John W. Wilhoite
Corporate Secretary

Birmingham, Alabama
November 14, 2008

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
by and among
HEALTH SYSTEMS SOLUTIONS, INC.,
HSS ACQUISITION CORP.
and
EMAGEON INC.
Dated as of October 13, 2008

A-i

A-ii

VOTING AGREEMENT	EXHIBIT A
COMPANY CERTIFICATE	EXHIBIT B
COMPANY OFFICERS, DIRECTORS AND AFFILIATES	EXHIBIT C
DEPOSIT ESCROW PROVISIONS	EXHIBIT D

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of October 13, 2008 by and among HEALTH SYSTEMS SOLUTIONS, INC., a Nevada corporation (“Parent”), HSS ACQUISITION CORP., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and EMAGEON INC., a Delaware corporation (the “Company”).

RECITALS:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly-owned subsidiary of Parent, upon the terms and conditions of this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the recommendation of the Strategic Alternatives Committee, has approved this Agreement and declared it advisable to enter into this Agreement, and has resolved to recommend that the stockholders of the Company adopt this Agreement;

WHEREAS, the board of directors of Parent and the board of directors and stockholders of Merger Sub have approved and adopted this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent and Merger Sub entering into this Agreement and incurring the obligations set forth herein, Parent is entering into a voting agreement with certain executive officers and directors, and Affiliates thereof, of the Company in the form of Exhibit A attached hereto (the “Voting Agreement”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Stanford Financial Group is entering into the Purchase Agreement with Parent and Parent has agreed to enter into the Deposit Escrow Agreement with the Company; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, Parent, Merger Sub and the Company, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1  Certain Definitions.

(a) For purposes of this Agreement:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Business Day” means, any day, other than a Saturday, Sunday or a day on which banking institutions are generally closed.

“Company Material Adverse Effect” means any event, change, occurrence or effect (each, a “Change”), individually or when taken together with all other Changes, that is or reasonably would be expected to (i) be materially adverse to the business, financial condition, results of operations, assets, liabilities, or properties of the Company and its Subsidiaries, taken as a whole, other than any Change relating to or resulting from: (A) Changes or developments in the economic, business, financial or regulatory environment affecting the industries in which the Company and its Subsidiaries operate, so long as such Changes or developments do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries or markets in which they operate, (B) any occurrence or threats of terrorist acts or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disaster or act of God affecting the United States, so long as each of the foregoing do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries or markets in which they operate, (C) Changes in the national or world economy or national or foreign financial, credit or securities markets as a whole, so long as such Changes do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries or markets in which they operate, (D) the suspension of trading in securities generally on the New York Stock Exchange, American Stock Exchange or NASDAQ, (E) Changes in applicable Law or GAAP or the enforcement or interpretation thereof after the date hereof, so long as such Changes do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries or markets in which they operate, (F) the identity of Parent or any of its Affiliates as the acquiror of the Company, (G) the failure of the Company to meet any public expectations, projections, forecasts or estimates of revenues or earnings for any period ending on or after the date hereof (it being understood, however, that any Change contributing, directly or indirectly, to such failure may, except as provided in any of subsections (A), (B), (C), (D), (E), (F), (H), (I) or (J) of this definition, be deemed to constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred), (H) any Change, in and of itself (it being understood, however, that any facts underlying such Change may, except as provided in any of subsections (A), (B), (C), (D), (E), (F), (G), (I) or (J) of this definition, be deemed to constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred), in the market price or trading volume of the equity securities of the Company on or after the date hereof, (I) acts or omissions of Parent or the Merger Sub after the date of this Agreement, or (J) taking any action required by this Agreement, or taking or not taking any action at the request of, or with the express written consent of, Parent; or (ii) materially impair the ability of the Company to consummate the Merger.

“Company Termination Fee” means $3,000,000.

“Contract” means any contract, agreement, license, note, bond, mortgage, indenture, commitment, lease or other instrument or obligation, whether written or oral.

“Deposit Escrow Agreement” means that certain deposit escrow agreement by and among Parent, the Company and an escrow agent to be selected by Parent and reasonably acceptable to the Company, which shall be in customary form and shall contain provisions substantially the same as the provisions set forth on Exhibit D attached hereto, to be entered into as soon as reasonably practicable following the date hereof, providing for a deposit upon the execution thereof by Parent (or an Affiliate or Representative thereof) of $5,000,000 to an escrow account, subject to the terms and conditions set forth therein.

“Environmental Laws” means any and all applicable federal, state or local statutes, regulations, ordinances, codes or permits of the United States, or any state, local, or municipal governmental entity, regulating or imposing liability or standards of conduct concerning protection of the environment (including indoor air, ambient air, surface water, groundwater, land surface, subsurface strata, or plant or animal species) or human health as affected by the environment or Hazardous Substances (including employee health and safety).

“Hazardous Substance” means all explosive or radioactive substances, materials or wastes, hazardous or toxic substances, materials or wastes, friable asbestos, friable asbestos-containing materials, toxic mold, petroleum or any fraction thereof, and all other substances, materials or wastes that are regulated pursuant to any applicable Environmental Law.

“Intellectual Property” means shall mean (a) all patents and patent applications, and all patents issuing thereon, including utility, model and design patents and certificates of invention, together with all reissue patents, patents of addition, divisionals, renewals, continuations, continuations-in-part, substitutions, additions, extensions, including supplemental protection certificates, registrations, confirmations, re-examinations and all foreign counterparts of the forgoing which are in the process of being prepared, and all inventions and improvements disclosed therein; (b) all know-how, including without limitation as they exist anywhere in the world, trade secrets, formulae, ideas, concepts, inventions and invention disclosures not subject to (a) above, whether or not patentable, discoveries, innovations, improvements, results, reports, information and data (including without limitation all business and technical information, and information and data relating to research, development, analytical methods, processes, formulations and compositions), research summary data, research raw data, laboratory and programmer notebooks, methods, procedures, proprietary technology and information, operating and maintenance manuals, engineering and other drawings and sketches, manufacturing and production processes and techniques, designs, specifications, and blueprints; (c) customer lists, supplier lists, pricing information, cost information, business and marketing research, plans, protocols, information and proposals, and the like not subject to (b) above; (d) registered and unregistered trademarks, service marks, trade dress, trade names, brand names, designs, logos, commercial symbols and corporate names, and all goodwill associated therewith, and the right to recover for past infringement thereof, heretofore or hereafter filed or having legal force in any country of the world; (e) copyrights and all works of authorship, whether or not registered or copyrightable, and all applications, registrations, and renewals in connection therewith, including all rights to the foregoing throughout the world; (f) databases, graphics and schematics; (g) all Software and all copyrights therein throughout the world; (h) all application programming interfaces, access to proprietary databases or other information sources; (i) all domain names, Internet addresses and other computer identifiers, web sites, URLs, web pages, registrations for any of the foregoing and similar rights and items, as they exist anywhere in the world; and (j) all copies and tangible embodiments of the foregoing, whether whole or partial (in whatever form or medium, including, but not limited to, electronic media).

“Knowledge” means, when used with respect to the Company, the actual knowledge of the Persons set forth in Section 1.1(a) of the Company Disclosure Letter after due inquiry. “Knowledge” means, when used with respect to Merger Sub and Parent, the actual knowledge of the Persons set forth in Section 1.1(a) of the Acquiror Disclosure Letter after due inquiry.

“Laws” means any domestic or foreign laws, statutes, ordinances, rules or regulations enacted, issued, adopted, promulgated or applied by any Governmental Entity that are applicable to the Persons or Persons referenced.

“Liens” means any mortgages, deeds of trust, liens (statutory or other), pledges, security interests, collateral security arrangements, charges, restrictions on voting or transfer, or other encumbrances that are material to the specific property referenced.

“Merger Sub Material Adverse Effect” means any Change that, individually or in the aggregate with all other Changes, materially impairs the ability of Parent or Merger Sub to consummate the Merger.

“Order” means any order, judgment, injunction, award or decree adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

“Permit” means any permit, license, approval, franchise, agreement, qualification, authorization or registration of any Governmental Entity.

“Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings;

(ii) mechanics’, carriers’, workmens’, repairmens’, materialmens’ or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions; (vii) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on, or materially affect the use or benefit to the owner of, the assets or properties to which they specifically relate; (viii) licenses of or other agreements related to Intellectual Property which are not intended to secure an obligation; and (ix) such other Liens that in the aggregate are not material.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, members, managers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent, Merger Sub or the Company, as applicable, and their respective Subsidiaries.

“Requisite Stockholder Vote” means the adoption of this Agreement by the affirmative vote of the holders of a majority of the voting power of the shares of Common Stock outstanding and entitled to vote thereon.

“Software” means all computer programs, including operating systems, application programs, software tools, and firmware and software imbedded in equipment, including both object code and source code.

“Strategic Alternatives Committee” means the committee of the Company Board, the members of which are not affiliated with Parent or Merger Sub and are not members of the Company’s management, that was empowered by the Company Board on April 24, 2007, and reconstituted on June 22, 2008, for the purpose of, among other things, evaluating, and making a recommendation to the full Company Board with respect to potential strategic alternatives for the Company, including this Agreement and the transactions contemplated hereby, including the Merger, and shall include any successor committee to the Strategic Alternatives Committee existing as of the date of this Agreement or any reconstitution thereof.

“Subsidiary” means, when used with respect to Parent, Merger Sub or the Company, any other Person (whether or not incorporated) that Parent, Merger Sub or the Company, as applicable, directly or indirectly owns or has the power to vote or control more than 50% of any class or series of capital stock or other equity interests of such Person.

“Superior Proposal” means any written Takeover Proposal that the Company Board (or the Strategic Alternatives Committee, as applicable) determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel) (i) to be more favorable from a financial perspective (taking into account such legal, financial, regulatory and other aspects of such Takeover Proposal and the Merger and other transactions contemplated by this Agreement and such other factors, matters and issues, as are deemed relevant by the Company Board (or the Strategic Alternatives Committee, as applicable), and the anticipated timing, conditions and prospects for completion of such Takeover Proposal) to the Company’s stockholders than the Merger and the other transactions contemplated by this Agreement (taking into account all of the terms of any proposal by Parent to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement), except that all percentages in the definition of “Takeover Proposal” shall be increased to “50%” and (ii) is likely (based on the good faith belief of the

Company Board (or the Strategic Alternatives Committee)) to be consummated on the terms set forth therein if accepted.

“Takeover Proposal” means any proposal or offer from any Person or group of Persons other than Parent that provides for, in a single transaction or a series of related transactions, any direct or indirect acquisition or purchase of (i) 20% or more of the value (as determined by the Company Board) of the consolidated assets of the Company and its Subsidiaries, (ii) beneficial ownership of securities representing 20% or more (by vote or value) of the outstanding securities of the Company, (iii) any tender offer, self tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning securities representing 20% or more (by vote or value) of the outstanding securities of the Company, or (iv) any merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole).

“Tax” means any and all federal, state, local, foreign and other taxes, levies, fees, duties, and similar charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) imposed, assessed or collected by or under the authority of any Governmental Entity.

“Tax Returns” means any and all reports, returns, declarations, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes.

(b) For purposes of this Agreement, the following terms have the meanings set forth in the Sections listed below:

Defined Term	Section

Acquiror Disclosure Letter	Article IV
Affiliate Transaction	3.21
Agreement	Preamble
Alternative Acquisition Agreement	5.3(d)
Antitrust Division	5.8(a)
Book-Entry Shares	2.2(c)
Certificate	2.2(c)
Certificate of Merger	2.1(b)
Change	1.1(a)
Closing	2.1(b)
Closing Date	2.1(b)
Excluded Shares	2.2(a)
Financing	4.7(a)
Foreign Merger Control Laws	3.5
FTC	5.8(a)
GAAP	3.8(c)
Governmental Entity	3.5
HSR Act	3.5
Indemnified Parties	5.7(a)
Indemnifying Party	5.7(a)
IRS	3.13(a)
Leases	3.17
Code	2.3(c)
COBRA	3.13(d)

Defined Term	Section

Common Stock	2.2(a)
Company	Preamble
Company Benefit Plan	3.13(a)
Company Board	Recitals
Company Board Recommendation	3.2(a)
Company Certificate	2.6(a)
Company Disclosure Letter	Article III
Company Licensed Intellectual Property	3.15(d)
Company Organizational Documents	3.6(a)
Company Owned Intellectual Property	3.15(a)
Company Proxy Statement	3.5
Company Restricted Shares	2.5(b)
Company RSU	2.5(c)
Company SEC Documents	3.8(a)
Company Stock Option	2.5(a)
Company Stock Plans	2.5(a)
Company Stockholders Meeting	3.5
Confidentiality Agreement	5.2(a)
Continuation Period	5.6(a)
D&O Insurance	5.7(b)
DGCL	Recitals
Dissenting Shares	2.4
Dissenting Stockholder	2.4
Effective Time	2.1(b)
Employee Benefits	5.6(a)
Employees	5.6(a)
Equity Award Amounts	2.5(d)
ERISA	3.13(b)
Exchange Act	3.5
Legal Action	3.11
Material Contract	3.12(a)
Measurement Date	3.3(a)
Merger	Recitals
Merger Consideration	2.2(b)
Merger Sub	Preamble
Multiemployer Plan	3.13(a)
NASDAQ	3.5
New Plans	5.6(b)
New Purchase Agreement	5.12(c)
Notice Period	5.3(d)
Old Plans	5.6(b)
Outside Date	7.2(a)
Parent	Preamble
Paying Agent	2.3(a)

Defined Term	Section

Payment Fund	2.3(a)
Pre-Closing Service	5.6(b)
Preferred Stock	3.3(a)
Purchase Agreement	4.7(a)
Real Property	3.17
Recommendation Change	5.3(d)
SEC	3.5
Securities Act	3.5
Shares	2.2(b)
SIBL	4.7(a)
Significant Suppliers	3.25
Solvent	4.9
SRO	3.5
SunTrust	3.19
Surviving Corporation	2.1(a)
Third Party Beneficiary	8.7
Treasury Regulations	2.3(c)
Voting Agreement	Recitals

Section 1.2  Interpretation.

(a) The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions apply equally to both the singular and plural forms of the terms defined. All references in this Agreement, the Company Disclosure Letter and the Acquiror Disclosure Letter to Articles, Sections and Exhibits refer to Articles and Sections of, and Exhibits to, this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import will be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” will be inclusive and not exclusive unless the context requires otherwise.

(b) The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

ARTICLE II

THE MERGER

Section 2.1  The Merger.

(a) On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (i) Merger Sub will be merged with and into the Company, (ii) the separate corporate existence of Merger Sub will cease, and (iii) the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and a direct wholly-owned subsidiary of Parent. The Merger will have the effects set forth in this Agreement and the applicable provisions of the DGCL.

(b) Unless otherwise mutually agreed in writing by the Company and Parent, the closing of the Merger (the “Closing”) will take place at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, New York, at 10:00 a.m., local time, within two (2) Business

Days following the day on which all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or, if permissible, waived in accordance with this Agreement, or another date mutually agreed to in writing by Parent and the Company. Subject to the provisions of this Agreement, at the Closing, the Company and Parent will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (the date on which the Closing actually occurs being hereinafter referred to as the ‘‘Closing Date,” and the date and time at which the Merger becomes effective being hereinafter referred to as the “Effective Time”).

Section 2.2  Effect of the Merger on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of Merger Sub, Parent or the Company or any holder of any securities of Merger Sub, Parent or the Company:

(a) Cancellation of Certain Common Stock.  Each share of common stock, par value $0.001 per share, of the Company (the “Common Stock”) that is owned by Merger Sub, Parent, the Company (as treasury stock or otherwise) or any Subsidiary of the Company (each an “Excluded Share,” and collectively the “Excluded Shares”) will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Common Stock.  Each share of Common Stock (each share of Common Stock, a “Share” and collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and, except as provided in Section 2.4, Dissenting Shares), will be converted into the right to receive $2.85 in cash from the Surviving Corporation (through the Paying Agent as provided in Section 2.3), without interest (the “Merger Consideration”).

(c) Cancellation of Shares.  At the Effective Time, all Shares will cease to be outstanding, will be cancelled and will cease to exist, and, in the case of non-certificated shares represented by book-entry (“Book-Entry Shares”), the names of the former registered holders will be removed from the registry of holders of such Shares, and, subject to Section 2.4, each holder of a certificate formerly representing any such Shares (each, a ‘‘Certificate”) and each holder of a Book-Entry Share, in each case other than Excluded Shares and Dissenting Shares, will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.3 and any dividends declared with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder, in each case without interest.

(d) Conversion of Merger Sub Capital Stock.  Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 2.3  Surrender of Certificates and Book-Entry Shares.

(a) Paying Agent.  Prior to the Effective Time, for the benefit of the holders of Shares (other than Excluded Shares and Dissenting Shares), Parent will (i) designate, or cause to be designated, a bank or trust company that is reasonably acceptable to the Company (the “Paying Agent”), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates (or effective affidavits of loss in lieu thereof and a bond, if required, pursuant to Section 2.3(f)) and the Book-Entry Shares in accordance with this Article II from time to time after the Effective Time. On the Closing Date, contemporaneously with the filing of the Certificate of Merger, Parent or Merger Sub will deposit, or cause to be deposited, with the Paying Agent cash in the amount necessary for the payment of the Merger Consideration pursuant to Section 2.2(b) upon surrender of such Certificates and Book-Entry Shares (such cash being herein referred to as the ‘‘Payment Fund”). The Payment Fund shall not be used for any purpose other than the payment of Merger Consideration pursuant to Section 2.2(b) and the terms of this

Agreement. The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided, however, that such investments shall be (i) in obligations of, or guaranteed by, the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States, (ii) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or (iii) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be the property of and payable to the Surviving Corporation.

(b) Payment Procedures.  Prior to or promptly after the Effective Time, but in no event more than three (3) Business Days after the Effective Time, the Surviving Corporation or Parent will cause the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares and Dissenting Shares) a letter of transmittal in customary form reasonably acceptable to the Company and Parent (which shall specify that delivery will be effected, and risk of loss and title to Certificates and Book-Entry Shares will pass, only upon proper delivery of Certificates (or effective affidavits of loss in lieu thereof and a bond, if required, pursuant to Section 2.3(f)) or Book-Entry Shares, as the case may be, to the Paying Agent) and instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof and a bond, if required, pursuant to Section 2.3(f)) and Book-Entry Shares in exchange for the Merger Consideration. Upon the proper surrender of a Certificate (or effective affidavit of loss in lieu thereof and a bond, if required, pursuant to Section 2.3(f)) or Book-Entry Share to the Paying Agent, together with a properly completed letter of transmittal, duly executed, and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor cash in an amount equal to the Merger Consideration (after giving effect to any required tax withholdings) for each Share (other than Excluded Shares and Dissenting Shares) formerly represented by such Certificate or Book-Entry Share that such holder has the right to receive pursuant to this Article II, and the Certificate or Book-Entry Share so surrendered will be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the Merger Consideration to be paid upon due surrender of the Certificate or Book-Entry Share may be paid to such a transferee if the Certificate or Book-Entry Share formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c) Withholding Taxes; Transfer Taxes.  Parent, the Surviving Corporation or the Paying Agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares, Company Stock Options, Company Restricted Shares or Company RSU’s, as the case may be, any amounts required to be deducted and withheld with respect to such payments under the Internal Revenue Code of 1986 (the “Code”), and the rules and Treasury regulations thereunder (the “Treasury Regulations”), or any provision of state, local or foreign Tax law. Any amounts so deducted and withheld will be timely paid to the applicable Tax authority and will be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Company Stock Options, Company Restricted Shares or Company RSUs, as the case may be, in respect of which such deduction and withholding was made. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) incurred in connection with the Merger shall be paid by Parent, and the Company shall cooperate with Parent in preparing, executing and filing any Tax Returns in respect of such Taxes.

(d) No Further Transfers.  At the close of business on the day on which the Effective Time occurs, there will be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time other than to settle transfers of Shares that occurred prior to such close of business. If, after such close of business, Certificates or Book-Entry Shares are presented to the Paying Agent, they will be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(e) Termination of Payment Fund.  Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Book-Entry Shares eighteen (18) months after the Effective Time will be delivered to the Surviving Corporation, on demand, and any holder of a Certificate or Book-Entry Share who has not theretofore complied with this Article II will thereafter look only to the Surviving Corporation and Parent for payment of such holder’s claims for Merger Consideration. Notwithstanding the foregoing, to the fullest extent permitted by applicable Law, none of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent or any other Person will be liable to any former holder of Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f) Lost, Stolen or Destroyed Certificates.  In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as the Surviving Corporation may reasonably determine are necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration pursuant to this Agreement.

Section 2.4  Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary and to the extent provided under the DGCL, any Shares outstanding immediately prior to the Effective Time that are held by any stockholder that has neither voted in favor of the adoption of this Agreement nor consented thereto in writing and that has demanded properly in writing appraisal for such Shares and otherwise properly perfected and not withdrawn or lost such stockholder’s rights in accordance with Section 262 of the DGCL (each such stockholder a “Dissenting Stockholder,” and such Shares the ‘‘Dissenting Shares”) will not be converted into, or represent the right to receive, the Merger Consideration. Such Dissenting Stockholders will be entitled to receive payment of the appraised value of Dissenting Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and represent the right to receive, the Merger Consideration in the manner provided in this Article II and will no longer be Dissenting Shares. The Company will give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal. The Company will give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal. The Company will not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.

Section 2.5  Treatment of Company Equity Awards.

(a) As of the Effective Time, each option to acquire shares of Common Stock (a “Company Stock Option”) under the Company Benefit Plans identified in Section 3.13(a) of the Company Disclosure Letter pursuant to which Shares can be issued (the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall become vested (a complete list of which is set forth on Section 2.5(a) of the Company Disclosure Letter as of the date of this Agreement) with respect to the maximum number of shares of Common Stock covered thereby and be cancelled, and the holder of such Company Stock Option will be entitled to receive from the Surviving Corporation an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Stock Option multiplied by (ii) the maximum number of Shares subject to such Company Stock Option with respect to which such Company Stock Option shall not theretofore have been previously exercised.

(b) At the Effective Time, each Share subject to a restricted stock agreement under the Company Stock Plans (each, a “Company Restricted Share”) that is outstanding immediately prior to the Effective Time (a complete list of which is set forth on Section 2.5(b) of the Company Disclosure Letter as of the date of this Agreement) shall become fully vested and free of all restrictions as of the Effective Time and shall, as of the Effective Time, be cancelled and converted into the right to receive the Merger Consideration in accordance with Section 2.2.

(c) As of the Effective Time, each restricted stock unit award with respect to Shares granted by the Company under the Company Stock Plans (each, a ‘‘Company RSU”) that is outstanding immediately prior to the Effective Time (a complete list of which is set forth on Section 2.5(c) of the Company Disclosure Letter as of the date of this Agreement) shall be cancelled, and the holder of such Company RSU shall be entitled to receive from the Surviving Corporation an amount in cash equal to (i) the Merger Consideration multiplied by the maximum number of Shares subject to such Company RSU as of the Effective Time plus (ii) any dividend equivalents accrued with respect to such Company RSU prior to the Effective Time but not yet distributed as of the Effective Time (other than any such dividend equivalents that are held in the form of Company RSUs as of the Effective Time).

(d) The amounts payable under Section 2.5(a), Section 2.5(b) and Section 2.5(c) shall be referred to herein as the “Equity Award Amounts.” All Equity Award Amounts shall, subject to Section 2.3(b), be paid by the Surviving Corporation as promptly as practicable following the Effective Time, without interest, except as necessary to comply with Section 409A of the Code.

(e) The Company shall use reasonable efforts to ensure that, as of the Effective Time, the Company Stock Plans shall terminate and no person shall have any right under the Company Stock Plans, except as set forth herein.

(f) Prior to the Effective Time, the Company Board (or a committee thereof) will adopt such resolutions and will take such other actions as shall be required to effect the actions contemplated by this Section 2.5.

Section 2.6  Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the Company’s certificate of incorporation (the ‘‘Company Certificate”), as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth in Exhibit B attached hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law; and

(b) The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety as the bylaws of Merger Sub (except that the name shall change to the name of the Surviving Corporation) and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 2.7  Directors and Officers of Surviving Corporation.  The directors and officers of Merger Sub as of the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation or bylaws of the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the letter delivered to Parent and Merger Sub by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1  Organization; Power; Qualification.  The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (to the extent such concept is legally recognized) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2  Corporate Authorization; Enforceability.

(a) The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to receipt of the Requisite Stockholder Vote. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Company Board, subject, in the case of the Merger, to receipt of the Requisite Stockholder Vote. No other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger or the other transactions contemplated hereby other than, in the case of the Merger, the Requisite Stockholder Vote and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL. Subject to Section 5.3(d), the Company Board, acting upon the recommendation of the Strategic Alternatives Committee, has unanimously, by resolutions adopted at a meeting duly called and held, (i) approved and declared advisable this Agreement and the transactions contemplated hereby, (ii) determined that the terms of this Agreement are fair to, and in the best interests of, the Company and its stockholders, and (iii) resolved to recommend that the Company’s stockholders vote in favor of adoption of this Agreement (the “Company Board Recommendation”) and directed that the Agreement be submitted to the holders of the Shares for their adoption of the plan of merger contained in this Agreement at a stockholders meeting duly called and held for such purpose. The Requisite Stockholder Vote is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and for the Company to consummate the Merger and the other transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws, now or hereafter in effect, relating to creditor’s rights generally, (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity), and (iii) the remedy of specific performance and injunctive and other forms of equitable relief being subject to the discretion of the Governmental Entity before which any enforcement proceeding therefor may be brought.

Section 3.3  Capitalization; Equity Awards.

(a) The Company’s authorized capital stock consists solely of 165,050,000 shares of Common Stock and 88,415,000 shares of preferred stock, par value $0.001 per share, (the “Preferred Stock”). As of the close of business on October 12, 2008 (the “Measurement Date”), 21,423,344 shares of Common Stock were issued and outstanding (including Company Restricted Shares), all of which are validly issued, fully paid and nonassessable, and no shares of Preferred Stock were issued or outstanding. As of the Measurement Date, 175,755 shares of Common Stock and no shares of Preferred Stock were held in the treasury of the Company. No Shares are held by any Subsidiary of the Company. As of the Measurement Date, Company Stock Options to purchase 2,516,017 shares of Common Stock were outstanding and 134,361 shares of Common Stock were subject to outstanding Company RSUs. As of the date of this Agreement, except as set forth in this Section 3.3, or in Section 3.3 of the Company Disclosure Letter, there are no outstanding shares of capital stock or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company. From the Measurement Date through the date of this Agreement, other than in connection with the issuance of Shares pursuant to the exercise of Company Stock Options or settlement of Company RSUs, in each case, outstanding as of the Measurement Date, there have been no issuances of any securities of the Company.

(b) Section 3.3 of the Company Disclosure Letter sets forth a correct and complete list, as of the date of this Agreement, of outstanding Company Restricted Shares, Company Stock Options and Company RSUs,

including the holder thereof, the date of grant, the term (in the case of Company Stock Options), the number of Shares subject to such Company Stock Option or Company RSU, the Company Stock Plan under which such award was granted and, where applicable, the exercise price.

(c) Except as set forth in this Section 3.3 and except pursuant to the Company Stock Plans, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls or commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue, sell, or otherwise transfer to any Person, or to repurchase, redeem or otherwise acquire from any Person, any Shares, Preferred Stock, capital stock of any Subsidiary of the Company, or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or any Subsidiary of the Company.

(d) There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the Common Stock other than the Voting Agreement.

(e) There are no agreements or understandings requiring consent or approval from the holder of any Company Stock Options, Company Restricted Shares, Company RSUs or warrants to purchase any Shares, Preferred Stock, or capital stock of the Company or any of its Subsidiaries to effectuate the terms of this Agreement.

Section 3.4  Subsidiaries.  Section 3.4 of the Company Disclosure Letter lists each Subsidiary of the Company as of the date of this Agreement and the jurisdiction of organization of each such Subsidiary. All of the issued and outstanding shares of capital stock, voting securities, profits interests or other equity or equity-like interests of the Company’s Subsidiaries are directly or indirectly owned, beneficially and of record, by the Company, free and clear of all Liens, other than Liens created as a result of federal or state securities laws, Liens for Taxes not yet due or that are being contested in good faith and Liens imposed or granted pursuant to or in connection with the Company’s existing credit facilities or other outstanding indebtedness, and all such shares or interests have been duly authorized, validly issued and fully paid and, in the case of shares of capital stock issued by a corporate entity formed under the laws of the United States, nonassessable, free of any preemptive rights.

Section 3.5  Required Filings and Consents.  The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any international, foreign, national, federal, state, provincial or local governmental, regulatory or administrative authority, including the SEC and any self-regulatory authority (“SRO”) (including The NASDAQ Global Market, or any successor entity or entities thereto (“NASDAQ”)), agency, commission or court (each, a ‘‘Governmental Entity”), other than: (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”); (iii) any filings with, and approvals from, relevant state securities administrators or related to the blue sky laws of various states; (iv) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement (the ‘‘Company Proxy Statement”) relating to a special meeting of the holders of the Company’s Common Stock to consider the adoption of this Agreement (the ‘‘Company Stockholders Meeting”); (v) the filings or notices required by, and any approvals required under the rules and regulations of NASDAQ or other SROs; (vi) compliance with and filings under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if applicable, and (B) other applicable competition or merger control Laws of any jurisdiction (the “Foreign Merger Control Laws”); and (vii) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6  Non Contravention.  The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, will not:

(a) conflict with or result in any breach of any provision of the certificates of incorporation and bylaws (or the equivalent organizational documents) of the Company or any of its Subsidiaries, in each case as in effect on the date of this Agreement (the “Company Organizational Documents”);

(b) result in any violation, or the breach of, constitute a default, give rise to any right of modification, termination, cancellation or acceleration under, or result in the creation or imposition of a Lien under, any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of them is otherwise bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or the imposition of Liens, as to which requisite waivers or consents have been obtained or will be obtained prior to the Effective Time;

(c) contravene or conflict with, or result in any violation or breach of, any material Permit of the Company or any of its Subsidiaries; or

(d) violate in any material respect the provisions of any Law or Order applicable to the Company or any of its Subsidiaries.

Section 3.7  Compliance with Laws and Permits.

(a) The Company and each of its Subsidiaries are and have been since January 1, 2005 in compliance in all material respects with applicable Laws.

(b) The Company and each of its Subsidiaries holds all material Permits necessary for the ownership, operation and use of the respective properties and assets of the Company and its Subsidiaries and the conduct of their respective businesses as currently conducted. All such material Permits are in full force and effect and no suspension or cancellation of any of the material Permits is pending or, to the Knowledge of the Company, threatened.

(c) Since January 1, 2006, no Governmental Entity has, to the Knowledge of the Company, initiated, and no Governmental Entity has provided written notice to the Company or its Subsidiaries of, any proceeding or investigation into the business or operations of the Company or any of its Subsidiaries, except, in the case of any proceeding or investigation initiated or with respect to which written notice was provided since the date of this Agreement, as would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.

Section 3.8  Financial Reports and SEC Documents.

(a) The Company has filed or furnished all forms, statements, certifications, reports and documents required to be filed with, or furnished to, the SEC pursuant to the Exchange Act since January 1, 2006 (the forms, statements, reports and documents filed or furnished with the SEC since January 1, 2006, including any exhibits and amendments thereto, the “Company SEC Documents”). Each of the Company SEC Documents, at the time of its filing or furnishing (except as and to the extent such Company SEC Document has been modified or superseded in any subsequent Company SEC Document filed with, or furnished to, the SEC prior to the date of this Agreement), complied in all material respects with the applicable requirements of each of the Exchange Act and the Securities Act. As of their respective dates, except as and to the extent modified or superseded in any subsequent Company SEC Document filed or furnished with the SEC prior to the date of this Agreement, the Company SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. To the Company’s Knowledge, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC investigation or outstanding material SEC comment.

(b) The Company maintains disclosure controls and procedures as required by Rule 13a-15 under the Exchange Act. These disclosure controls and procedures were designed to ensure that (i) material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(c) The Company maintains internal control over financial reporting as required by Rule 13a-15 under the Exchange Act. This internal control over financial reporting was designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States (“GAAP”) (and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

(d) Each of the consolidated balance sheets, statements of income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) (i) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date of each such balance sheet, and the results of operations and cash flows of the Company and its Subsidiaries, as the case may be, for the periods set forth in each such consolidated statement of income, changes in stockholders’ equity and cash flows (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), and (ii) has in each case been prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

Section 3.9  Undisclosed Liabilities.  As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto), other than (i) liabilities or obligations in the amounts reflected on, or reserved against, in the Company’s consolidated balance sheet as of December 31, 2007 (or the notes thereto) included in the Company’s financial statements, (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 2007, (iii) liabilities or obligations that are not material to the financial condition of the Company and its Subsidiaries, taken as a whole, and (iv) liabilities or obligations incurred by the Company in connection with the transactions contemplated by this Agreement.

Section 3.10  Absence of Certain Changes.

(a) From December 31, 2007 through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice.

(b) From December 31, 2007 through the date of this Agreement, there has not been a Company Material Adverse Effect, and there has not been any Change that would reasonably be expected to have a Company Material Adverse Effect.

(c) From December 31, 2007 through the date of this Agreement, there have not been:

(i) any amendments or changes in the Company Organizational Documents;

(ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

(iii) any split, combination or reclassification of any of the capital stock or other equity interest of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock or other equity interest of the Company or any of its Subsidiaries;

(iv) any material change in accounting methods, principles or practices used by the Company affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP; or

(v) any action or event that would require Parent’s consent under Section 5.1 if such action or event had occurred after the date of this Agreement.

(d) Except (i) as required pursuant to the terms of any Company Benefit Plan as in effect on December 31, 2007, (ii) as required to comply with applicable Law (including Section 409A of the Code) or (iii) in the ordinary course of business consistent with past practice, since December 31, 2007 through the date of this Agreement, there has not been any (A) grant or payment of any severance or termination benefits to any director, officer or employee of the Company or any of its Subsidiaries, (B) material increase in the compensation, perquisites or benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, (C) grant of equity or equity-based awards that may be settled in Shares, Preferred Stock or any other securities of the Company or any of its Subsidiaries or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any Shares, Preferred Stock or other Company securities or Subsidiary securities, or (D) acceleration in the vesting or payment of compensation payable or benefits provided or to become payable or to be provided to any current or former director, officer or employee of the Company or any of its Subsidiaries.

Section 3.11  Litigation.  There are no material (a) claims, actions, suits, demand letters, judicial, administrative or regulatory proceedings, arbitrations, or hearings, notices of violation (each, a “Legal Action”), or, to the Company’s Knowledge, investigations before any Governmental Entity pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, or (b) outstanding Orders against the Company or any of its Subsidiaries or by which any property, asset or operation of the Company or any of its Subsidiaries is bound or affected.

Section 3.12  Contracts.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any:

(i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) to be performed in full or in part after the date of this Agreement that has not been filed, described, or incorporated by reference in the Company SEC Documents;

(ii) employment agreement pursuant to which an employee is entitled to receive a base salary in excess of $100,000 per year (other than those that are terminable at will by the Company or any of its Subsidiaries, as applicable, without cost, payment or penalty);

(iii) loan or guaranty agreement, indenture or other instrument, contract or agreement under which in excess of $200,000 has been borrowed or loaned or any note, bond or other evidence of indebtedness in excess of $200,000 has been issued, other than guarantees by the Company of real property leases of certain of its subsidiaries;

(iv) mortgage, security agreement, conditional sales contract, capital lease or similar agreement with total payments in excess of $200,000 per year or that effectively creates a lien, encumbrance or security interest on any material assets of the Company or any of its Subsidiaries;

(v) any Leases requiring the Company to make payments in excess of $100,000 per year;

(vi) material partnership or joint venture agreement;

(vii) collective bargaining agreement;

(viii) agreements relating to the acquisition of any material assets or relating to the merger or consolidation of the Company or any of its Subsidiaries with any other entity that have (A) not been consummated as of the date hereof or (B) that, if consummated as of the date hereof, have any remaining outstanding monetary obligations in excess of $200,000;

(ix) investment banking agreement of any kind or nature whatsoever;

(x) contract, whether as licensor or licensee, for the license of any patent, know-how, trademark, trade name, service mark, copyright or other intangible asset that provides for payments by or to the Company or such Subsidiary in excess of $100,000 per year (other than licenses of commercial off-the-shelf computer software);

(xi) contract which contains any provision that would prohibit or materially restrict the ability of the Company or any of its Subsidiaries from engaging in business or from competing with any other parties, including, but not limited to, operating in any geographical area;

(xii) other agreements (other than those listed in clauses (i) through (xi) above) (A) with a term longer than one (1) year from the date hereof that involve payments by the Company and/or any of its Subsidiaries in excess of $200,000 per year; or (B) with a term less than one (1) year from the date hereof that involve payments by the Company and/or any of its Subsidiaries in excess of $200,000, that are not terminable without premium or penalty on less than 30 days’ notice;

(xiii) agreements or insurance policies providing for indemnification of any officer or director of the Company or any of its Subsidiaries, other than the existing directors’ and officers’ insurance policies and the certificate of incorporation and bylaws or other organizational documents, as currently in effect, of the Company and each of its Subsidiaries; or

(xiv) agreements evidencing a loan to any officer or director of the Company or any of its Subsidiaries, other than advances for expenses pursuant to the Company’s standard expense reimbursement policies.

Each contract, arrangement, commitment or understanding described in clauses (i) through (xiv), filed in the Company SEC Documents, or set forth in Section 3.12(a) of the Company Disclosure Letter, is referred to herein as a ‘‘Material Contract.”

(b) Each Material Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, other than any such Material Contract that expires or is terminated after the date hereof in accordance with its terms or amended (as permitted by Section 5.1) by agreement with the counterparty thereto (provided that, if any such Material Contract is so amended or terminated in accordance with its terms after the date hereof, then to the extent the representation and warranty contained in this sentence is made or deemed made as of any date that is after the date of such amendment or termination, the reference to “Material Contract” in the first clause of this sentence shall be deemed to be a reference to such contract as so amended and shall be deemed to exclude any such terminated contract). The Company and each of its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each Material Contract, except where such noncompliance would not be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Material Contract: (A) is in breach of or in default under any Material Contract, or (B) knows of, or has received written notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of such party under any such Material Contract. True and complete copies of all written Material Contracts and true and correct summaries of all oral Material Contracts have been delivered or made available to Parent.

Section 3.13  Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Letter contains a list, as of the date of this Agreement, of each “employee benefit plan” within the meaning of Section 3(3) of ERISA, including each Multiemployer Plan and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, bonus, incentive (equity-based or otherwise), deferred compensation, welfare benefit, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA, in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any material liability (each, a “Company Benefit Plan”). No entity other than the Company and its Subsidiaries is a member of the Company’s “controlled group” (within the meaning of Section 414 of the Code). With respect to each such Company Benefit Plan, and with respect to any Company Benefit Plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”), to the extent in the Company’s possession or control, the Company has provided or made available to Parent true, complete and correct copies of (i) each such Company Benefit Plan; (ii) the most recent summary plan descriptions for each such Company Benefit Plan for which a summary plan description is required by applicable Law; (iii) the three (3) most recent annual reports on Form 5500 filed with the Internal Revenue Service (“IRS”); (iv) if the plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter or opinion letter received from the IRS; (v) the most recent actuarial report and/or financial statements, to the extent that any such reports or financial statements are required under applicable Law to be prepared with respect to such Company Benefit Plan; and (vi) any related trust agreement or funding instrument now in effect or required in the future as a result of the transactions contemplated by this Agreement.

(b) No Company Benefit Plan is subject to Title IV of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 412 of the Code or is a Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(c) Each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code has been issued a favorable determination letter or opinion letter by the IRS with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened. Each Company Benefit Plan, other than a Multiemployer Plan, has been established, funded and administered in compliance, in all material respects, with its terms and with the applicable provisions of ERISA, the Code and other applicable Laws. All contributions required by applicable Law to have been made by the Company or its Subsidiaries as of the Effective Time with respect to each Company Benefit Plan in respect of current or prior plan years have been made in all material respects or, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, such contributions have been accrued in all material respects in accordance with GAAP.

(d) There are no Company Benefit Plans under which welfare benefits are provided to past employees or made available to present employees of the Company and its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Section 4980B of the Code, Title I of ERISA or any similar state group health plan continuation Laws or other applicable Laws or the full cost of which is paid by such employees or their dependents.

(e) Except as provided in Section 2.5, neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby (alone or in combination with any other event) would: (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company or its Subsidiaries or with respect to any Company Benefit Plan (except as required by applicable Law); (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, other than vesting to comply with Section 401(a) of the Code; (iv) trigger the funding of any compensation or benefits due to any current or former employee of the Company or its Subsidiaries (except as required by applicable Law); (v) result in any “excess parachute payment” within the meaning of Section 280G of the Code pursuant to any Company Benefit Plan or other plan or agreement as in effect on the date of this Agreement; or (vi) result in any payment that would be nondeductible under Code Section 162(m).

(f) Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability, none of the Company, any of its Subsidiaries, or any Company Benefit Plan, nor to the Knowledge of the Company, any “disqualified person” (as defined in Section 4975 of the Code) or “party in interest” (as defined in Section 3(14) of ERISA) with respect to any Company Benefit Plan, has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Company Benefit Plan. With respect to any Company Benefit Plan, as of the date of this Agreement, (i) no Legal Actions (including any administrative investigation, audit or other proceeding by the Department of Labor or the IRS but excluding routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, and (ii) to the Knowledge of the Company, no events or conditions have occurred or exist that would reasonably be expected to give rise to any such Legal Actions, except in the case of both clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to result in a material liability.

(g) Each Company Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code, complies with (or with respect to the period prior to the Closing was in good faith compliance with or availed itself of transition relief with respect to) the requirements of Code Section 409A(a)(2), (3), and (4) and any Internal Revenue Service guidance issued thereunder and to the Knowledge of the Company no amounts under any such Company Benefit Plan are or have been subject to the interest and additional tax set forth under Code Section 409A(a)(1)(B). The Company does not have any actual or potential obligation to reimburse or otherwise gross-up any Person for the interest or additional tax set forth under Code Section 409A(a)(1)(B).

(h) Except where such misclassification would not result in a material liability to the Company and its Subsidiaries, taken as a whole, there are no individuals who would be treated as employees of the Company or any of its Subsidiaries for purposes of federal or state tax law who were characterized by the Company or any of its Subsidiaries as independent contractors, consultants, leased employees or similar non-employee classification.

(i) Each Company Benefit Plan established or maintained for the benefit of Canadian employees has been administered in material compliance with all applicable Laws.

Section 3.14  Taxes.

(a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed and all such Tax Returns are true, correct and complete in all material respects. There are no adjustments relating to such Tax Returns that have been proposed in writing by any Tax authority and there are no Tax liens on any of the assets for Taxes that are not Permitted Liens. The Company has delivered or made available to Parent true and complete copies of all material federal, state, and local income Tax Returns filed since January 1, 2006.

(b) The Company and its Subsidiaries have paid, or will timely pay, all material Taxes required to be paid by any of them shown as due and payable on such Tax Returns except to the extent that such Taxes are being contested in good faith and the Company, or the appropriate Subsidiary, has set aside reserves in accordance with GAAP. The Company and its Subsidiaries have provided, in all material respects, for any Taxes that are not yet due and payable for all taxable periods on the most recent financial statements contained in the Company SEC Documents to the extent required by GAAP or in the case of foreign entities, in accordance with generally applicable accounting principles in the relevant jurisdiction.

(c) As of the date of this Agreement, there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and, to the Knowledge of the Company, no request for any such waiver or extension is currently pending. The Company has not received any written requests for information by any Tax authority that are currently outstanding that could adversely affect the Taxes of the Company or any of its Subsidiaries; and there are no proposed material reassessments received in writing by the Company of any property owned by the Company or any of its

Subsidiaries or other proposals that could materially increase the amount of any Tax to which the Company or any of its Subsidiaries would be subject.

(d) As of the date of this Agreement, no audit or other proceeding by any Governmental Entity is pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing or similar Tax agreement (other than an agreement exclusively between or among the Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments on account of Taxes after the Closing Date. Neither the Company nor any of its Subsidiaries has any liability as a result of being or having been, before the Closing Date, a member of an affiliated, consolidated, combined or unitary group, other than a group of which the Company and its Subsidiaries are currently members, or as a result of a Tax sharing, Tax indemnity or Tax allocation agreement.

(f) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4, other than a transaction exempted from the reporting requirements of such Regulation.

(g) The Company and its Subsidiaries have timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder, member or other third party.

(h) The Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period identified in section 897(c) (1)(A)(ii) of the Code.

(i) The Company has not distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by section 355 or 361 of the Code.

Section 3.15  Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a list of all registered Intellectual Property and material unregistered Intellectual Property which is owned by the Company or its Subsidiaries and which is material to the conduct of the business of the Company and its Subsidiaries, the “Company Owned Intellectual Property”).

(b) The Company or one or more of its Subsidiaries owns or otherwise has a valid right to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as such is conducted as of the date of this Agreement.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, all registered Company Intellectual Property has been duly registered and/or filed, as applicable, with each applicable Governmental Entity in each applicable jurisdiction, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect.

(d) To the Knowledge of the Company, none of the Company or its Subsidiaries has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property rights of any third party. To the Knowledge of the Company, no Person or any product or service of any Person is infringing upon or otherwise violating any Company Owned Intellectual Property. No licensor of any Intellectual Property which is owned by the Company or its Subsidiaries and which is material to the conduct of the business of the Company and its Subsidiaries (“Company Licensed Intellectual Property”) has notified the Company or any of its Subsidiaries in writing that any Person or any product or service of any Person is infringing upon or otherwise violating in any material respect any Company Licensed Intellectual Property.

(e) There are no outstanding Legal Actions instituted or pending against the Company or any of its Subsidiaries or which, to the Knowledge of the Company, have been threatened in writing, with respect to the infringement or violation by the Company or any of its Subsidiaries in any material respect of the Intellectual Property rights of a third party. The Company has not been notified in writing of any possible infringement or other violation, in any material respect, by the Company or any of its Subsidiaries of the Intellectual Property rights of any third party.

(f) The Company and its Subsidiaries have taken commercially reasonable actions to protect, preserve and maintain the Company Owned Intellectual Property and to maintain the confidentiality and secrecy of their confidential information, trade secrets and proprietary information under applicable Law.

(g) To the extent that any Software that is owned by a third party is distributed to customers of the Company or any of its Subsidiaries together with the Company Owned Intellectual Property, such third party rights have been identified in Section 3.15(g) of the Company Disclosure Letter, all necessary licenses have been obtained for, and no royalties or payments are due from the Company or any of its Subsidiaries in respect of, such Software.

(h) Except as would not reasonably be expected to have a Company Material Adverse Effect (i) none of the source code of the Company or any of its Subsidiaries has been published or disclosed by the Company or any of its Subsidiaries except pursuant to a non-disclosure agreement, and (ii) except for source code provided to third party developers to make modifications or derivative works for the benefit of the Company or any of its Subsidiaries, no licenses or rights have been granted to a third person to distribute, or to otherwise use to create derivative works, the source code for any Software that was authored by the Company and that is commercially available from the Company or any of its Subsidiaries.

Section 3.16  Insurance.  Section 3.16 of the Company Disclosure Letter lists each material insurance policy maintained by the Company or its Subsidiaries. The Company and its Subsidiaries are in compliance in all material respects with respect to their obligations under any of such insurance policies. Since January 1, 2006, neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination of any such policy or rejection of any material claim thereunder.

Section 3.17  Real Property.  Section 3.17 of the Company Disclosure Letter lists any and all (i) real property owned by the Company and its Subsidiaries (the “Real Property”) and (ii) leases (including subleases) of real property and any modifications or amendments thereto (the ‘‘Leases”), and with respect to the Leases (A) the rent (base and additional) due and payable thereunder and (B) the respective tenant’s proportionate share for taxes and operating expenses. The Company and each of its Subsidiaries have good, valid and marketable fee title to the Real Property, free and clear of all Liens, except for Permitted Liens and as expressly set forth on Section 3.17 of the Company Disclosure Letter, and good and valuable leasehold interests in the Leases. The Leases are in good standing, valid and effective against the Company and each of its Subsidiaries, as applicable, and there is not under any Lease any existing material default by the Company or any of its Subsidiaries or, to the Company’s Knowledge, the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by the Company or any of its Subsidiaries or, to the Company’s Knowledge, the counterparties thereto. The Company and its Subsidiaries have not entered into any agreements for the sale of the Real Property and will not enter into any such agreements without Parent’s and Merger Sub’s consent.

Section 3.18  Takeover Statutes; No Rights Agreement.

(a) Assuming the accuracy of the representations and warranties set forth in Section 4.10, the Company and the Company Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination or other similar anti-takeover provision under the Company Certificate or the laws of Delaware or any other jurisdiction that is, or is reasonably likely to become, applicable to the Company as a result of the transactions contemplated by this Agreement, including the Merger.

(b) The Company has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock upon a change in control of the Company.

Section 3.19  Opinion of Financial Advisor.  SunTrust Robinson Humphrey, Inc. (“SunTrust”) has delivered to the Strategic Alternatives Committee, and provided a copy thereof to the Company Board, its written opinion (or oral opinion confirmed in writing) to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the stockholders of the Company from a financial point of view.

Section 3.20  Brokers and Finders.  Other than SunTrust and Jefferies & Company, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.21  Interested Party Transactions.  Except for employment Contracts entered into in the ordinary course of business consistent with past practice or filed or incorporated by reference as an exhibit to a Company SEC Document, Section 3.21 of the Company Disclosure Letter sets forth a list, as of the date hereof, of the Contracts or other arrangements under which the Company or any of its Subsidiaries has any existing or future liabilities required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC (each such Contract or other arrangement, an ‘‘Affiliate Transaction”).

Section 3.22  Environmental Matters.

(a) Neither the Company nor any of its Subsidiaries is the subject of any federal, state, local or foreign investigation, decree, order or judgment, and neither the Company nor any of its Subsidiaries has received any written notice or claim, or entered into any negotiations or agreements with any person, relating to any material liability or remedial action under any applicable Environmental Laws;

(b) The Company and its Subsidiaries have materially complied and currently materially comply with all Environmental Laws;

(c) Neither the Company nor any of its Subsidiaries has manufactured, treated, stored, disposed of, arranged for or knowingly permitted the disposal of, generated, handled or released any Hazardous Substance or, to the Knowledge of the Company, owned or operated any property or facility, in each case in a manner that has given or would reasonably be expected to give rise to any material liability under Environmental Laws;

(d) To the Knowledge of the Company, no Hazardous Substances have been released or otherwise come to be located at any property or facility owned or operated by the Company or any of its Subsidiaries in a manner that is in material violation of any Environmental Law or that has given or would reasonably be expected to give rise to any liability under Environmental Laws; and

(e) To the Knowledge of the Company, the Company and each of its Subsidiaries holds and is in compliance, in all material respects, with all Permits required to conduct its business and operations under all applicable Environmental Laws.

Section 3.23  Employee Matters.

(a) As of the date hereof, there are no labor or employment claims, grievances, arbitration demands, actions, suits or disputes pending or, to the Knowledge of the Company, threatened involving the Company or any of its Subsidiaries and any of their employees or former employees, other than those that would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 3.23(a) of the Company Disclosure Letter, there has been: (i) to the Knowledge of the Company, no labor union organizing or attempting to organize any employee of the Company or any of its Subsidiaries into one or more collective bargaining units; and (ii) no labor dispute, strike, work slowdown, work stoppage, picketing, or lock out or other collective labor action by or with respect to any employees of the Company or any of its Subsidiaries pending or occurring since January 1, 2006 or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of the Company or any of its Subsidiaries and no such agreement is currently being negotiated.

(b) The Company and its Subsidiaries (i) are in compliance in all material respects with all applicable Laws, regulations, policies and procedures, and collective bargaining and other contractual obligations respecting employment and employment practices, terms and conditions of employment, including all such obligations relating to health and safety, discrimination, harassment, immigration, compensation, and wages and hours, and are not engaged in any unfair labor practice as defined by the National Labor Relations Act, (ii) are not liable in any material respect for any arrears of wages or any penalty for failure to comply with any of the foregoing and (iii) are not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefit or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(c) To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law involving the Company or any of its Subsidiaries. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 O.K. Section 1514A(a).

(d) Neither the Company nor any of its Subsidiaries: (i) has had since January 1, 2006 any mass layoff of employees, as defined under the Workers Adjustment and Retraining Notification Act (“WARN”) (or other similar state law); or (ii) has implemented since January 1, 2006 any early mass retirement or mass separation program.

Section 3.24  Certain Payments.  Neither the Company nor, to the Knowledge of the Company, any of the directors, executive officers, agent or employees of the Company or any of its Subsidiaries acting in his or her capacity as a director, executive officer, agent or employee of the Company or any of its Subsidiaries (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature, except to the extent that, in the case of clauses (a) and (d) above, such activities would not result in material liability to the Company and its Subsidiaries taken as a whole.

Section 3.25  Suppliers.  Section 3.25 of the Company Disclosure Letter sets forth the 10 largest suppliers of the Company and its Subsidiaries, taken as a whole, for the year ended December 31, 2007 based on aggregate payments made to such suppliers by the Company and its Subsidiaries during such period (the “Significant Suppliers”). To the Knowledge of the Company, since December 31, 2007 and through the date hereof, neither the Company nor any of its Subsidiaries has received from any of the Significant Suppliers any written notice of termination or material alteration of any contract or business relationship governed thereby.

Section 3.26  Information in the Company Proxy Statement.  The information in the Company Proxy Statement will not contain at the time the Company Proxy Statement is first mailed to stockholders of the Company, or at the time of the Company Stockholders Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by or on behalf of the Parent or Merger Sub that is contained in the Company Proxy Statement or any amendment or supplement thereto.

Section 3.27  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III or in any certificates delivered by the Company in connection with the Closing, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes or has made any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the letter delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement (the “Acquiror Disclosure Letter”), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1  Organization and Power.  Parent is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Nevada and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted and as it will be conducted through the Effective Time. Merger Sub is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted and as it will be conducted through the Effective Time.

Section 4.2  Corporate Authorization.  Parent and Merger Sub each have the requisite corporate or other power and authority to enter into and to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub.

Section 4.3  Enforceability.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditor’s rights generally, (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity), and (c) the remedy of specific performance and injunctive and other forms of equitable relief being subject to the discretion of the Governmental Entity before which any enforcement proceeding therefor may be brought.

Section 4.4  Required Filings and Consents.  The execution, delivery and performance of this Agreement by each of Parent and Merger Sub do not, and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity other than: (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware; (b) applicable requirements of the Exchange Act or the Securities Act; (c) compliance with and filings under (i) the HSR Act and (ii) any applicable requirements of any Foreign Merger Control Law; and (d) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Merger Sub Material Adverse Effect.

Section 4.5   Non Contravention.  The execution, delivery and performance of this Agreement by each of Parent and Merger Sub do not and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, including the Merger, will not:

(a) conflict with, or result in any breach of any provision of the certificate of incorporation, bylaws or other organizational documents of either Parent or Merger Sub;

(b) result in any violation, or the breach of, or constitute a default under, give rise to any right of modification, termination, cancellation or acceleration under, or result in the creation or imposition of a Lien, under any Contract to which Parent or Merger Sub is a party or by which any of them is otherwise bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or the imposition of Liens as to which requisite waivers or consents have been obtained or will be obtained prior to the Effective Time or which would not reasonably be expected to have a Merger Sub Material Adverse Effect;

(c) contravene or conflict with, or result in any violation or breach of, any Permit of Parent or Merger Sub except as would not reasonably be expected to have a Merger Sub Material Adverse Effect; or

(d) violate the provisions of any Law or Order applicable to Parent or Merger Sub, except for any such violations that would not reasonably be expected to have a Merger Sub Material Adverse Effect.

Section 4.6   Absence of Litigation.  As of the date of this Agreement, there is no Legal Action pending, or to the Knowledge of Parent, threatened, against Parent or any of its Affiliates before any Governmental Entity that would or seeks to materially delay the consummation of the Merger or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations hereunder. As of the date hereof, neither Parent nor any of its Affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, any Governmental Entity, or any order, judgment, injunction or decree of any Governmental Entity that would or seeks to prevent or materially delay the consummation of the Merger or otherwise prevent or materially delay Parent or any of its Affiliates from performing their obligations hereunder.

Section 4.7  Financing.

(a) At the Closing, Parent and Merger Sub will have immediately available funds sufficient to pay the aggregate Merger Consideration and any other payments contemplated by this Agreement and to pay all fees and expenses related to the Financing, the Merger or any other transactions contemplated by this Agreement. True, complete and correct copies of the fully executed Purchase Agreement by and between HSS and Stanford International Bank Ltd., (“SIBL”) dated as of the date of this Agreement (the “Purchase Agreement”), pursuant to which SIBL has agreed, subject to the terms and conditions thereof, to provide to Parent and/or Merger Sub the amounts set forth therein (the “Financing”), have been provided to the Company. The Purchase Agreement is the only agreement that has been entered into by Parent or its Affiliates with respect to the Financing that contain conditions to the closing of the Financing. Except to the extent permitted by Section 5.12(c), the Purchase Agreement has not been amended or modified, and the respective obligations contained in the Purchase Agreement have not been withdrawn or rescinded in any respect. Except to the extent permitted by Section 5.12(c), the Purchase Agreement, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and/or Merger Sub. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent and/or Merger Sub under any term or condition of the Purchase Agreement. Parent and/or Merger Sub has fully paid any and all commitment fees or other fees incurred in connection with the Purchase Agreement that have become due and payable. In the event a New Purchase Agreement is entered into, references in this Agreement to the Purchase Agreement shall be deemed to be references to the New Purchase Agreement.

(b) Subject to its terms and conditions, the Financing, when funded in accordance with the Purchase Agreement, will provide funds at the Closing and at the Effective Time sufficient to consummate the Merger upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith, including payment of all amounts under Article II of this Agreement. There are no conditions precedent or other contingencies to the funding of the full amount of the Financing other than as set forth in the Purchase Agreement. Parent and Merger Sub have no reason to believe that any of the conditions precedent to the Financing will not be satisfied in full in connection with the consummation of the transactions contemplated by this Agreement or that the Financing will not be available to Parent and/or Merger Sub on the Closing Date.

Section 4.8   Operations of Parent and Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

Section 4.9   Solvency.  After giving effect to all of the transactions contemplated hereby, including the Financing, any alternative financing, the payment of the aggregate Merger Consideration and payment in respect of the Equity Award Amounts contemplated by Section 2.5, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent. For the purposes of this Section 4.9, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person on a going concern basis will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, each of the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.10  Management Agreements.  Except as contemplated in this Agreement, there are no Contracts, understandings or arrangements between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand. Neither Parent nor Merger Sub, alone or together with any other Person, has been at any time, or became, an “interested stockholder” or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement, the Merger or any other transaction contemplated by this Agreement.

Section 4.11  No Other Representations and Warranties.  Except for the representations and warranties contained in this Article IV or in any certificates delivered by Parent or Merger Sub in connection with the Closing, the Company acknowledges that neither Parent, Merger Sub nor any Person on behalf of Parent or Merger Sub makes or has made any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement.

Section 4.12  Information in the Company Proxy Statement.  The information supplied by Parent and Merger Sub expressly for inclusion in the Company Proxy Statement will not contain at the time the Company Proxy Statement is first mailed to stockholders of the Company, or at the time of the Company Stockholders Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied in writing by or on behalf of the Company that is contained in the Company Proxy Statement or any amendment or supplement thereto.

ARTICLE V

COVENANTS

Section 5.1  Conduct of Business of the Company.  Except as expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter or otherwise required by Law, without the prior written consent of Parent (which shall not be unreasonably withheld or delayed), from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII, the Company will, and will cause each of its Subsidiaries to, (x) conduct its operations, in all material respects, in the ordinary course of business, and (y) use its commercially reasonable efforts to: maintain and preserve intact its business organization, keep available the services of its current officers, employees, consultants and independent contractors, and preserve, in all material respects, the Company’s goodwill and its current relationships with material customers, licensees and suppliers and other persons and entities with which the Company has material business relations. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), as expressly contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter or otherwise required by Law, from the date of this Agreement until the earlier of the

Effective Time or the termination of this Agreement in accordance with Article VII, the Company will not, and will cause each of its Subsidiaries not to, directly or indirectly, take any of the following actions:

(a) amend the Company Organizational Documents;

(b) declare, set aside, or pay any dividend or make any other distribution with respect to any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such; provided, however, that this Section 5.1(b) shall not apply to dividends or distributions paid by a Subsidiary to the Company or any other Subsidiary of the Company in the ordinary course of business;

(c) (i) split, combine, subdivide or reclassify its capital stock, (ii) purchase, redeem, or otherwise acquire any shares of its capital stock, or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock, other than (A) the acquisition by the Company of shares of Common Stock in connection with the surrender of shares of Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options, (B) the withholding of shares of Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) the acquisition by the Company of Company Stock Options, Company Restricted Shares and Company RSUs in connection with the forfeiture of such awards, or (D) the acquisition on the open market by the trustee of the Company’s 401(k) Plan of shares of Common Stock in order to satisfy participant investment elections under the Company’s 401(k) Plan, (iii) issue, grant, deliver, sell, pledge, transfer, convey, dispose of or permit the imposition of any Lien or other encumbrance on any shares of its capital stock, any options, warrants, securities exercisable, exchangeable or convertible into any shares of its capital stock or any outstanding stock appreciation rights, stock awards, restricted stock, restricted stock awards, performance units, phantom stock, profit participation or similar rights with respect to the Company or any of its Subsidiaries or any shares of the Company’s capital stock, other than (A) pursuant to the exercise of Company Stock Options and settlement of Company RSUs outstanding as of the date of this Agreement, (B) as required pursuant to any Company Benefit Plan or (C) the sale by the trustee of the Company’s 401(k) Plan of shares of Common Stock in order to satisfy participant investment elections under the Company’s 401(k) Plan, or (iv) enter into any Contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of its capital stock or such securities or other rights, except in each case as permitted under Section 5.1(d);

(d) except (i) in the case of officers, employees, independent contractors and consultants of the Company or its Subsidiaries in the ordinary course of business or as required pursuant to existing written agreements, (ii) as required pursuant to the terms of any Company Benefit Plan (or related trust agreement), (iii) as necessary to comply with Section 409A of the Code, (iv) as otherwise expressly permitted by this Agreement, or (v) with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), (A) increase the compensation or benefits payable to any directors, officers or employees of the Company or its Subsidiaries or enter into any new bonus or incentive arrangement with directors, officers or employees of the Company or its Subsidiaries, (B) grant or pay any severance or termination pay to any of the directors, officers or employees of the Company or its Subsidiaries, (C) enter into any new employment or severance agreement with any directors, officers or employees of the Company or its Subsidiaries, (D) establish, adopt, enter into, amend or take any action to accelerate rights or fund benefits under any Company Benefit Plan, or (E) otherwise make any change in any compensation arrangement or contract with any present or former employee, officer, director, independent contractor, consultant, or stockholder or establish, terminate or materially amend any Company Benefit Plan or materially increase benefits (including acceleration of benefits) under any Company Benefit Plan, or grant any awards under any Company Benefit Plan, provided, however, that the foregoing clauses (A), (C), (D) and (E) shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees or promoted employees, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements that have a value that is consistent with the Company’s past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(e) sell, lease, license or otherwise dispose of or effect a Lien on any assets with a value in excess of $50,000 individually or $200,000 in the aggregate, other than in the ordinary course of business;

(f) license, lease, acquire, sublease, grant any Lien (other than Permitted Liens) affecting and/or transfer any material interest in any material asset other than leases entered into in the ordinary course of business, or enter into any amendment, extension or termination of any leasehold interest in any property other than in the ordinary course of business;

(g) make any acquisitions of, capital contributions to, or investments in, by purchase of stock or other equity interests, or by merger, consolidation or other business combination, of any business, corporation, partnership, limited liability company, association, joint venture or other entity, or make any purchases of any material property or assets from any Person (other than a wholly-owned Subsidiary of the Company), other than purchases of current assets in the ordinary course of business;

(h) incur, assume, guarantee or prepay any indebtedness for borrowed money or offer, place or arrange any issue of debt securities or commercial bank or other credit facilities, other than short-term borrowings by the Company in the ordinary course of business pursuant to the Company’s existing credit facilities and consistent with past practice, or an incurrence of indebtedness that does not cause the principal amount of outstanding indebtedness of the Company to exceed $1,000,000 at any time;

(i) make any material loans, advances or capital contributions to, or investments in, any other Person, other than contributions or investments (i) to or in Subsidiaries, (ii) among Subsidiaries, (iii) constituting advances of expenses to employees in the ordinary course of business, or (iv) pursuant to Contracts existing on the date of this Agreement;

(j) authorize or make any capital expenditure, other than (i) as specifically provided on Schedule 5.1 to the Company Disclosure Letter or (ii) capital expenditures of approximately $500,000 through December 31, 2008, consistent with the Company’s 2008 Management Forecast, and $250,000 following December 31, 2008, consistent with the Company’s 2009 Business Plan;

(k) change its financial accounting principles, policies or procedures, other than as required by Law or GAAP, or write up, write down or write off the book value of any assets of the Company and its Subsidiaries, other than in any such case (i) in the ordinary course of business, or (ii) as may be required by Law or GAAP;

(l) waive, release, assign, settle or compromise any material Legal Action, other than as reflected or reserved against in the most recent audited financial statements of the Company (or the notes thereto) included in the Company SEC Documents (for amounts not in excess of such reserves);

(m) (i) settle or compromise any material Tax audit, make or change any material Tax election or file any material amendment to a material Tax Return, (ii) except as required by applicable Law, change any annual Tax accounting period or adopt or change any material Tax accounting method, or (iii) enter into any material closing agreement, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(n) other than as permitted hereunder, satisfy, discharge, waive or settle any material right or obligation, other than in the ordinary course of business;

(o) enter into, terminate or materially amend any Material Contract (it being agreed, for avoidance of doubt, that ordinary course licenses by the Company of its commercial off-the-shelf computer software are not Material Contracts for purposes of this Agreement);

(p) (i) eliminate the positions of any employees, (ii) terminate the employment of employees except for terminations of individual employees based on such employee’s failure to properly perform his or her duties and responsibilities, or (iii) terminate the employment of two or more employees; or

(q) agree or commit to do any of the foregoing.

Section 5.2  Access to Information; Confidentiality.

(a) Subject to applicable Law and that certain confidentiality agreement by and between the Company and Parent, dated as of August 1, 2008 (the ‘‘Confidentiality Agreement”), and solely with respect to financing sources that are not a party to any Confidentiality Agreement as of the date of this Agreement other confidentiality provisions reasonably acceptable to the Company, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent and its Representatives and financing sources, at Parent’s expense, during normal business hours and upon reasonable advance notice (i) such access to the officers, management employees, offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company or the performance of their duties) as Parent reasonably may request, and (ii) subject to applicable Law and the Company’s existing written policies with respect to the protection of employee privacy and protection of attorney-client privilege and attorney work product, all documents that Parent reasonably may request.

(b) The Company makes no representation or warranty as to the accuracy of any information provided pursuant to Section 5.2(a), and neither Merger Sub nor Parent may rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in Article III.

(c) All non-public or otherwise confidential information regarding the Company or any of its Subsidiaries obtained by Parent or its Representatives shall be kept confidential by Parent and its Representatives in accordance with the Confidentiality Agreement.

Section 5.3  Limitations on Solicitation.

(a) Subject to Section 5.3(b) and Section 5.3(d):

(i) The Company shall not, shall cause its officers, directors and Subsidiaries not to, and shall not authorize its Representatives to initiate, solicit or knowingly encourage or knowingly facilitate the submission of any Takeover Proposal, or engage in negotiations with respect thereto.

(ii) The Company shall not, shall cause its officers, directors, and Subsidiaries not to, and shall not authorize its Representatives to approve or recommend, or publicly propose to approve or recommend, a Takeover Proposal, or effect a Recommendation Change, or enter into any merger agreement, letter of intent, agreement in principle, purchase agreement, option agreement or other similar agreement providing for a Takeover Proposal.

(b) Notwithstanding anything to the contrary contained in this Section 5.3, if prior to obtaining the Requisite Stockholder Vote, (i) the Company has received a written Takeover Proposal from a third party that the Company Board (or the Strategic Alternatives Committee) determines in good faith (after consultation with its financial advisor and outside legal counsel) to be bona fide, (ii) the Company has not intentionally or materially breached this Section 5.3, (iii) the Company Board (or the Strategic Alternatives Committee) determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Takeover Proposal constitutes or is reasonably expected to lead to a Superior Proposal, and (iv) the Company Board (or the Strategic Alternatives Committee) determines in good faith (after consultation with its outside legal counsel) that the failure to take the actions described in clauses (A) and (B) below could result in a violation of its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, and (B) participate, engage or assist in any manner in discussions or negotiations with the Person making such Takeover Proposal regarding such Takeover Proposal; provided, however, the Company (x) will not, and will not allow its Subsidiaries or authorize its or their Representatives to, disclose any non-public information to such Person without first entering into a confidentiality agreement with such Person that contains confidentiality provisions that are not materially less restrictive in the aggregate to such Person than those provisions contained in the Confidentiality Agreement are to Parent, and (y) will promptly provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent.

(c) Subject to the fiduciary duties of the Company Board, in the event the Company receives: (i) any Takeover Proposal or any bona fide proposal or offer with respect to a Takeover Proposal; (ii) any request for non-public information relating to the Company or any of its Subsidiaries concerning a Takeover Proposal; or (iii) any bona fide inquiry or request for discussions or negotiations regarding any Takeover Proposal, the Company shall promptly, but in no event later than two (2) Business Days thereafter, notify Parent and disclose to Parent the material terms of such Takeover Proposal, request or inquiry.

(d) Notwithstanding anything in Section 5.3(a)(ii) to the contrary, if at any time prior to obtaining the Requisite Stockholder Vote, (A) the Company Board (or the Strategic Alternatives Committee) determines in good faith (after consultation with its financial advisor and outside legal counsel) that a Takeover Proposal received by the Company constitutes a Superior Proposal, and (B) the Company Board (or the Strategic Alternatives Committee) determines in good faith (after consultation with its outside legal counsel) that failing to take such action could result in a breach of the fiduciary duties of the Company Board under applicable Law, the Company Board (or the Strategic Alternatives Committee) may (x) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, or recommend or endorse, or propose publicly to recommend or endorse, any Takeover Proposal (a ‘‘Recommendation Change”), and/or (y) cause the Company to terminate this Agreement in order to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y) and any such purported termination shall be void ab initio, unless in advance of or concurrently with such termination the Company pays the Company Termination Fee as required by Section 7.6(a)(ii) and simultaneously with such termination enters into an acquisition agreement, merger agreement or similar definitive agreement (the “Alternative Acquisition Agreement”) and terminates this Agreement in compliance with Section 7.4(b) and provided, further, that the Company Board may not make a Recommendation Change or terminate this Agreement pursuant to the foregoing clause (y) and any such purported termination shall be void ab initio unless the Company shall have provided prior written notice to Parent, at least three (3) Business Days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of such Superior Proposal. During the Notice Period, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement, and the Company Board shall take into account any changes to the financial and other terms of this Agreement proposed by Parent and Merger Sub (in the form of a binding, written and complete proposal, including all exhibits, ancillary agreements, schedules and necessary amendments to the terms of this Agreement) in response to any such written notice by the Company or otherwise, so that the Takeover Proposal ceases to constitute a Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notice by the Company and a new three (3) Business Day period).

(e) Subject to this Section 5.3 the Company shall not terminate, waive, amend or modify any material provision of any standstill or confidentiality agreement to which it is a party that relates to a transaction of a type described in the definition of Takeover Proposal; provided, however, that the Company may permit to be taken any of the actions prohibited under a standstill agreement if the Company Board (or the Strategic Alternatives Committee) determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.

(f) Nothing contained in this Section 5.3 shall prohibit the Company Board (or the Strategic Alternatives Committee) from (i) complying with its disclosure obligations under United States federal or state Law with regard to a Takeover Proposal, including taking and disclosing to the stockholders of the Company a position with respect to any tender or exchange offer by a third party pursuant to Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act (or any similar communication to stockholders) or (ii) making any required (based on the good faith determination of the Company Board (or Strategic Alternatives Committee)) “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(g) The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provisions of any other Law) or otherwise cause such restrictions not to apply unless such actions are taken simultaneously with a termination of this Agreement.

Section 5.4  Notices of Certain Events.

(a) The Company will notify Parent and Merger Sub (and provide copies if applicable) of (i) any written or, to the Knowledge of the Company, oral communication from (x) any Governmental Entity or (y) any third party alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (iii) the commencement or threat, in writing, of any Legal Action affecting the Company or any of its Subsidiaries or any of their respective properties or assets, or, to the Knowledge of the Company, any employee, agent, director or officer, in his or her capacity as such, which if pending on the date hereof, would have been required to have been disclosed by the Company pursuant to this Agreement or which relates to the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time of which causes, or would reasonably be expected to cause, any condition to the obligations of the Company to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (v) any material failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (vi) the occurrence of an event which would reasonably be expected to have a Company Material Adverse Effect or that would otherwise reasonably be expected to cause a condition in Article VI not to be satisfied. With respect to any of the foregoing, the Company will consult with Parent and Merger Sub and their Representatives so as to permit the Company and Parent and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate adverse consequences that may result from any of the foregoing.

(b) Parent and Merger Sub will notify the Company of (i) any written or, to the Knowledge of Parent or Merger Sub, oral communication from (x) any Governmental Entity or (y) any third party alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Parent and Merger Sub or their Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from Parent and Merger Sub or their Representatives), (iii) the commencement or threat in writing of any Legal Actions affecting Parent or any of its Affiliates that are related to the transactions contemplated by this Agreement (and the response thereto from Parent and Merger Sub or their Representatives), (iv) any event, change, occurrence, circumstance or development which causes, or would reasonably expected to cause the Financing to become unavailable on the terms and conditions contemplated in the Purchase Agreement or to otherwise be delayed, (v) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time of which Parent or Merger Sub learns and which causes, or is reasonably expected to cause, any condition to the obligations of Parent or Merger Sub to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (vi) any material failure of Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and (vii) the occurrence of any event that would reasonably be expected to cause a condition in Article VI not to be satisfied. With respect to any of the foregoing, Parent and Merger Sub will consult with the Company and its Representatives so as to permit the Company and Parent and Merger Sub and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate adverse consequences that may result from any of the foregoing.

Section 5.5  Stockholders Meeting; Proxy Material.

(a) Subject to the reasonable cooperation of Parent, in connection with the Company Stockholders Meeting, the Company will use its commercially reasonable efforts to, as soon as reasonably practicable after the date of this Agreement, but in any event no later than November 3, 2008, prepare and file or cause to be filed with the SEC the Company Proxy Statement. Each of Parent, Merger Sub and the Company shall furnish all information concerning itself and its Affiliates that is required to be included in the Company Proxy Statement or that is customarily included in proxy statements or other filings prepared in connection with transactions of the type contemplated by this Agreement. Each of Parent, Merger Sub and the Company will use their commercially reasonable efforts to respond as soon as reasonably practicable to any comments received from the SEC with respect to the Company Proxy Statement. Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Company Proxy Statement and shall provide the other party with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Company Proxy Statement. The Company shall give Parent and Merger Sub a reasonable opportunity to comment on any correspondence with the SEC or its staff or any proposed material to be included in the Company Proxy Statement prior to transmission to the SEC or its staff. If at any time prior to the Company Stockholders Meeting, any information relating to Parent, Merger Sub, the Company or any of their respective Affiliates, officers or directors, should be discovered by Parent, Merger Sub or the Company which should be set forth in an amendment or supplement to the Company Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable law, disseminated to the stockholders of the Company. The Company will mail or cause to be mailed to its stockholders, as soon as reasonably practicable after filing with the SEC, the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Company Stockholders Meeting. The Company will provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Company Proxy Statement, or any amendments or supplements thereto, prior to mailing the Company Proxy Statement to the Company’s stockholders.

(b) The Company shall as soon as reasonably practicable duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of obtaining the Requisite Stockholder Vote as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Company Proxy Statement. Except to the extent the Company Board (or the Strategic Alternatives Committee) shall have withdrawn, modified or qualified the Company Board Recommendation as specifically permitted by Section 5.3(d) hereof, the Company shall include in the Company Proxy Statement the Company Board Recommendation and shall take all action that is both reasonable and lawful to solicit the Requisite Stockholder Vote. Notwithstanding anything to the contrary in the preceding sentence and for the avoidance of doubt, at any time prior to obtaining the Requisite Stockholder Vote, the Company may cancel the Company Stockholders Meeting if this Agreement is terminated before the meeting is held; provided, however, that the Company may postpone or adjourn the meeting if required by any Order.

(c) The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Company Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or any of its Subsidiaries in connection with the preparation of the Company Proxy Statement for inclusion or incorporation by reference therein. The Company agrees that the Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 5.6  Employees; Benefit Plans.

(a) The Surviving Corporation and its Affiliates will honor all Company Benefit Plans (including any severance, retention, change of control and similar plans, agreements, offer letters, offer summaries and other written arrangements, but excluding any commitment, understanding or promise to grant equity compensation) in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be expressly permitted by the terms of such Company Benefit Plans. During the period from the Effective Date through the first (1st) anniversary of the Effective Time (the “Continuation Period”), the Surviving Corporation will provide all employees of the Company and its Subsidiaries as of the Effective Time who continue employment with the Surviving Corporation (“Employees”) with benefits under employee benefit plans (within the meaning of Section 3(3) of ERISA) and other perquisites and fringe benefits (collectively, “Employee Benefits”), other than equity based compensation, that are no less favorable in the aggregate, on a group rather than an individual basis, than the Employee Benefits provided by the Company and its Subsidiaries as in effect at the Effective Time; provided, however, that, subject to the requirements of the portion of this sentence that precedes this proviso, nothing herein shall (i) require that the Surviving Corporation maintain or continue any particular Company Benefit Plan or (ii) interfere with the Surviving Corporation’s right or obligation to make changes to any Company Benefit Plan or New Plan. Notwithstanding anything to the contrary set forth herein, subject to Section 5.6(a), nothing herein shall preclude the Surviving Corporation from terminating the employment of any Employee.

(b) For all purposes under the employee benefit plans of the Surviving Corporation and its Affiliates providing benefits to any Employees after the Effective Time (the “New Plans”), the Surviving Corporation shall cause each Employee to receive credit for all service with the Company and its Affiliates before the Effective Time (including predecessor or acquired entities or any other entities with respect to which the Company and its Affiliates have given credit for prior service) to the extent recognized in any similar Company Benefit Plans in which such Employee participated immediately prior to the Closing (such service, “Pre-Closing Service”) for all purposes, including determining eligibility to participate, level of benefits and vesting to the extent such credit would result in a duplication of accrual of benefits for the same period of service. In addition, and without limiting the generality of the foregoing, (A) each Employee immediately will be eligible to participate, without any waiting time, in any New Plan to the extent coverage under such New Plan replaces coverage under a similar or comparable Company Benefit Plan in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Employee, the Surviving Corporation will cause or use its commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Benefit Plan, and the Surviving Corporation will cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) The provisions of this Section 5.6 are solely for the benefit of the parties to this Agreement, and no current or former employee, director, independent contractor or consultant of the Company or its Subsidiaries or any other Person associated therewith shall be regarded as a third party beneficiary of this Section 5.6.  No provision of this Agreement shall be construed as amending any Company Benefit Plan and any provisions hereof regarding Company Benefit Plans shall not become effective unless and until the Company Board or any other entity overseeing such Company Benefit Plans takes such action as they deem necessary and appropriate to implement such provisions. Neither the Company Board’s nor any other entities’ approval of this Agreement, nor the execution of this Agreement by an officer or director of the Company, shall constitute the required action.

Section 5.7  Directors’ and Officers’ Indemnification and Insurance.

(a) In the event of any threatened or actual Legal Action, whether civil, criminal or administrative, including any such Legal Action or investigation in which any present or former director or officer of the Company or any of its Subsidiaries (together, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to, any action or failure to take action by any such Person in such capacity taken prior to the Effective Time (including with respect to any action or failure to take action occurring in connection with the approval of this

Agreement and the consummation of the Merger or any of the other transactions contemplated hereby), Parent and the Surviving Corporation (each, an “Indemnifying Party”) will, jointly and severally, from and after the Effective Time, indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable Law and required by the Company Organizational Documents (or any similar organizational document of the Company or any of its Subsidiaries), and when applicable any indemnity agreements applicable to any such Indemnified Party or any Contract between an Indemnified Party and the Company or one of its Subsidiaries, in each case, in effect on the date of this Agreement, against any losses, claims, damages, liabilities, costs, reasonable legal and other expenses (including reimbursement for reasonable legal and other fees and expenses incurred in advance of the final disposition of any Legal Action or investigation to each Indemnified Party), judgments, fines and amounts paid in settlement incurred by such Indemnified Party in connection with such Legal Action or investigation. To the extent permitted by applicable Law and the Company Organizational Documents, Parent shall, or shall cause the Surviving Corporation to, promptly advance all out-of-pocket expenses of each Indemnified Party in connection with any such Legal Action or investigation as such expenses (including reasonable attorneys’ fees and disbursements) are incurred upon receipt from such Indemnified Party of a request therefor; provided, however, (if and to the extent required by the DGCL or other applicable Law or the Company Organizational Documents) that such Indemnified Party undertakes to repay such amount if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under the DGCL or other applicable Law or the Company Organizational Documents with respect to such Legal Action or investigation. In the event any Legal Action or investigation is brought against any Indemnified Party, Parent and the Surviving Corporation shall each use all commercially reasonable efforts to assist in the vigorous defense of such matter; provided, however, that (i) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Legal Action or investigation (and in which indemnification could be sought by such Indemnified Party hereunder) without the prior written consent of such Indemnified Party if and to the extent such settlement, compromise or judgment involves non-monetary relief from such Indemnified Party and (ii) no Indemnifying Party shall be liable for any settlement, compromise or consent to the entry of any judgment in any Legal Action or investigation effected without its prior written consent.

(b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance and fiduciary liability insurance (the “D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the D&O Insurance (a complete and accurate copy of which has been heretofore made available to Parent), on terms with respect to the coverage, deductible and amounts no less favorable in the aggregate than those of the D&O Insurance in effect on the date of this Agreement; provided, however, that (x) in satisfying its obligations under this Section 5.7(b) the Surviving Corporation shall not be obligated to pay annual premiums in excess of 200% of the amount currently paid by the Company (which premiums are set forth in Section 5.7(b) of the Company Disclosure Letter), it being understood and agreed that the Surviving Corporation shall nevertheless be obligated to provide the maximum amount of such coverage as may be obtained for such annual 200% amount, and (y) in the event of the application of clause (x), any Indemnified Party, upon reasonable written notice thereof (which notice shall be provided no later than thirty (30) days prior to the Effective Time and shall set forth in reasonable detail for each Person to be covered the policy coverage, premiums, deductibles, limitations and other pertinent information), who desires to obtain additional coverage such that, when combined with the coverage obtained by the Surviving Corporation in accordance with clause (x), it provides insurance coverage equivalent to the D&O Insurance in effect on the date hereof, may so elect and, if available the Surviving Corporation shall acquire such additional coverage on behalf of such Person; provided, however, that in the event any Indemnified Party makes such an election, such Indemnified Party shall pay the portion of the premium of such D&O Insurance in excess of the amount which the Surviving Corporation is obligated to pay pursuant to this Section 5.7.  At the Company’s option, the Company may purchase, prior to the Effective Time, a six (6)-year pre-paid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current D&O Insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. In addition, if the Company has not purchased any such policy, the Surviving Corporation may acquire a six (6)-year pre-paid tail policy for Persons currently covered by D&O Insurance that is consistent with the first sentence of this Section 5.7(b).  In either case, any such policy, when fully paid for, shall be in lieu of satisfying the Surviving Corporation’s obligations pursuant to the first sentence of this Section 5.7(b).  The obligation to maintain insurance provided in this Section 5.7(b) shall continue in full force and effect for a period of not less than six (6) years from and after the Effective Time; provided, however, that in the event any claim or claims are asserted or made within such six (6)-year period, the Surviving Corporation shall ensure that such insurance remains in full force and effect with respect to such claims until final disposition thereof.

(c) Following the Effective Time, the Surviving Corporation and each of its Subsidiaries shall include and maintain in effect in their respective certificates of incorporation or bylaws (or similar organizational documents) for a period of six (6) years after the Effective Time, provisions regarding the elimination of liability of directors (or their equivalent), indemnification of officers and directors thereof and advancement of expenses which are, with respect to each such entity, no less advantageous to the Indemnified Parties than the corresponding provisions contained in such organizational documents as of the date of this Agreement.

(d) If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation (or acquirer of such assets) shall assume all of the obligations of the Surviving Corporation set forth in this Section 5.7.

(e) The provisions of this Section 5.7 will survive the Closing and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and its successors and representatives after the Effective Time and their rights under this Section 5.7 are in addition to, and will not be deemed to be exclusive of, any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract, the Company Organizational Documents (or similar organizational documents of the Surviving Corporation or any of its Subsidiaries) or otherwise.

Section 5.8  Reasonable Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from any Governmental Entity, (ii) if applicable, making, as promptly as practicable, an appropriate filing with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, as applicable, which filings shall specifically request early termination of the waiting period prescribed by the HSR Act, and submitting as promptly as practicable any supplemental information requested in connection therewith pursuant to the HSR Act, (iii) making, as promptly as practicable, appropriate filings under any Foreign Merger Control Law, if required, (iv) obtaining all consents, approvals or waivers from, or taking other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the transactions contemplated by this Agreement (provided, however, in no event shall obtaining such consents, approvals or waivers be required as a condition to Closing hereunder), (v) subject to first having used its commercially reasonable efforts to negotiate a reasonable resolution of any objections underlying such lawsuits or other legal proceedings, defending and contesting any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, (vi) promptly obtaining (including drawing down) the Financing and/or any alternative financing, and (vii) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of this Agreement.

(b) Parent and Merger Sub and the Company will cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 5.8, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to or received from any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted (x) as necessary to comply with contractual arrangements, (y) as necessary to address good faith legal privilege or confidentiality concerns and (z) as necessary to comply with applicable Law. Neither Parent and Merger Sub nor the Company shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned).

(c) Each of Parent and Merger Sub and the Company will promptly inform the other party upon receipt of any material communication from the FTC, the Antitrust Division, or any Governmental Entity regarding any of the transactions contemplated by this Agreement. If Parent and Merger Sub or the Company (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Person that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with the FTC, the Antitrust Division, or any Governmental Entity in connection with the transactions contemplated by this Agreement unless, except where prohibited by Law, it so consults with the other party in advance and, to the extent not prohibited by the FTC, the Antitrust Division, or such Governmental Entity, gives the other party the opportunity to attend and participate. Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with the FTC, the Antitrust Division, or any Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party will use its commercially reasonable efforts (i) to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition, premerger notification, trade regulation or merger control Law, including (subject to first having used commercially reasonable efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding, and (ii) to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, decree, judgment, injunction or other Order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.

Section 5.9  Public Announcements.  The initial press release concerning this Agreement or the transactions contemplated hereby shall be a joint press release and, thereafter, so long as the Agreement remains in effect, the parties agree that no public release or announcement concerning the transactions contemplated by this Agreement shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement shall be required by Law or the rules or regulations of any securities exchange in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by Parent or the Company in compliance with this Section 5.9 and do not reveal non-public information regarding the other party; provided, further, however, that the Company may issue any public release or announcement, without prior consultation with Parent, contemplated by, or with respect to any Recommendation Change or any other action taken in connection with Section 5.3.

Section 5.10  Fees and Expenses.  All expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring those expenses, except as otherwise provided in Section 5.7, Section 5.12 and Section 7.6; provided, however, that Parent shall pay any filing fee under the HSR Act, if applicable.

Section 5.11  Takeover Statutes.  If any takeover statute is or becomes applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement, each of Parent, Merger Sub and the Company and their respective boards of directors will (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement, and (b) otherwise act to eliminate or minimize the effects of such takeover statute.

Section 5.12  Financing.

(a) Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, provide and cause their respective Representatives (including legal and accounting advisors) to provide to Parent and Merger Sub, at Parent’s sole expense and upon reasonable prior notice, all reasonable cooperation as is customary and may be reasonably requested by Parent in connection with the Financing (provided that such cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries); provided, however, that neither of the Company nor any of its Subsidiaries will be required to pay any commitment or other similar fee or incur any other liabilities that are not simultaneously reimbursed by Parent in connection with the Financing prior to the Effective Time. Parent shall indemnify and hold harmless the Company, any of its Subsidiaries and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than historical information provided by the Company or any of its Subsidiaries).

(b) Parent and Merger Sub shall use their commercially reasonable efforts to arrange the Financing as promptly as practicable on the terms and conditions described in the Purchase Agreement (provided that Parent and Merger Sub may replace or amend the Purchase Agreement to include additional investors (who are reasonably acceptable to the Company) who execute a counterpart to the Confidentiality Agreement which had not executed the Purchase Agreement as of the date hereof or otherwise so long as such replacement or amendment would not adversely impact in any material respect the ability of Parent or Merger Sub to timely consummate the transactions contemplated hereby), including using reasonable best efforts to: (i) maintain in effect the Purchase Agreement or the New Purchase Agreement, as applicable; (ii) satisfy on a timely basis all conditions applicable to Parent and/or Merger Sub in such definitive agreement(s) that are within their control; and (iii) enforce the rights of Parent and/or Merger Sub under such definitive agreement(s).

(c) Parent shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Purchase Agreement without the consent of the Company if such amendments, modifications or waivers would impose new or additional conditions or otherwise amend, modify or waive any of the conditions to the receipt of the Financing in a manner that would be reasonably be expected to delay the Financing or delay, hinder or prevent the timely satisfaction of the conditions set forth in Article VI and consummation of the Merger. Notwithstanding anything in this Agreement to the contrary, the Purchase Agreement may be superseded at the option of Parent and Merger Sub after the date of this Agreement but prior to the Effective Time by a purchase agreement (the “New Purchase Agreement”) which replaces the existing Purchase Agreement; provided, however, that: (x) the investors under the New Purchase Agreement shall be reasonably acceptable to the Company, and (y) the terms of the New Purchase Agreement shall not (i) impose new, additional or modified conditions to the receipt of the Financing as set forth in the Purchase Agreement or (ii) be reasonably likely to cause any material delay in the satisfaction of the conditions set forth in Article VI or the consummation of the Financing and/or Merger.

(d) Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing.

Section 5.13  Resignations.  The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective, as of the Effective Time, of those directors and officers of the Company or any Subsidiary of the Company designated by Parent to the Company in writing prior to the Closing.

Section 5.14  Conduct of Business of Parent and Merger Sub Pending the Merger.  Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, knowingly take or permit any action (a) to cause its representations and warranties set forth in Article IV to be untrue in any material respect; or (b) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement, the Purchase Agreement or any other financing commitments.

Section 5.15  Control of Operations.  Without in any way limiting any party’s rights or obligations otherwise set forth under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.16  Voting Agreement.  Contemporaneously with the execution of this Agreement, the Company shall cause the Voting Agreement to be delivered to Parent from each of the Company’s executive officers and directors, and their Affiliates, identified on Exhibit C.

Section 5.17  Transfer Taxes.  The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein, each of Parent and the Surviving Corporation agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred in connection with this Agreement and the transactions contemplated hereby.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1  Conditions to the Obligations of Each Party.  The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval.  The Requisite Stockholder Vote shall have been obtained.

(b) Regulatory Approvals.  (a) If applicable, the waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted and (b) if any Foreign Merger Control Law is applicable to the transactions contemplated hereby, then the applicable Governmental Entity shall have given all necessary approvals or consents, except for those approvals or consents the failure of which to obtain would not be material to the Company and its Subsidiaries, taken as a whole.

(c) No Injunctions or Restraints.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect that have the effect of making the Merger illegal or otherwise preventing or prohibiting the consummation of the Merger. No Governmental Entity shall have commenced and not withdrawn any proceeding seeking to enjoin or otherwise prohibit consummation of the Merger.

Section 6.2  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company set forth herein (i) subject to any qualification as to “materiality,” “Company Material Adverse Effect” or words of similar meaning set forth therein shall be true and correct, and (ii) not subject to any such qualification shall be true and correct in all material respects, in each case as of the Closing Date, as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date). Parent shall have received at the Closing a certificate dated the Closing Date and signed on behalf of the Company by a senior executive officer of the Company to the effect that such officer has read this Section 6.2(a) and the conditions set forth in this Section 6.2(a) have been satisfied.

(b) Performance of Covenants.  The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder on or prior to the Effective Time, and Parent shall have received a certificate dated the Closing Date and signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c) No Material Adverse Effect.  There shall not have occurred any Company Material Adverse Effect since the date hereof.

(d) Third Party Consents.  All waivers or consents have been obtained with respect to the Contracts set forth on Section 6.2(d) of the Company Disclosure Letter.

Section 6.3  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth herein (i) subject to any qualification as to “materiality,” “Merger Sub Material Adverse Effect” or words of similar meaning set forth therein shall be true and correct, and (ii) not subject to any such qualification shall be true and correct in all material respects, in each case as of the Closing Date, as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date). The Company shall have received at the Closing a certificate dated the Closing Date and signed on behalf of Parent by a senior executive officer of Parent to the effect that such officer has read this Section 6.3(a) and the conditions set forth in this Section 6.3(a) have been satisfied.

(b) Performance of Covenants.  Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them hereunder, and the Company shall have received a certificate dated the Closing Date and signed on behalf of Parent by a senior executive officer of Parent to such effect.

Section 6.4  Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of any representation, warranty, covenant or agreement set forth in this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1  Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Effective Time, by mutual written consent of Parent and the Company.

Section 7.2  Termination by Either Parent or the Company.  This Agreement may be terminated by either Parent or the Company by written notice at any time prior to the Effective Time:

(a) whether prior to or after the satisfaction of the condition set forth in Section 6.1(a), if the Effective Time is not on or before March 31, 2009 (the “Outside Date”);

(b) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Stockholder Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof); or

(c) if any Law or Governmental Entity prohibits consummation of the Merger or if any Order restrains, enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable; provided, however that the party seeking to terminate this Agreement pursuant to this Section 7.2(c) shall have used all reasonable best efforts to prevent the entry of and to remove or avoid such prohibition or Order to the extent within its control or influence;

provided, however, that in each case the right to terminate this Agreement under this Section 7.2 will not be available to any party to this Agreement whose failure to fulfill any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of a condition to the Merger.

Section 7.3  Termination by Parent.  This Agreement may be terminated by Parent by written notice at any time prior to the Effective Time:

(a) if, (i) the Company Board shall have made a Recommendation Change, (ii) the Company Board approves, endorses or recommends any Takeover Proposal other than the Merger or has entered into any letter of intent or similar document or any contract accepting any Takeover Proposal, (iii) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement to the extent required pursuant to Section 5.5, or (iv) the Company has intentionally and knowingly materially breached any of its obligations under Section 5.3; or

(b) if a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause the conditions set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied, and such breach is incapable of being cured by the Outside Date; provided, however, that neither Parent nor Merger Sub is then in material breach of this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied.

Section 7.4  Termination by the Company.  This Agreement may be terminated by the Company by written notice:

(a) if, at any time prior to the Effective Time, a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred which would prevent Parent or Merger Sub from consummating the transactions contemplated by this Agreement, and such breach is incapable of being cured by the Outside Date; provided, however, that the Company is not then in material breach of this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied;

(b) pursuant to and in accordance with Section 5.3(d); or

(c) if (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) or waived and (ii) on or prior to the designated day for Closing under Section 2.1(b) hereof, neither Parent nor Merger Sub shall have received the proceeds of the Financing in an amount sufficient to consummate the transactions contemplated by this Agreement.

Section 7.5  Effect of Termination.  If this Agreement is terminated pursuant to this Article VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents), except that the provisions of Section 5.2(c), Section 5.10, the indemnity and reimbursement provisions of Section 5.12(a), this Section 7.5, Section 7.6 and Article VIII will survive any termination of this Agreement; provided, however, that (i) except as otherwise provided in Section 7.6, nothing herein shall relieve any Party from liabilities as a result of any intentional breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement prior to such termination and (ii) the Deposit Escrow Agreement shall remain in full force and effect.

Section 7.6  Payment of Fees Following Termination.

(a) The Company will pay, or cause to be paid, to an account or accounts designated by Parent, by wire transfer of immediately available funds, an amount equal to the Company Termination Fee:

(i) if this Agreement is terminated by Parent pursuant to Section 7.3(a), in which event payment will be made within two (2) Business Days after such termination;

(ii) if this Agreement is terminated by the Company pursuant to Section 7.4(b), in which event payment must be made in advance of or concurrent with such termination; or

(iii) if (A) a bona fide Takeover Proposal shall have been made known publicly and not withdrawn prior to the termination of this Agreement and (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.2(a) or Section 7.2(b), or by Parent pursuant to Section 7.3(b), and within twelve (12) months following the date of such termination, the Company or any of its Subsidiaries enters into a definitive agreement providing for the implementation of such Takeover Proposal or the Company thereafter consummates such Takeover Proposal, in which event payment will be made on or prior to the date on which the Company enters into such definitive agreement.

For purposes of this Section 7.6 only, references in the definition of the term “Takeover Proposal” to the figure “20%” will be deemed to be replaced by “more than 50%.”

(b) In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c) The Company acknowledges that the agreements contained in this Section 7.6 are an integral part of the transactions contemplated by this Agreement, that without these agreements Parent and Merger Sub would not have entered into this Agreement, and that the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to this Section 7.6 are reasonable forecasts of the actual damages which may be incurred and constitute liquidated damages and not a penalty.

(d) If the Company fails to pay as directed in writing by Parent any amounts due to accounts designated by Parent pursuant to this Section 7.6 within the time periods specified in this Section 7.6, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent and/or Merger Sub in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(e) Each of Parent and Merger Sub hereby agrees, that upon any termination of this Agreement under circumstances where it is entitled to a termination fee pursuant to this Section 7.6 and provided such termination fee is paid in full, Parent, Merger Sub and their Affiliates shall be precluded from any other remedy against the Company or its Affiliates or Representatives, at Law or in equity or otherwise, and neither Parent, Merger Sub nor any of their Affiliates may seek (and Parent shall cause such Persons not to seek) to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or its Representatives, Affiliates, directors, officers, employees, partners, managers, members, or stockholders in connection with this Agreement or the transactions contemplated hereby.

Section 7.7  Amendment.  This Agreement may be amended by the parties to this Agreement at any time prior to the Effective Time, whether before or after stockholder approval hereof; provided, however, that (a) no amendment that requires further stockholder approval under applicable Laws after stockholder approval hereof will be made without such required further approval and (b) such amendment has been duly authorized or approved by each of Parent and the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.

Section 7.8  Extension; Waiver.  At any time prior to the Effective Time, Parent (for itself and Merger Sub), on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII

MISCELLANEOUS

Section 8.1  Survival.  None of the representations, warranties and covenants to be performed prior to the Effective Time contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time; provided, however, that this Section 8.1 does not limit any covenant of the parties to this Agreement, which, by its terms, contemplates performance after the Effective Time. Without limiting the preceding sentence, the covenants and agreements of the parties contained in Section 7.5 (and the Sections referred to therein) and Section 7.6 and Article VIII of this Agreement shall survive termination of this Agreement in accordance with their terms. The Confidentiality Agreement, the Purchase Agreement and the Deposit Escrow Agreement will (a) survive termination of this Agreement in accordance with their respective terms and (b) the Confidentiality Agreement shall terminate as of the Effective Time.

Section 8.2  Governing Law.  This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.

Section 8.3  Submission to Jurisdiction.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in any state or federal court in the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.3, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.4  Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4.

Section 8.5  Notices.  Any notice, request, instruction or other communication under this Agreement will be in writing and delivered by hand or overnight courier service or by facsimile:

If to Parent or Merger Sub, to:	If to the Company, to:

Health Systems Solutions Group, LLC	Emageon Inc.
489 Fifth Avenue, 3rd Floor	1200 Corporate Drive
New York, N.Y. 10017	Suite 200
Facsimile No.: (212) 214-0348	Birmingham, Alabama 35242
Attn: Chief Financial Officer	Facsimile No.: (205) 980-9815 Attn: Chief Financial Officer
and	With a copy to (which will not constitute notice to the Company):

Health Systems Solutions Group, LLC 489 Fifth Avenue, 3rd Floor New York, N.Y. 10017 Facsimile No.: (212) 214-0348 Attn: General Counsel Except after November 1, 2008, to those persons at:	Bass, Berry & Sims PLC 315 Deaderick Street, Suite 2700 Nashville, TN 37238 Facsimile No.: (615) 742-2709 Attn: Howard H. Lamar III Andrew L. McQueen
and
Health Systems Solutions Group, LLC	Sirote & Permutt, PC
42 W. 39th Street, 6th Floor	2311 Highland Avenue South
New York, N.Y. 10018	Birmingham, AL 35205 Facsimile No.: (205) 212-3887
With a copy to (which will not constitute notice to Parent or Merger Sub):	Attn: W. Todd Carlisle

Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower (212) 451-2222 65 East 55th Street New York, NY 10022-1106 Facsimile No.: (212) 451-2222 Attn: Steve Wolosky

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication will be effective (a) if delivered by hand or overnight courier, when such delivery is made at the address specified in this Section 8.5, or (b) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 8.5 and appropriate confirmation is received.

Section 8.6  Entire Agreement.  This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter, the Acquiror Disclosure Letter, the Voting Agreements, the Purchase Agreement, the Deposit Escrow Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

Section 8.7  No Third Party Beneficiaries.  This Agreement is not intended to confer upon any person, other than the parties hereto and their successors and permitted assigns, any rights or remedies hereunder, except that the parties hereto agree and acknowledge that the agreements and covenants contained in Section 5.7 are intended for the direct and irrevocable benefit of the Indemnified Parties described therein and their respective heirs and legal representatives (each such Indemnified Party, a “Third Party Beneficiary”), and that each such Third Party Beneficiary, although not a party to this Agreement, shall be and is a direct and irrevocable third party beneficiary of such agreements and covenants and shall have the right to enforce such agreements and covenants against the Surviving Corporation in all respects fully and to the same extent as if such Third Party Beneficiary were a party hereto. Notwithstanding the foregoing or anything to the contrary in this Agreement, Parent acknowledges and agrees that in the event of any breach, or wrongful repudiation or termination, of this Agreement by Parent and/or Merger Sub, the actual or potential damages incurred by the Company for purposes of determining any remedy at Law or equity under this Agreement would include the actual and/or potential damages incurred by the Company’s stockholders in the event such Persons do not receive the benefit of the bargain negotiated by the Company on their behalf, subject to the Requisite Stockholder Approval, as set forth in this Agreement; provided, however, that it is agreed that neither this provision nor any other provision in this Agreement is intended to provide the Company’s stockholders (or any party acting on their behalf) the ability to directly seek (prior to the Closing Date) the enforcement of, or directly seek any remedies pursuant to, this Agreement, or otherwise create any rights in the Company’s stockholders under this Agreement or otherwise, including against the Company or its directors, under any theory of Law or equity, including under the applicable Laws of agency or the Laws relating to the rights and obligations of third party beneficiaries. For avoidance of doubt as to the parties’ intent, the determination of whether and how to terminate, amend, make any waiver or consent under or enforce this Agreement, and whether and how (if applicable) to distribute any damages award to its stockholders, shall exclusively belong to the Company in its sole discretion.

Section 8.8  Severability.  The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 8.9  Assignment.  This Agreement may not be assigned by any party without the prior written consent of the other party whether by operation of Law or otherwise. Any purported assignment not permitted under this Section 8.9 will be null and void ab initio. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their successors and assigns.

Section 8.10  Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement, including each party’s failure to take all actions pursuant hereto as are necessary on its part to consummate the Merger and including Parent’s obligations with regard to arranging, enforcing and consummating the Financing or any alternative financing pursuant to Section 5.12, were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, regardless of the availability of an adequate and available damages remedy (including, without limitations, any remedies under the Deposit Escrow Agreement, which shall not be deemed liquidated damages), the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the requirements that each party take all actions pursuant hereto as are necessary on its part to consummate the Merger and including Parent’s obligations with respect to arranging, enforcing and consummating the Financing or any alternative financing pursuant to Section 5.12, in the Delaware Court of Chancery, this being in addition to any other remedy to which they may be entitled at law or in equity.

Section 8.11  Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 8.12  Counterparts; Effectiveness.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “pdf’’ format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” signature page were an original thereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

PARENT:

HEALTH SYSTEMS SOLUTIONS, INC.

By:	/s/ Michael G. Levine
Name:     Michael G. Levine

Title:	Chief Financial Officer

MERGER SUB:

HSS ACQUISITION CORP.

By:	/s/ Michael G. Levine
Name:     Michael G. Levine

Title:	Chief Executive Officer

COMPANY:

EMAGEON INC.

By:	/s/ Charles A. Jett, Jr.
Name:     Charles A. Jett, Jr.

Title:	Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

ANNEX B

October 13, 2008

Strategic Alternatives Committee of the Board of Directors
Emageon Inc.
1200 Corporate Drive
Suite 200
Birmingham, AL 35242

Ladies and Gentlemen:

We understand that Emageon Inc. (“the Company”), Health Systems Solutions, Inc. (“HSS”) and HSS Acquisition Corp., a wholly owned subsidiary of HSS (the “Sub”), propose to enter into an Agreement and Plan of Merger dated October 13, 2008 (the “Agreement”), pursuant to which the Company will be merged with and into Sub (the “Proposed Transaction”), and among other things, each outstanding share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), will be converted into $2.85 cash (the “Merger Consideration”). You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of the Company’s Common Stock.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement; (2) proxy statements, annual and quarterly reports, and such other publicly available information concerning the Company which we believe to be relevant to our inquiry; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company; (4) a trading history of the Company’s common stock from February 9, 2005 to the present and a comparison of that trading history with those of other publicly traded companies which we deemed relevant; (5) a comparison of the historical financial results and present financial condition of the Company with those of publicly traded companies which we deemed relevant; and (6) historical data relating to percentage premiums paid in acquisitions of publicly traded healthcare companies from January 2005 to the present. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information discussed with or reviewed by us in arriving at our opinion. With respect to the financial forecasts of the Company provided to or discussed with us, we have assumed, at the direction of the management of the Company and without independent verification or investigation, that such forecasts have been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of the Company as to the future financial performance of the Company. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made nor obtained any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of the Company. We have also assumed that the Proposed Transaction will be consummated in accordance with the terms of the Agreement. We have also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or on the expected benefits of the Proposed Transaction. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We express no opinion as to the underlying valuation, future performance or long-term viability of the Company. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update or revise the opinion.

We are acting as financial advisor to the Strategic Alternatives Committee of the Board of Directors (“the Committee”) of the Company in connection with the Proposed Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Proposed Transaction. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement. In addition, we

B-1

and our affiliates (including SunTrust Banks, Inc.) may have other financing and business relationships with the Company, HSS and their respective affiliates in the ordinary course of business.

In the ordinary course of our business, we and our affiliates may actively trade in debt and equity securities of the Company, as well as securities for HSS, for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, STRH is acting as a co-advisor in the Proposed Transaction.

This opinion is being rendered at the behest of the Committee and is for the benefit of the Committee in its evaluation of the Proposed Transaction, and does not constitute a recommendation as to how any stockholder should act or vote with respect to any matters relating to the Proposed Transaction. This opinion has been approved by the Fairness Opinion Committee of SunTrust Robinson Humphrey, Inc. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Proposed Transaction by the Company’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Proposed Transaction by any other shareholders of the Company. This opinion may be reproduced in full or referred to in any proxy or information statement mailed to shareholders of the Company in connection with the Proposed Transaction if required by applicable law but may not otherwise be disclosed publicly in any manner without our prior approval.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of the Company’s Common Stock from a financial point of view.

SUNTRUST ROBINSON HUMPHREY, INC.

By:	/s/ James H. Cotter
James H. Cotter
Managing Director

B-2

ANNEX C

VOTING AGREEMENT
BY AND AMONG
HEALTH SYSTEMS SOLUTIONS, INC.,
HSS ACQUISITION CORP.
AND
[STOCKHOLDER]
DATED AS OF OCTOBER [  ], 2008

INDEX OF DEFINED TERMS

Page

Agreement	C-1
Beneficial Ownership	C-1
Beneficially Own	C-1
Beneficially Owned	C-1
Common Stock	C-1
Company	C-1
Covered Shares	C-2
Encumbrance	C-1
Existing Shares	C-3
Grantees	C-1
Merger	C-1
Merger Agreement	C-1
Merger Sub	C-1
Parent	C-1
Section 2.1 Matters	C-2
Stockholder	C-1
Transfer	C-2

VOTING AGREEMENT, dated as of           , 2008 (this ‘‘Agreement”), by and among Health Systems Solutions, Inc., a Nevada corporation (“Parent”), HSS Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and [          ] (the “Stockholder”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Parent, Merger Sub and Emageon, Inc., a Delaware corporation (the “Company”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the ‘‘Merger Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”) and each outstanding share of Common Stock will be converted into the right to receive the merger consideration specified therein.

WHEREAS, as of the date hereof, the Stockholder owns beneficially and of record the number of shares of Common Stock set forth opposite Stockholder’s name on Schedule I hereto (the “Existing Shares”).

WHEREAS, as a material inducement to Parent entering into the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement and abide by the covenants and obligations with respect to the Covered Shares (as hereinafter defined) set forth herein and in executing and delivering the Merger Agreement, Parent and Merger Sub are relying on the agreements contained herein.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

1.1.  Defined Terms.  The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms ‘‘Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Covered Shares” means, with respect to the Stockholder, the Stockholder’s Existing Shares, together with any shares of Common Stock or other voting capital stock of the Company and any securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting capital stock of the Company, in each case, that the Stockholder acquires Beneficial Ownership of on or after the date hereof.

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by operation of law or otherwise).

ARTICLE II

VOTING

2.1.  Agreement to Vote.  The Stockholder hereby irrevocably and unconditionally agrees that during the time this Agreement is in effect, at the Company Stockholders Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or approval of stockholders of the Company, in their capacity as stockholders, is sought with respect to the Merger Agreement or any Takeover Proposal, the Stockholder shall, in each case, to the fullest extent that such matters are submitted for the vote, written consent or approval of the Stockholder and the Stockholder is entitled to vote thereon or consent thereto: (a) appear at each such meeting or otherwise cause the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and (b) vote in favor of (or cause to be voted in favor of), in person or by proxy, deliver (or cause to be delivered) a written consent or otherwise approve on behalf of all of the Covered Shares (i) the adoption of the Merger Agreement and any related proposal in furtherance thereof, as reasonably requested by Parent, submitted for the vote, written consent or approval of the Company’s stockholders; (ii) against any action, proposal or agreement submitted for the vote, written consent or approval of the Company’s stockholders that is in opposition to, or to the Stockholder’s knowledge (based upon the advice of counsel) is competitive or materially inconsistent with, the Merger or to the Stockholder’s knowledge (based upon the advice of counsel) would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Stockholder contained in this Agreement; and (iii) against any Takeover Proposal and against any other action, agreement or transaction submitted for the vote, written consent or approval of stockholders that the Stockholder knows would impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by the Stockholder of its obligations under this Agreement.

2.2.  No Inconsistent Agreements.  The Stockholder hereby covenants and agrees that, except for this Agreement, and except as may be permitted by Section 4.3(b) hereof, it (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares with respect to any of the matters described in Section 2.1 (the “Section 2.1 Matters”) or, except with Parent or Merger Sub, any contract, option or other agreement or binding understanding with respect to any Transfer of any or all of the Covered Shares, (b) has not granted, and shall not grant at any time while this Agreement remains in effect (except pursuant to Section 2.3), a proxy, consent or power of attorney with respect to the Covered Shares with respect to any of the Section 2.1 Matters and (c) has not knowingly taken and shall not knowingly take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing any of its obligations under this Agreement.

2.3.  Proxy.  Without in any way limiting the Stockholder’s right to vote the Covered Shares in its sole discretion on any matters other than the Section 2.1 Matters that may be submitted to a stockholder vote, consent or other approval, the Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact, Stan

Vashovsky and Michael Levine, pursuant to a proxy to be delivered to Parent substantially in the form attached hereto as Annex A, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such officer of Parent, and any other Person designated in writing by Parent (collectively, the “Grantees”), each of them individually, with full power of substitution, to vote or execute written consents with respect to the Covered Shares and, in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any annual or special meeting of the stockholders of the Company at which any of the Section 2.1 Matters is or was to be considered. This proxy is coupled with an interest and shall be irrevocable until the termination of this Agreement in accordance with its terms, in which event this proxy shall automatically be revoked without any further action by any party. The Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by it with respect to the Covered Shares with respect to any of the Section 2.1 Matters. So long as the proxy granted under this Section 2.3 is a valid uncontested proxy that is effective to deliver the votes of the Covered Shares, the Stockholder shall be deemed to be fulfilling its obligations under Section 2.1. If Parent believes that such proxy is not a valid proxy or if Parent otherwise does not wish to utilize the proxy, Parent will immediately so notify the Stockholder in writing so that the Stockholder will be able to perform its obligations under Section 2.1.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1.  Representations and Warranties of the Stockholder.  The Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. The Stockholder has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Ownership. As of the date hereof, the Stockholder’s Existing Shares are, and all of the Covered Shares will be, Beneficially Owned including owned of record by the Stockholder. The Stockholder has good and marketable title to the Stockholder’s Existing Shares, free and clear of any Encumbrances. As of the date hereof, the Stockholder’s Existing Shares constitute all of the shares of Common Stock Beneficially Owned or owned of record by the Stockholder. Except for the rights granted to Parent hereby, the Stockholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein) with respect to the Section 2.1 Matters, sole power of disposition, sole power to issue instructions with respect to the Section 2.1 Matters, and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Stockholder’s Existing Shares and Covered Shares.

(c) No Violation. The execution, delivery and performance of this Agreement by the Stockholder does not and will not (whether with or without notice or lapse of time, or both) (i) violate, conflict with or result in the breach of any of the terms or conditions of, result in any (or the right to make any) modification of or the cancellation or loss of a benefit under, require any notice, consent or action under, or otherwise give any Person the right to terminate, accelerate obligations under or receive payment or additional rights under, or constitute a default under, any Contract to which the Stockholder is a party or by which it is bound or (ii) violate any Law applicable to the Stockholder or by which any of the Stockholder’s assets or properties is bound, except for any of the foregoing as would not, either individually or in the aggregate, impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE IV

OTHER COVENANTS

4.1.  Prohibition on Transfers, Other Actions.  Except as permitted by Section 4.3(b), the Stockholder hereby agrees not to (i) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest specifically therein, except to participate in the Merger; (ii) enter into any agreement, arrangement or understanding with any Person (other than Parent or Merger Sub), or knowingly (based upon advice of counsel) take any other action, that violates or conflicts with the Stockholder’s representations, warranties, covenants and obligations under this Agreement; or (iii) take any action that could restrict or otherwise affect the Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void.

4.2.  Stock Dividends, etc.  In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.3.  No Solicitation.

(a) The Stockholder hereby agrees that during the term of this Agreement, except as permitted by Section 4.3(b), it shall not, and shall use its reasonable best efforts to ensure that any of its Affiliates or Representatives do not, directly or indirectly, (i) initiate, solicit, publicly propose or encourage the submission of a Takeover Proposal, (ii) participate or engage in negotiations with respect to any Takeover Proposal or (iii) furnish any non-public information regarding the Company or the Merger to any other Person; provided, however, that nothing in this Section 4.3(a) shall prevent the Stockholder, in the Stockholder’s capacity as a director or executive officer of the Company, from engaging in any activity permitted pursuant to Section 5.3 of the Merger Agreement, and no action by the Company or any of its Affiliates in compliance with Section 5.3 of the Merger Agreement shall be a violation by Stockholder of this Section 4.3.

(b) Notwithstanding anything in this Agreement to the contrary, in the event the Company Board (or the Strategic Alternatives Committee) exercises its rights under Section 5.3 of the Merger Agreement to (i) furnish information with respect to the Company and its Subsidiaries to any Person, and (ii) participate, engage or assist in any manner in discussions or negotiations with any Person, in each case, in compliance with Section 5.3 of the Merger Agreement, then (x) the Stockholder may likewise furnish any such information to such Person and participate, engage or assist in any manner in such discussions or negotiations with such Person, provided, that any action taken by the Stockholder shall be taken only in coordination with the Company Board (or the Strategic Alternatives Committee), and (y) in connection with the Company’s termination of the Merger Agreement pursuant to Section 5.3(d) of the Merger Agreement in order to enter into a transaction which constitutes a Superior Proposal, Stockholder shall be entitled to enter into a voting or other support agreement with the Person making the Superior Proposal, provided, that the effectiveness of such agreement shall be conditioned upon the termination of the Merger Agreement in compliance with the Article VII thereof.

4.4.  Waiver of Appraisal Rights.  The Stockholder agrees not to exercise any rights of appraisal or any dissenters’ rights that the Stockholder may have (whether under applicable Law or otherwise) or could potentially have or acquire in connection with the Merger.

4.5.  Further Assurances.  From time to time, at Parent’s request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement.

ARTICLE V

MISCELLANEOUS

5.1.  Termination.  This Agreement shall remain in effect until the earliest to occur of (i) the Closing Date, (ii) the termination of the Merger Agreement in accordance with its terms; provided, however, that the provisions of the Article V shall survive any termination of this Agreement; (iii) six months after the date hereof; or (iv) at the Stockholder’s option, upon written notice by the Stockholder to the Parent from and after any material amendment, waiver or modification to the terms of the Merger Agreement or any amendment, waiver or modification to the terms of the Merger Agreement that changes the form of or decreases the amount of payment from what is set forth in the Merger Agreement of, the Merger Consideration. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for willful breach of this Agreement.

5.2.  No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares, except as otherwise provided herein. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and neither Parent nor Merger Sub shall have any authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.3.  Notices.

(a) All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, by facsimile (upon telephonic confirmation of receipt), on the first business day following the date of dispatch if delivered by a recognized next day courier service or on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, post prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing in accordance with this Section 5.3 by the party to receive such notice.

(i) If to Parent or Merger Sub, to:

Health Systems Solutions Group, LLC
489 Fifth Avenue, 3rd Floor
New York, N.Y. 10017
Facsimile No.: (212) 214-0348
Attn: Chief Financial Officer

and

Health Systems Solutions Group, LLC
489 Fifth Avenue, 3rd Floor
New York, N.Y. 10017
Facsimile No.: (212) 214-0348
Attn: General Counsel

Except after November 1, 2008, to those persons at:

Health Systems Solutions Group, LLC
42 W. 39th Street, 6th Floor
New York, N.Y. 10018
Facsimile No.: (212) 214-0348

With a copy to (which will not constitute notice to Parent or Merger Sub):

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022-1106
Facsimile No.: (212) 451-2222
Attn: Steve Wolosky

(ii) if to the Stockholder, to the address set forth on Schedule I hereto.

5.4.  Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

5.5.  Counterparts.  This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

5.6.  Entire Agreement.  This Agreement, together with the agreements and other documents and instruments referred to herein or annexed hereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

5.7.  Governing Law; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any Action arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 5.7.

5.8.  Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to Parent and the Stockholder.

5.9.  Remedies.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

5.10.  Severability.  Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party or its stockholders or partners, as applicable. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

5.11.  Successors and Assigns; Third Party Beneficiaries.  Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

5.12.  Stockholder Capacity.  The restrictions and covenants of the Stockholder hereunder shall not be binding, and shall have no effect, in any way with respect to any director or officer of the Company or any of its Subsidiaries in such Person’s capacity as such a director or officer, nor shall any action taken by any such director or officer in his or her capacity as such be deemed a breach by the Stockholder of this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

PARENT:

HEALTH SYST EMS SOLUTIONS, INC.

By:
Name:     Stan Vashovsky

Title:	Chief Executive Officer

MERGER SUB:

HSS ACQUISITION CORP.

By:
Name:     Michael Levine

Title:	Chief Executive Officer

[STOCKHOLDER]

By:
Name:

Title:

SCHEDULE I

Name and Address of Stockholder	Number of Shares

if to the Stockholder, to:
With a copy to (which will not constitute notice to the Stockholder):

ANNEX A

IRREVOCABLE PROXY

Dated as of           , 2008

The undersigned Stockholder (the “Stockholder”) of Emageon, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints each of Stan Vashovsky and Michael Levine, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the Stockholder, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Covered Shares”), in accordance with the terms of this Proxy. The Covered Shares beneficially owned by the Stockholder as of the date of this Proxy are listed on Schedule I to this Proxy. Upon the Stockholder’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Covered Shares are hereby revoked and terminated, and the Stockholder agrees not to grant any subsequent proxies with respect to the Covered Shares, with respect to any of the matters referred to in any of clauses (a) through (c) below until after the Expiration Time (as defined below).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith (the “Voting Agreement”) by and among Health Systems Solutions, Inc., a Nevada corporation (“Parent”), HSS Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the undersigned Stockholder, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger of even date herewith (as it may hereafter be amended from time to time in accordance with the provisions thereof, the “Merger Agreement”) by and among Parent, Merger Sub and the Company. The Merger Agreement provides that Merger Sub will merge with and into the Company (the “Merger”) and the Stockholder will be entitled to receive the merger consideration specified therein. The term “Expiration Time”, as used in this Proxy, shall mean the earliest to occur of the events specified in Section 5.1 of the Voting Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the Stockholder, at any time prior to the Expiration Time, to act as the Stockholder’s attorney and proxy to vote all of the Covered Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to all of the Covered Shares (including, without limitation, the power to execute and deliver written consents) at every annual or special meeting of stockholders of the Company (and at every adjournment or postponement thereof), and in every written consent in lieu of such meeting:

(a) in favor of the adoption of the Merger Agreement and any related proposal in furtherance thereof, as reasonably requested by Parent, submitted for the vote, written consent or approval of the Company’s stockholders;

(b) against any action, proposal or agreement submitted for the vote, written consent or approval of the Company’s stockholders that is in opposition to, or to the Stockholder’s knowledge (based upon the advice of counsel) is competitive or materially inconsistent with, the Merger or to the Stockholder’s knowledge (based upon the advice of counsel) would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Stockholder contained in the Voting Agreement; and

(c) against any Takeover Proposal and against any other action, agreement or transaction submitted for the vote, written consent or approval of stockholders that the Stockholder knows would impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement or the Voting Agreement or the performance by the Company of its obligations under the Merger Agreement or by the Stockholder of its obligations under the Voting Agreement.

Any term or provision of this Proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Stockholder agrees to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

The restrictions and covenants of the Stockholder hereunder shall not be binding, and shall have no effect, in any way with respect to any director or officer of the Company or any of its Subsidiaries in such Person’s capacity as such a director or officer, nor shall any action taken by any such director or officer in his or her capacity as such be deemed a breach by the Stockholder of this Proxy.

Any obligation of the Stockholder hereunder shall be binding upon the successors and assigns of the Stockholder.

This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Time.

[signature page follows]

COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, the Stockholder has caused this Irrevocable Proxy to be duly executed as of the day and year first above written.

[STOCKHOLDER]

By:
Name:

Title:

with a copy to:

Health Systems Solutions Group, LLC
489 Fifth Avenue, 3rd Floor
New York, N.Y. 10017
Facsimile No.: (212) 214-0348
Attn: Chief Financial Officer

and

Health Systems Solutions Group, LLC
489 Fifth Avenue, 3rd Floor
New York, N.Y. 10017
Facsimile No.: (212) 214-0348
Attn: General Counsel

Except after November 1, 2008, to those persons at:

Health Systems Solutions Group, LLC
42 W. 39th Street, 6th Floor
New York, N.Y. 10018
Facsimile No.: (212) 214-0348

With a copy to (which will not constitute notice to Parent or Merger Sub):

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022-1106
Facsimile No.: (212) 451-2222
Attn: Steve Wolosky

SCHEDULE I

Name and Address of Stockholder	Number of Shares

if to the Stockholder, to:
With a copy to (which will not constitute notice to the Stockholder):

ANNEX D

DEPOSIT ESCROW AGREEMENT
Between
HEALTH SYSTEMS SOLUTIONS, INC.
EMAGEON INC.
And
THE BANK OF NEW YORK MELLON
Dated as of October 21, 2008
ACCOUNT NUMBER(S)
SHORT TITLE OF ACCOUNT:
Escrow for HSS/Emageon

DEPOSIT ESCROW AGREEMENT (this “Escrow Agreement”) made this 21st day of October, 2008 by and between THE BANK OF NEW YORK MELLON, a New York Banking Corporation, as escrow agent (“Escrow Agent”), Health Systems Solutions, Inc., a Nevada corporation (“HSS”), and Emageon Inc., a Delaware corporation (“Emageon”, and together with HSS the “Depositors”, and each individually a “Depositor”).

Depositors and Escrow Agent hereby agree that, in consideration of the mutual promises and covenants contained herein, Escrow Agent shall hold in escrow and shall distribute the Escrow Property (as defined herein) in accordance with and subject to the following Instructions and Terms and Conditions:

I. INSTRUCTIONS:

1.	Escrow Property

The property and/or funds deposited or to be deposited with Escrow Agent by HSS shall be as follows:

$5,000,000 USD

The foregoing property and/or funds, plus all interest, dividends and other distributions and payments thereon (collectively the “Distributions”) received by Escrow Agent, less any property and/or funds distributed or paid in accordance with this Escrow Agreement, are collectively referred to herein as “Escrow Property.”

The Escrow Property shall be safeguarded and held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor or party hereto.

2.	Investment of Escrow Property Depositors are to select one of the following options:

	(a)	Escrow Agent shall have no obligation to pay interest on or to invest or reinvest any Escrow Property deposited or received hereunder.
X	(b)	Upon the receipt of joint instructions delivered by both Depositors, the Escrow Agent shall invest or reinvest Escrow Property without distinction between principal and income, in the following:
One or more short-term market instruments including but not limited to marketable obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities, bank instruments, corporate debt securities issued by U.S. or foreign companies, commercial paper, demand instruments, adjustable rate obligations, asset-backed securities, restricted securities, fully collateralized repurchase agreements or money market funds subject to the requirements of the Investment Company Act of 1940, as amended, invested in any one or more of the aforementioned types of instruments.

Depositors agree that, for tax reporting purposes, all interest and other income earned from the investment of Escrow Property shall be taxable to HSS.

Escrow Agent shall have no liability for any loss arising from or related to any such investment other than in accordance with paragraph 4 of the Terms and Conditions.

3.	Distribution of Escrow Property

Escrow Agent is directed to hold and distribute the Escrow Property in the following manner:

Escrow Agent shall disburse the Escrow Property only in accordance with (i) a written instrument delivered to the Escrow Agent that is executed by both Depositors and that instructs the Escrow Agent as to the disbursement of the Escrow Property, or (ii) an order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either of the Depositors, that instructs the Escrow Agent as to the disbursement of the Escrow Property.

For the avoidance of doubt, HSS and Emageon hereby agree that Emageon shall be entitled to the Escrow Property, including any interest or investment proceeds thereof, only in the event that either (i) that certain agreement and plan of merger by and among HSS, HSS Acquisition Corp. and Emageon, dated as of

October 13, 2008, a copy of which is attached hereto as Exhibit A (the “Merger Agreement”) is terminated by Emageon pursuant to Section 7.4(c) of the Merger Agreement, or (ii) the Merger Agreement is terminated by Emageon pursuant to Section 7.4(a) of the Merger Agreement and HSS is finally determined by a final non-appealable order of a court of competent jurisdiction to have intentionally breached any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement.

4.	Addresses

Notices, instructions and other communications shall be sent to Escrow Agent, Corporate Trust Administration, 101 Barclay Street-Floor 8W, New York, New York 10286, Attn.: Gina Jones, Escrow Group, Facsimile No. (212) 815-5875 and to Depositors as follows:

If to HSS, to:	If to Emageon, to:

Health Systems Solutions Group, LLC	Emageon Inc.
489 Fifth Avenue, 3rd Floor	1200 Corporate Drive
New York, N.Y. 10017	Suite 200
Facsimile No.: (212) 214-0348	Birmingham, Alabama 35242
Attn: Chief Financial Officer	Facsimile No.: (205) 980-9815 Attn: Chief Financial Officer
and
With a copy to (which will not constitute notice to Emageon):

Health Systems Solutions Group, LLC 489 Fifth Avenue, 3rd Floor New York, N.Y. 10017 Facsimile No.: (212) 214-0348 Attn: General Counsel	Bass, Berry & Sims PLC 315 Deaderick Street, Suite 2700 Nashville, TN 37238 Facsimile No.: (615) 742-2709 Attn: Howard H. Lamar III Andrew L. McQueen
Except after November 1, 2008, to those persons at:

Health Systems Solutions Group, LLC 42 W. 39th Street, 6th Floor New York, N.Y. 10018 With a copy to (which will not constitute notice to HSS):	and Sirote & Permutt, PC 2311 Highland Avenue South Birmingham, AL 35205 Facsimile No.: (205) 212-3887 Attn: W. Todd Carlisle

Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, NY 10022-1106 Facsimile No.: (212) 451-2222 Attn: Steve Wolosky

5.	Distribution of Escrow Property Upon Termination

Upon termination of this Escrow Agreement, the Escrow Property then held (if any) hereunder shall be distributed in accordance with a joint written instruction provided by the Depositors.

For the avoidance of doubt, this Escrow Agreement shall continue in full force and effect until terminated by a written instrument executed by both Depositors (or as provided in Part II, paragraph 10 of this Escrow Agreement), subject to any surviving indemnification rights of the Escrow Agent. Additionally, upon disbursement of the full balance of the Escrow Property by the Escrow Agent in accordance these provisions, this Escrow Agreement shall terminate, subject to any surviving indemnification rights of the Escrow Agent.

6.	Compensation

(a) Depositors shall pay Escrow Agent an annual fee of $5,000.00, payable upon execution of this Escrow Agreement and thereafter on each anniversary date of this Escrow Agreement. The annual fee shall not be pro-rated for any portion of a year.

(b) Depositors shall pay upon written demand all activity charges as per Escrow Agent’s current fee schedule.

(c) Depositors shall be responsible for and shall reimburse Escrow Agent upon written demand for all reasonable expenses, disbursements and advances reasonably incurred or made by Escrow Agent in connection with this Escrow Agreement.

(d) Each Depositor shall pay one-half of Escrow Agent’s fees and any other amounts owing to Escrow Agent hereunder.

II. TERMS AND CONDITIONS:

1. The duties, responsibilities and obligations of Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. Escrow Agent shall not be subject to, nor required to comply with, any other agreement between or among any or all of the Depositors or to which any Depositor is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from any Depositor or any entity acting on its behalf. Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

2. This Escrow Agreement is for the exclusive benefit of the parties hereto and their respective successors hereunder, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

3. If at any time Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects Escrow Property (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of Escrow Property), Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect. Notwithstanding the foregoing, Escrow Agent and the Depositors agree that the Escrow Property shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor or party hereto.

4. (a) Escrow Agent shall not be liable for any action taken or omitted in good faith or for any loss or injury resulting from its good faith actions or its performance or lack of performance of its duties hereunder in good faith in the absence of gross negligence or willful misconduct on its part. In no event shall Escrow Agent be liable (i) for acting in accordance with or relying upon any joint written instruction, notice, demand, certificate or document from the Depositors or any entity acting on behalf of both Depositors, (ii) for any consequential, punitive or special damages, (iii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians selected in good faith and with due care in the absence of gross negligence or willful misconduct on the part of such persons, or (iv) for an amount in excess of the value of the Escrow Property, valued as of the date of deposit.

(b) If any fees, expenses or costs properly incurred by Escrow Agent in accordance with the terms of this Escrow Agreement are not promptly paid when due (and after reasonable opportunity to cure upon notice of non-payment), Escrow Agent may reimburse itself therefor from the Escrow Property and may sell, convey or otherwise dispose of any Escrow Property for such purpose; provided that the party failing to pay such amounts shall promptly redeposit with the Escrow Agent such amounts which shall constitute Escrow Property hereunder.

(c) Escrow Agent may consult with legal counsel at the expense of the Depositors as to any matter relating to this Escrow Agreement, and Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(d) Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

5. Unless otherwise specifically set forth herein, Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited hereunder. All such collections shall be subject to Escrow Agent’s usual collection practices or terms regarding items received by Escrow Agent for deposit or collection. Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege which may be afforded to the holder of any such security.

6. Escrow Agent shall provide to Depositors monthly statements identifying transactions, transfers or holdings of Escrow Property.

7. Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

8. Notices, instructions or other communications shall be in writing and shall be given to the address set forth in the “Addresses” provision herein (or to such other address as may be substituted therefor by written notification to Escrow Agent and the Depositors). Notices to Escrow Agent shall be deemed to be given when actually received by Escrow Agent’s Insurance Trust and Escrow Unit of the Corporate Trust Division. Escrow Agent is authorized to comply with and rely upon any joint written notices, instructions or other communications believed by it to have been sent or given by Depositors or by a person or persons authorized by both Depositors. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which Escrow Agent is open for business.

9. (a) Depositors, jointly and severally, shall be liable for and shall reimburse and indemnify Escrow Agent and hold Escrow Agent harmless from and against any and all claims, losses, liabilities, costs, damages or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising from or in connection with or related to this Escrow Agreement or being Escrow Agent hereunder (including but not limited to Losses incurred by Escrow Agent in connection with its successful defense, in whole or in part, of any claim of gross negligence or willful misconduct on its part), provided, however, that nothing contained herein shall require Escrow Agent to be indemnified for Losses caused by its gross negligence or willful misconduct.

(b) Depositors agree to indemnify and hold harmless the Escrow Agent against any and all Losses incurred or sustained by the Escrow Agent as a result of or in connection with the Escrow Agent’s reliance upon and compliance with instructions or directions given by “Electronic Methods” (defined below) that are in conformance with the requirements under this Escrow Agreement, provided, however, that such Losses have not arisen from the negligence or willful misconduct of the Escrow Agent, it being understood that the failure of the Escrow Agent to verify or confirm that the person giving the instructions or directions, is, in fact, an authorized person does not constitute negligence or willful misconduct.

“Electronic Methods” include facsimile, electronic mail/Portable Document Format (PDF).

10. (a) Depositors may remove Escrow Agent at any time by giving to Escrow Agent thirty (30) calendar days’ prior notice in writing signed by all Depositors. Escrow Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to the Depositors.

(b) Within ten (10) calendar days after giving the foregoing notice of removal to Escrow Agent or receiving the foregoing notice of resignation from Escrow Agent, all Depositors shall jointly agree on and appoint a successor Escrow Agent. If a successor Escrow Agent has not accepted such appointment by the end of such ten (10) day period, Escrow Agent may, in its sole discretion, deliver the Escrow Property to any of the Depositors at the address provided herein or may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Escrow Agent in connection with such proceeding shall be paid by, and be deemed a joint and several obligation of, the Depositors.

(c) Upon receipt of the identity of the successor Escrow Agent, Escrow Agent shall either deliver the Escrow Property then held hereunder to the successor Escrow Agent, less any Escrow Agent’s fees, costs and expenses that are unpaid and past-due in accordance with the terms hereof; provided that the party failing to pay such amounts shall promptly redeposit with the successor Escrow Agent such amounts which shall constitute Escrow Property.

(d) Upon delivery of the Escrow Property to successor Escrow Agent, Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

11. (a) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by Escrow Agent hereunder, Escrow Agent may, in its sole discretion, refrain from taking any action other than retain possession of the Escrow Property, unless Escrow Agent receives written instructions, signed by all Depositors, which eliminates such ambiguity or uncertainty.

(b) In the event of any dispute between or conflicting claims by or among the Depositors and/or any other person or entity with respect to any Escrow Property, Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Property so long as such dispute or conflict shall continue, and Escrow Agent shall not be or become liable in any way to the Depositors for failure or refusal to comply with such conflicting claims, demands or instructions. Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to Escrow Agent or (ii) Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses which it may incur by reason of so acting. Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, the Depositors.

12. This Escrow Agreement shall be interpreted, construed, enforced and administered in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York. Each of the Depositors hereby submits to the personal jurisdiction of and each agrees that all proceedings relating hereto shall be brought in courts located within the City and State of New York or elsewhere as Escrow Agent may select. Each of the Depositors hereby waives the right to trial by jury and to assert counterclaims in any such proceedings. To the extent that in any jurisdiction any Depositor may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal process, each hereby irrevocably agrees not to claim, and hereby waives, such immunity. Each Depositor waives personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder, and such service shall be deemed completed ten (10) calendar days after the same is so mailed.

13. This Escrow Agreement may be modified only by a written amendment signed by all the parties hereto, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged.

14. The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

15. Each Depositor hereby represents and warrants (a) that this Escrow Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (b) that the execution, delivery and performance of this Escrow Agreement by Depositor do not and will not violate any applicable law or regulation.

16. The invalidity, illegality or unenforceability of any provision of this Escrow Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be enforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

17. This Escrow Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto.

18. This Escrow Agreement shall terminate upon the distribution of all Escrow Property from the Account. The provisions of these Terms and Conditions shall survive termination of this Escrow Agreement and/or the resignation or removal of the Escrow Agent.

19. No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “The Bank of New York” by name or the rights, powers, or duties of the Escrow Agent under this Escrow Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of Escrow Agent.

20. The headings contained in this Escrow Agreement are for convenience of reference only and shall have no effect on the interpretation or operation hereof.

21. This Escrow Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

22. The Escrow Agent does not have any interest in the Escrowed Property deposited hereunder but is serving as escrow holder only and having only possession thereof. Except as otherwise specifically agreed to herein, HSS and Emageon jointly shall pay or reimburse the Escrow Agent upon request for any transfer taxes and HSS shall pay any other taxes relating to the Escrowed Property incurred in connection herewith and HSS and Emageon, or HSS, as applicable, shall indemnify and hold harmless the Escrow Agent any amounts that it is obligated to pay in the way of such taxes. Any payments of income from this Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide the Escrow Agent with appropriate W-9 forms for tax I.D., number certifications, or W-8 forms for non-resident alien certifications. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on investment of funds which are a part of the Escrowed Property and is not responsible for any other reporting. This paragraph and paragraph 9 shall survive notwithstanding any termination of this Escrow Agreement or the resignation of the Escrow Agent.

IN WITNESS WHEREOF, each of the parties has caused this Escrow Agreement to be executed by a duly authorized officer as of the day and year first written above.

HEALTH SYSTEMS SOLUTIONS, INC.		EMAGEON INC.

By:	/s/ Robert S. Herbst	/s/ Charles A. Jett, Jr.
	Name: Robert S. Herbst	Name: Charles A. Jett, Jr.
	Title: Corporate Secretary	Title: Chief Executive Officer

THE BANK OF NEW YORK MELLON,
as Escrow Agent

By:	/s/ Regina Jones
Name: Regina Jones

Title: Assistant Treasurer

ANNEX E

SECTION 262
OF THE
DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.)

PROXY
EMAGEON INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE DECEMBER 17, 2008
SPECIAL MEETING OF STOCKHOLDERS
The undersigned stockholder of Emageon Inc. (“Emageon”) hereby appoints Charles A. Jett, Jr. and W. Todd Carlisle and each of them individually, with full power of substitution, as proxies of the undersigned, and hereby authorizes them to represent and to vote and act for the undersigned, at the Special Meeting of Stockholders of Emageon to be held on December 17, 2008 at 9:00 a.m. Central Daylight Time at the offices of Emageon, 1200 Corporate Drive, Suite 200, Birmingham, Alabama, and at any adjournment or postponement thereof, according to the number of votes which the undersigned is now, or may then be, entitled to cast. This proxy revokes all prior proxies given by the undersigned with respect to the matters covered hereby. The undersigned acknowledges receipt of the Proxy Statement dated November 14, 2008 and the related Notice of Special Meeting of Stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS SET FORTH IN THE PROXY AND ACCOMPANYING PROXY STATEMENT.
(Continued and to be signed on the reverse side.)

SPECIAL MEETING OF STOCKHOLDERS OF
EMAGEON INC.
December 17, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
¯Please detach along perforated line and mail in the envelope provided.¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING PROPOSALS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	1.	Proposal to adopt the Agreement and Plan of Merger, dated as of October 13, 2008, by and among Emageon Inc., Health Systems Solutions, Inc. and HSS Acquisition Corp.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	2.	Proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes in favor of Proposal 1.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	3.	In the discretion of the Proxies on any other matter that may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal One and, FOR Proposal Two and at the discretion of the proxy holders as to any other business that may properly come before the Special Meeting or any adjournment(s) or postponement(s) thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.